UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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General Electric Company

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Notice of 2014 Annual Meeting & **Proxy Statement**

April 23, 2014 | Chicago, Illinois

Dear Shareowners:

With this year’s proxy statement, we continue our efforts to make our executive compensation programs transparent and explain how our pay practices relate to company performance. Each year, I develop broad company objectives that are important for winning in the marketplace and that drive shareowner value. I review these objectives with the Management Development & Compensation Committee (MDCC) so it can set specific performance targets for GE leaders. I have discussions with Ralph Larsen, chair of the MDCC, and the full committee throughout the year to provide updates on company performance so that the MDCC can evaluate the effectiveness of GE’s executive compensation programs.

At the December 2012 annual outlook meeting, I laid out our long-term operating priorities, including increasing Industrial earnings as a percentage of total company earnings, outperforming peers on earnings and cash growth, achieving top-quartile performance in organic growth, margins and returns, and having a valuable capital allocation strategy. The 4 metrics in our 3-year long-term performance awards for 2013–2015 reflect these priorities: cumulative operating EPS, cumulative total cash generation, 2015 Industrial earnings as a percentage of total company earnings, and 2015 ROTC. Similarly, the performance metrics for the 4-year performance share units the MDCC granted to me in 2013 include as one of 3 measures a new operating margin goal, another key metric discussed at the annual outlook meeting.

I believe that these changes to our compensation programs will significantly enhance long-term shareowner value, and I am committed to working with the MDCC to continue to align our pay practices with shareowner value drivers.

Sincerely,

Jeffrey R. Immelt, Chairman & CEO

Dear Shareowners:

As GE adapts to face new competitors and changing global economic conditions, we continuously assess and enhance Board governance to reflect these priorities. We have launched a number of critical initiatives over the last few years, including Global Growth & Operations, the Industrial Internet, Simplification and FastWorks, and are tackling the challenges of a new financial services regulatory environment. To provide oversight of these important initiatives, we have brought new perspectives to the Board by recruiting directors with strong global, risk management, technology and financial services backgrounds. We work closely with Jeff and the senior leadership team to understand how our compensation programs are driving the success of these initiatives.

We have also simplified and focused our governance structure. We combined two Board committees to form the Governance & Public Affairs Committee. We created a new committee, the Science & Technology Committee, chaired by Susan Hockfield, former president of MIT, to provide leadership in light of the company’s focus on technology. The Board also has substantially enhanced its risk oversight of GE Capital to position the business successfully in a new regulatory environment. In 2013, members of the Risk Committee, which is responsible for oversight of GE Capital, met approximately 30 times, including formal committee meetings, business visits and other in-depth risk reviews.

At GE, we believe in governance with a purpose — governance that enhances the way we run the business, provides strong alignment with shareowners, and keeps our company safe and secure.

After 12 years of service as a director, I will now be retiring from the Board. It has been a privilege to serve this great company and you, its shareowners.

Sincerely,

Ralph S. Larsen, Lead Director

Notice of 2014
Annual Meeting
of Shareowners

March 10, 2014

Dear Shareowners:

You are invited to attend General Electric Company’s 2014 Annual Meeting of Shareowners. Following a report on GE’s business operations, shareowners will vote:

  to elect the directors named in the proxy statement for the coming year;
  to approve our named executives’ compensation in an advisory vote;
  to ratify the selection of our independent auditor for 2014; and
  on the shareowner proposals set forth on pages 44 through 49, if properly presented at the meeting.

Shareowners also will transact any other business that may properly come before the meeting.

If you plan to attend the meeting, please follow the advance registration instructions under “Attending the Meeting” on page 52 to obtain an admission card. To enter the meeting, you must present this card along with photo identification.

If you are unable to attend the meeting, please view the live webcast from our Investor Relations website at www.ge.com/investor-relations.

Cordially,

Brackett B. Denniston III
Secretary

Meeting Information Date. April 23, 2014 Time. 10:00 a.m., Central Time Location. Sheraton Chicago Hotel & Towers, 301 E. North Water St., Chicago, IL 60611

How to Vote

Your vote is important. You are eligible to vote if you were a shareowner of record at the close of business on February 24, 2014. To make sure that your shares are represented at the meeting, please cast your vote as soon as possible by one of the following methods:

FOR REGISTERED HOLDERS
& RSP PARTICIPANTS:
(hold shares directly with GE
or through GE Retirement
Savings Plan)

Using the Internet at
www.investorvote.com/GE

Scanning this QR code to
vote with your mobile device

Calling toll-free from
the U.S., U.S. territories
and Canada to
1-800-652-VOTE (8683)

Mailing your signed
proxy form

FOR BENEFICIAL OWNERS:
(hold shares through broker,
bank or nominee)

Using the Internet at
www.proxyvote.com

Scanning this QR code to
vote with your mobile device

Calling toll-free from
the U.S., U.S. territories
and Canada to
1-800-454-VOTE (8683)

Mailing your signed
voting instruction form

Online Access to Proxy Materials Important notice regarding the availability of GE’s proxy materials for the 2014 annual meeting:
The proxy statement is available at www.ge.com/proxy	The annual report is available at www.ge.com/annualreport
Please visit the websites or scan the QR codes above with your mobile device to view our interactive proxy and annual report websites and download these materials. If you received a Notice of Internet Availability of Proxy Materials, please see “E-Proxy Process” on page 51 for more information.

GE 2014 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Agenda

	PAGE NUMBER	VOTING STANDARD	BOARD VOTE RECOMMENDATION
Election of 17 directors	1	Majority of votes cast	For each director nominee
Management proposals
Advisory approval of our named executives’ compensation	19	Majority of votes cast	For
Ratification of KPMG as independent auditor for 2014	42	Majority of votes cast	For
Shareowner proposals	44	Majority of votes cast	Against each proposal

Board & Governance Highlights

BOARD TENURE IN YEARS	BOARD SIZE	INDEPENDENCE

BOARD DIVERSITY

5 women	4 born outside	7 under age 60	13 current &	3 former	3 leading
	the U.S.		former CEOs	regulators	academics

GOVERNANCE ENHANCEMENTS SINCE 2013 ANNUAL MEETING

Formalized additional responsibilities	Realigned Board structure with	Adopted anti-pledging policy
for and enhanced process for selecting the	GE’s strategic focus by forming Science	explicitly prohibiting directors and executive
independent lead director	& Technology Committee	officers from pledging GE-stock
…SEE PAGE 9	…SEE PAGE 10	…SEE PAGE 30

Strengthened GE Risk Committee’s	Transferred corporate political	Eliminated currently paid-out
oversight of GE Capital	spending oversight to independent	dividend equivalents on unvested RSUs
…SEE PAGE 13	Board committee	for new grants to executive officers
	…SEE PAGE 15	…SEE PAGE 30
Enhanced annual Board and
committee evaluation process	Increased CEO stock ownership
…SEE PAGE 12	requirement from 6x to 10x salary
…SEE PAGE 30

i

SUMMARY

BOARD NOMINEES AND COMMITTEE MEMBERS

All directors attended over 75% of the meetings of the Board and committees on which they served in 2013.

QUALIFICATIONS
- Leadership
- Technology
- Global
- Finance
- Risk Management
- Industry
- Marketing
- Government
- Independent Director

James S. Tisch

Age: 61 Director Since: 2010
President & CEO, Loews
Other Boards: Loews and its consolidated subsidiaries (CNA Financial, Diamond Offshore Drilling)*

Risk Committee
CHAIR: Mr. Beattie
12 MEETINGS IN 2013

W. Geoffrey Beattie

Age: 53 Director Since: 2009
CEO, Generation Capital, & former CEO, The Woodbridge Company
Other Boards: Maple Leaf Foods, Royal Bank of Canada

Audit Committee
CHAIR: Mr. Warner
12 MEETINGS IN 2013

Robert J. Swieringa

Age: 71 Director Since: 2002
Professor of Accounting & former Dean, Johnson Graduate School of Management, Cornell University

Mary L. Schapiro

Age: 58 Director Since: 2013
Vice Chair of Advisory Board, Promontory Financial Group & former Chair, SEC

James J. Mulva

Age: 67 Director Since: 2008
Former Chair & CEO, ConocoPhilips
Other Boards: General Motors, Statoil

Marijn E. Dekkers

Age: 56 Director Since: 2012
Chair of the Board of Management, Bayer AG
Other Boards: Bayer

Robert W. Lane

Age: 64 Director Since: 2005
Former Chair & CEO, Deere
Other Boards: BMW, Northern Trust, Verizon Communications

Francisco D'Souza

Age: 45 Director Since: 2013
CEO, Cognizant Technology Solutions Corporation
Other Boards: Cognizant

Science & Technology Committee
CHAIR: Dr. Hockfield
2 MEETINGS IN 2013

James I. Cash, Jr.

Age: 66 Director Since: 1997
Emeritus James E. Robison Professor of Business Administration, Harvard Business School
Other Boards: Chubb, Wal-Mart

Management Development & Compensation Committee
CHAIR: Mr. Larsen**
8 MEETINGS IN 2013

Susan J. Hockfield

Age: 62 Director Since: 2006
President Emerita & Professor of Neuroscience, Massachusetts Institute of Technology
Other Boards: Qualcomm

Andrea Jung

Age: 55 Director Since: 1998
Former Chair & CEO, Avon
Other Boards: Apple, Daimler

Douglas A. Warner III

Age: 67 Director Since: 1992
Former Chair & CEO, JPMorgan Chase

John J. Brennan

Age: 59 Director Since: 2012
Chair Emeritus & Senior Advisor, The Vanguard Group
Other Boards: LPL Financial Holdings

Governance & Public Affairs Committee
CHAIR: Ms. Lazarus
4 MEETINGS IN 2013

Ann M. Fudge

Age: 62 Director Since: 1999
Former Chair & CEO, Young & Rubicam Group
Other Boards: Infosys, Novartis, Unilever

Rochelle B. Lazarus

Age: 66 Director Since: 2000
Chair Emeritus & former CEO, Ogilvy & Mather
Other Boards: Blackstone, Merck

James E. Rohr

Age: 65 Director Since: 2013
Executive Chair & former CEO, PNC Financial Services Group
Other Boards: Allegheny Technologies, BlackRock, EQT, Marathon Petroleum, PNC Financial***

Jeffrey R. Immelt

Age: 58 Director Since: 2000
Chair & CEO, General Electric Company

* See "Director Service on Other Public Boards" on page 14 for why the Board determined Mr. Tisch is not overboarded.

*** Mr. Rohr will be retiring from the boards of PNC Financial and BlackRock, effective as of their 2014 annual meetings in April and May, respectively.

SUMMARY

Performance and Compensation Highlights

GE outperforms. GE performed well in 2013 under Mr. Immelt’s leadership. Total shareowner return was 38%, ahead of the S&P 500 (32%) and Dow 30 (30%). This return reflects strong Industrial operating results, with operating EPS up 9% over 2012, operating margin expansion and record-high orders backlog of $244 billion at year-end, driven by a double-digit increase in growth market orders. Anticipating the changing competitive landscape, management continued to make critical investments in advanced manufacturing, the Industrial Internet, commercial operations and Simplification, positioning GE to be a leaner, faster and more analytics-focused company. Management continued to execute on a balanced capital allocation plan, returning $18.2 billion to investors in 2013, including $7.8 billion in dividends and $10.4 billion in stock repurchases, increasing the dividend 16% for the sixth increase in four years, and continuing to invest in organic growth and infrastructure adjacencies. GE Capital also performed very well, growing segment profits 12% despite shrinking ENI to $380 billion at year-end, increasing its Tier 1 Common Ratio (Basel 1) by 100 basis points to 11.2%, and taking important steps to focus on its core businesses.

Compensation aligns with performance. The MDCC has responsibility for oversight of GE’s executive compensation framework and, within that framework and working with senior management, aligning pay with performance and creating incentives that reward responsible risk-taking, while also considering the environment in which compensation decisions are made.

In light of Mr. Immelt’s strong performance and leadership in 2013, he received a $5 million cash bonus, an increase of 11% from 2012. In addition, the MDCC granted Mr. Immelt 400,000 PSUs, an increase from his prior PSU grants, recognizing that Mr. Immelt did not receive a PSU grant in 2012 and considering the extraordinary complexity and scope of leading GE through a period of competitive and global economic change. The MDCC increased Mr. Immelt’s base salary 6% to $3.5 million, effective March 1, 2013, reflecting that his salary was last increased in April 2005.

Notwithstanding these increases, Mr. Immelt’s total SEC compensation for 2013 decreased 24% from 2012. This decrease was primarily due to the payout of his 2010–2012 LTPA, which was reported in full for 2012 reflecting three years of performance. In contrast, 2013 compensation includes an installment for the 2013–2015 LTPAs that reflects only one year of performance. In addition, 2013 compensation reflects a substantially lower increase in pension value ($0.6 million in 2013 compared to $5.2 million in 2012) primarily as a result of an increase in the statutory discount rate assumption, which was dependent entirely on external interest rates.

Mr. Immelt’s pay reflects the MDCC’s view of his outstanding leadership and, consistent with prior years, represents a balanced approach to compensation. Over the past five years, GE’s earnings have ranked between 10th and 14th in the S&P 500, while Mr. Immelt’s compensation has ranked between 43rd and 329th among S&P 500 CEOs (43rd in 2012, the most recent year for which SEC compensation data is available). As an indication of Mr. Immelt’s alignment with shareowners, he has purchased over 1.02 million shares in the open market since he became CEO in 2001, including 104,900 shares he purchased in March 2014 using his entire cash bonus awarded for 2013.

Compensation decisions for Messrs. Bornstein, Heintzelman, Rice, Sherin and Denniston reflect their strong contributions to the company’s overall performance and that of their respective businesses or functions. Total compensation for these executives was also significantly affected by lower change in pension values and differences in LTPA payouts as well as the MDCC’s decision to set option grants at lower levels given the increased price of GE stock.

Made critical investments in advanced manufacturing, Industrial Internet, commercial ops & Simplification LEANER, FASTER, MORE ANALYTICS-FOCUSED GE

SUMMARY

2013 SUMMARY COMPENSATION AND REALIZED COMPENSATION

Name & Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value & Nonqual. Deferred Comp. Earnings	All Other Comp.	SEC Total	SEC Total Without Change in Pension Value	W-2 Realized Comp.
Jeffrey R. Immelt	$3,466,667	$5,000,000	$7,777,191	$0	$2,380,000	$729,075	$423,783	$19,776,716	$19,202,302	$20,436,857
Chairman & CEO
Jeffrey S. Bornstein	$1,325,000	$2,100,000	$0	$2,486,000	$994,000	$154,341	$176,973	$7,236,314	$7,124,394	$9,079,338
SVP & CFO
Daniel C.	$1,060,416	$1,500,000	$3,567,000	$2,260,000	$0	$379,115	$4,489,966	$13,256,497	$12,907,596	$14,455,147
Heintzelman
Vice Chairman
John G. Rice	$2,300,000	$4,100,000	$0	$2,938,000	$1,834,000	$306,685	$1,435,274	$12,913,959	$12,779,539	$16,478,702
Vice Chairman
Keith S. Sherin	$2,175,000	$3,780,000	$0	$2,938,000	$1,702,400	$699,512	$233,449	$11,528,361	$10,938,754	$16,315,819
Vice Chairman
Brackett B.	$1,650,000	$2,875,000	$0	$2,486,000	$1,302,000	$384,326	$171,158	$8,868,483	$8,500,156	$11,101,379
Denniston III
SVP, General
Counsel & Secretary

Realized pay differs from reported total compensation. The SEC’s calculation of total compensation includes several items driven by accounting and actuarial assumptions. As a result, these amounts differ substantially from the compensation actually realized by our named executives in a particular year. To supplement the SEC-required disclosure, we have added the “W-2 Realized Comp.” column to the right of the table above to compare our named executives’ 2013 compensation as determined under SEC rules with the compensation they actually realized, as reported on their IRS W-2 forms. For more information on total compensation as calculated under SEC rules, see the notes accompanying the 2013 Summary Compensation Table on page 32. For more information regarding amounts reported in the “W-2 Realized Comp.” column, see “Realized Compensation” on page 31.

Key Features

WHAT WE DO

Shareowner approval
policy for severance
benefits and
death benefits

Clawback of incentive
compensation

Significant executive
share ownership
requirements and
restrictions, including
holding period for
option shares, and
anti-hedging and anti-
pledging policies

WHAT WE DON’T DO

No excise tax gross-ups

No individual severance/
employment or change-
of-control agreements

No payment of dividend
equivalents on unearned
shares for future awards

EQUITY

Stock Options

  Options generally vest 20% per year if continuously employed
  1-year holding period for net shares received upon exercising options
  2010 CEO stock options vest over 5 years and include a 4-year performance period with 2 specified, objective performance measures

Restricted stock units (RSUs)

  Generally vest 20% per year if continuously employed

Performance share units (PSUs) — CEO only

  4- or 5-year performance period with specified, objective performance measures (2 or 3)

CASH

Salary

  Generally eligible for increase at intervals of 18 months or longer

Annual bonuses

  Based on MDCC assessment of achievement of disclosed quantitative and qualitative goals

Long-term performance awards (LTPAs)

  Generally granted at intervals of 3 years or longer, and have a 3-year performance period with specified, objective performance measures

RETIREMENT/OTHER

Pension

  5-year vesting; payable at or after age 60; no lump-sum payment
  Supplementary pension normally vests at age 60; no lump-sum payment

Perquisites

  Life insurance, transportation, financial counseling, home security, GE products, annual physical

Pay Setting Considerations

  Emphasis on consistent, sustainable and relative performance
  Emphasis on future pay opportunity versus current pay
  MDCC judgment
  Significance of overall company results
  Consideration of risk

Proxy Statement	General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828

	PROXY SUMMARY pages i – iv

	PROXY STATEMENT

	GOVERNANCE pages 1 – 19
*	Election of Directors	1
	Board Composition	8
	Board Operations	9
	Investor Outreach	14
	Other Governance Policies and Practices	14
	Director Compensation	15
	Stock Ownership Information	17
	Related Person Transactions	18
	COMPENSATION pages 19 – 41
*	Management Proposal No. 1–Advisory Approval of Our Named Executives’ Compensation	19
	Compensation Discussion and Analysis	20
	Overview of Executive Compensation Program	20
	Compensation Actions for 2013	21
	Our Compensation Framework	26
	Other Compensation Practices and Policies	29
	Compensation Committee Report	31
	Realized Compensation	31
	Summary Compensation	32
	All Other Compensation	33
	Other Benefits	33
	Grants of Plan-Based Awards	34
	Outstanding Equity Awards	35
	Option Exercises and Stock Vested	37
	Pension Benefits	38
	Nonqualified Deferred Compensation	39
	Potential Payments Upon Termination at Fiscal Year-End	40
	AUDIT pages 42 – 44
*	Management Proposal No. 2–Ratification of KPMG as Independent Auditor for 2014	42
	Independent Auditor Information	43
	Audit Committee Report	44
*	SHAREOWNER PROPOSALS pages 44 – 49

	ADDITIONAL INFORMATION pages 50 – 55
	Voting Information	50
	Proxy Solicitation and Document Request Information	51
	Attending the Meeting	52
	Other Information	53
	2015 Shareowner Proposals	53
	Relationships and Transactions Considered for Director Independence	54
	Acronyms Used	54
	Index of Frequently Requested Information	54
	Helpful Resources	55
	* To Be Voted On at the Meeting.

	We are sending you this proxy statement and a proxy or voting instruction form (or a Notice of Internet Availability of Proxy Materials, as applicable) in connection with GE’s solicitation of proxies, on behalf of its Board of Directors, for the 2014 Annual Meeting of Shareowners. Distribution of these materials is scheduled to begin on March 10, 2014. Please submit your vote and proxy by telephone, mobile device, the Internet, or, if you received your materials by mail, you can also complete, sign, date and return your proxy or voting instruction form.

GE 2014 Proxy Statement

Governance

Election of Directors

At the 2014 annual meeting, 17 directors are to be elected to hold office until the 2015 annual meeting and until their successors have been elected and qualified. All nominees are currently GE directors who were elected by shareowners at the 2013 annual meeting, except for James Rohr, who joined the Board in September 2013. Current director Ralph Larsen will be retiring from the Board at the annual meeting.

DIRECTOR QUALIFICATIONS

The Governance & Public Affairs Committee (GPAC) believes that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareowners. They also must have an inquisitive and objective perspective, practical wisdom and mature judgment. The GPAC endeavors to have a Board representing a range of experience at policy-making levels in business, government, education and technology, as well as experience relevant to GE’s global activities.

The GPAC seeks directors with the following types of experience:

Leadership experience. We believe that directors who have held significant leadership positions over an extended period, especially CEO positions, provide the company with unique insights. These people generally possess extraordinary leadership qualities, and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Technology experience. As a sciences and technology company and leading innovator, we seek directors with technology backgrounds because our success depends on developing and investing in new technologies and ideas.

Global experience. GE’s continued success depends, in part, on continuing to grow its businesses outside the United States. For example, in 2013, approximately 53% of our revenues came from outside the United States. We therefore seek directors with a global perspective.

Finance experience. GE uses financial goals to measure its operating and strategic performance. In addition, accurate financial reporting and robust auditing are critical to GE’s success. We therefore seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to have an understanding of finance and financial reporting processes.

Risk management experience. In light of the Board’s role in overseeing risk management and understanding the most significant risks facing the company, we seek directors with experience in risk management and oversight.

Industry experience. We seek to have directors with leadership experience in the industries in which we participate. For example, we seek directors with financial services industry and regulatory experience because of our ownership of our subsidiary, General Electric Capital Corporation (GE Capital), which is supervised by the Federal Reserve. In addition, as GE has expanded its portfolio of businesses in the energy sector, the Board has sought more expertise in this area, including in oil and gas.

Marketing experience. GE seeks to grow organically by identifying and developing new markets for its products. Therefore, marketing expertise, especially on an international basis, is important to us.

Government experience. We seek directors with experience with government because many of GE’s businesses are heavily regulated and are directly affected by governmental actions and socioeconomic trends.

GE 2014 Proxy Statement	1

GOVERNANCE	DIRECTOR NOMINEES

Your Board recommends a vote FOR all the nominees listed below.

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — former CEO of multinational Canadian company (The Woodbridge Company)
  Industry, Risk Management and Finance experience — former deputy chairman of large information/technology company (Thomson Reuters); chairman of Risk Committee of leading global financial services company (Royal Bank of Canada); trustee of leading healthcare provider (University Health Network)
  Mr. Beattie received a law degree from the University of Western Ontario and served as a partner in the Toronto law firm Torys LLP before joining The Woodbridge Company Limited, where he served as chief executive officer from 1998 through December 2012. The Woodbridge Company Limited is a privately held investment holding company for the Thomson family of Canada and the majority shareholder of Thomson Reuters, where Mr. Beattie served as deputy chairman from 2000 through May 2013 and director from 1998 through May 2013. He has served as chief executive officer of Generation Capital, an investment company, since September 2013, and chairman of Relay Ventures since June 2013. He also serves as a member of the board of directors of Royal Bank of Canada (where he serves as the chairman of the Risk Committee) and Maple Leaf Foods Inc. In addition to his public company board memberships, Mr. Beattie is a trustee of the University Health Network in Toronto.

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — former CEO of global investment management company (Vanguard)
  Industry, Risk Management and Finance experience — retired chairman of overseer for financial accounting and reporting standard-setting boards (Financial Accounting Foundation); lead governor of U.S. financial services industry regulator (FINRA)
  Mr. Brennan is a graduate of Dartmouth College and earned an MBA from Harvard Business School. He joined Vanguard in 1982, was elected chief financial officer in 1985, president in 1989, and served as chief executive officer from 1996 to 2008 and chairman from 1998 through 2009. He has been chairman emeritus and senior advisor to Vanguard since 2010. Mr. Brennan is a director of Guardian Life Insurance Company of America and LPL Financial Holdings Inc., and lead governor of the Financial Industry Regulatory Authority (FINRA) Board of Governors. He is a trustee of The Vanguard Charitable Endowment Program and the University of Notre Dame and served as chairman of the Financial Accounting Foundation. Mr. Brennan also served as a director at The Hanover Insurance Group during the last five years.

DIRECTOR QUALIFICATIONS

  Finance experience — professor emeritus in business (Harvard); director of leading insurance company (Chubb)
  Leadership, Global and Technology experience — former chairman of publishing subsidiary of leading research institution (Harvard); presiding director of leading multinational retail company (Wal-Mart); former director of leading technology company (Microsoft)
  A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of Harvard Business Publishing from 1998 until 2003. He retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation and is the presiding director at Wal-Mart Stores, Inc. He serves as a trustee of the Bert King Foundation, on the board of the National Association of Basketball Coaches Foundation, on the Advisory Council for the Smithsonian National Museum of African American History and Culture, and as senior advisor to Highland Capital Partners. Dr. Cash also served as a director at Microsoft, Inc. and Phase Forward, Inc. during the last five years.

QUALIFICATIONS

GE 2014 Proxy Statement	2

GOVERNANCE	DIRECTOR NOMINEES

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — co-founder and current CEO of multinational company (Cognizant)
  Technology experience — current CEO of global information technology company (Cognizant); trustee of science and technology center (New York Hall of Science)
  Mr. D’Souza was born in Kenya and received his undergraduate degree in business administration from the University of East Asia and an MBA from Carnegie Mellon University. He has been chief executive officer and a director of Cognizant Technology Solutions Corporation since January 1, 2007. He also served as Cognizant’s president from January 2007 through February 2012 and chief operating officer from December 2003 through December 2006. Mr. D’Souza joined Cognizant as a co-founder in 1994, the year it was started as a division of The Dun & Bradstreet Corporation. Previously, he held positions at various divisions of Dun & Bradstreet. He is currently a trustee at Carnegie Mellon University and the New York Hall of Science.

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — current chairman of management board of multinational German company (Bayer)
  Industry and Technology experience — current chairman of management board of global healthcare and high-tech materials company (Bayer); former CEO of life sciences products manufacturing company (Thermo Fisher Scientific); former director of biotechnology company (Biogen)
  Mr. Dekkers received his undergraduate degree in chemistry from the Radboud University of Nijmegen (Netherlands) and his PhD in chemical engineering from the University of Eindhoven (Netherlands). He began his professional career in 1985 as a scientist at GE’s corporate research center and later joined AlliedSignal (subsequently Honeywell International Inc.) in 1995. In 2000, Mr. Dekkers became chief operating officer and subsequently president and chief executive officer of Thermo Electron Corporation, the world’s leading manufacturer of laboratory instruments (later renamed Thermo Fisher Scientific Inc. following the acquisition of laboratory supplier Fisher Scientific). He joined Bayer on January 1, 2010, first serving as interim chief executive officer of Bayer Healthcare and since October 2010 serving as chairman of Bayer’s management group. Mr. Dekkers is vice president of the German Chemical Industry Association, Frankfurt, and a member of the Executive Committee of the Federation of German Industry, Berlin. He also served as a director at Thermo Fisher Scientific Inc. and Biogen Idec Inc. during the last five years.

DIRECTOR QUALIFICATIONS

  Leadership, Government and Marketing experience — former CEO of marketing communications company (Young & Rubicam); former president of leading consumer products business units (General Mills, General Foods, Kraft); member of advisory body to U.S. State Department (Foreign Affairs Policy Board); former member of U.S. Presidential commission (National Commission on Fiscal Responsibility and Reform)
  Global and Industry experience — former CEO of large multinational company (Young & Rubicam); director of global healthcare products, consumer products and technology companies (Novartis, Unilever, Infosys)
  Ms. Fudge received a BA from Simmons College and an MBA from Harvard University. She served as the chairman and chief executive officer of Young & Rubicam Group from 2003 to the end of 2006. Prior to joining Young & Rubicam, Ms. Fudge worked at General Mills and at General Foods, where she served in a number of positions, including president of Kraft General Foods’ Maxwell House Coffee Company and president of Kraft’s Beverages, Desserts and Post Divisions. She is a director of Novartis AG, Unilever PLC and Infosys Ltd. She is chair of the U.S. Program Advisory Panel of the Gates Foundation, a trustee of the Rockefeller Foundation and serves on the Advisory Council of the Smithsonian National Museum of African American History and Culture, and the Foreign Affairs Policy Board of the U.S. State Department. Ms. Fudge also served as a member of President Obama’s National Commission on Fiscal Responsibility and Reform.

QUALIFICATIONS

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GOVERNANCE	DIRECTOR NOMINEES

DIRECTOR QUALIFICATIONS

  Leadership and Technology experience — president emerita of leading research university (MIT); former provost of leading university (Yale); director of global technology company (Qualcomm)
  Industry experience — president emerita of leading research university with prominent renewable energy program (MIT); leader in health sciences field; leading research neuroscientist; former co-chair of a U.S. Presidential manufacturing initiative (Advanced Manufacturing Partnership)
  Dr. Hockfield, who served as president of MIT from December 2004 through June 2012 and since then has served as professor of neuroscience at MIT, received her undergraduate degree from the University of Rochester and a PhD from Georgetown University, concentrating in neuroscience. Following a postdoctoral fellowship at the University of California at San Francisco, she joined the scientific staff at the Cold Spring Harbor Laboratory in 1980. In 1985, Dr. Hockfield joined the faculty of Yale University, where she went on to serve as dean of the Graduate School of Arts & Sciences from 1998 to 2002 and then as provost from 2003 to 2004. Dr. Hockfield is a member of the American Academy of Arts & Sciences and a fellow of the American Association for the Advancement of Science. Dr. Hockfield served as co-chair of the Advanced Manufacturing Partnership, a U.S. Presidential manufacturing initiative. Dr. Hockfield holds a number of honorary degrees and is also a director of Qualcomm Inc., an overseer of the Boston Symphony Orchestra, a trustee of the Carnegie Corporation of New York and a member of the MIT Corporation.

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — current CEO of large public multinational company (General Electric)
  Industry and Government experience — leadership positions in GE’s Plastics, Appliances, Medical and Financial Services businesses; former director of government-organized financial and monetary policy organization (Federal Reserve Bank of New York); former chairman of a U.S. Presidential council (Council on Jobs and Competitiveness)
  Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer services for GE Appliances. He subsequently became vice president of worldwide marketing product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is a trustee of Dartmouth College and a member of the American Academy of Arts & Sciences. Mr. Immelt has been named one of the “World’s Best CEOs” three times by Barron’s.

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — former chairman and CEO of large public multinational company (Avon); current director and former co-lead director of leading technology company (Apple); supervisory board member of global European automaker (Daimler)
  Marketing, Industry and Technology experience — former marketing executive and former chairman and CEO of a global consumer products company with large and complicated sales and marketing network (Avon); current director and former co-lead director of leading technology company (Apple); trustee of leading U.S. hospital (New York Presbyterian); supervisory board member of global European automaker (Daimler)
  Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc. in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996; an executive vice president in 1997; president and a director of the company in 1998; chief operating officer in 1998; chief executive officer in 1999, which position she held to April 2012; and chairman of the board in 2001, which position she held to December 2012. Since January 2013, Ms. Jung has served as senior advisor to the Avon board of directors. Previously, she was executive vice president, Neiman Marcus, and a senior vice president for I. Magnin. Ms. Jung is also a director and former co-lead director of Apple Inc.; a member of the supervisory board of Daimler AG; former chairman of the World Federation of Direct Selling Associations; and a member of the board of trustees of New York Presbyterian Hospital.

QUALIFICATIONS

GE 2014 Proxy Statement	4

GOVERNANCE	DIRECTOR NOMINEES

DIRECTOR QUALIFICATIONS

  Leadership, Finance and Global experience — former CEO and CFO of large public multinational company (Deere); supervisory board member of global European automaker (BMW); director of global communications company (Verizon Communications)
  Industry experience — former CEO of global equipment manufacturing company (Deere); director of global financial services company (Northern Trust); supervisory board member of global European automaker (BMW)
  A graduate of Wheaton College, Mr. Lane also holds an MBA from the University of Chicago. Mr. Lane joined Deere & Company in 1982 following a career in global banking, and served Deere in leadership positions in its global construction equipment and agricultural divisions as well as at Deere Credit, Inc. He also served as Deere’s chief financial officer and president, as chief executive officer from 2000 to 2009, and as chairman of the board from 2000 until his retirement in February 2010. Mr. Lane is a director of Verizon Communications Inc. and Northern Trust Corporation, a member of the supervisory board of BMW AG and a member of the board of trustees of the University of Chicago.

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — former CEO of large public multinational company (Ogilvy & Mather)
  Marketing and Industry experience — former CEO of global marketing communications company (Ogilvy & Mather); director of global pharmaceutical and financial services companies (Merck, Blackstone); trustee of leading U.S. hospital (New York Presbyterian)
  A graduate of Smith College, Ms. Lazarus also holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995; chief executive officer in 1996, which position she held to 2008; and chairman from 1997 until her retirement in June 2012. Ms. Lazarus also serves as a director of Blackstone Group, L.P., Merck & Co., Inc., the World Wildlife Fund and Lincoln Center for the Performing Arts; is a trustee of the New York Presbyterian Hospital; and is a member of the Board of Overseers of Columbia Business School.

DIRECTOR QUALIFICATIONS

  Leadership, Finance and Global experience — former CEO and CFO of large public multinational companies (ConocoPhillips, Phillips Petroleum); director of global automaker and Norwegian-based oil and gas company (General Motors, Statoil)
  Industry experience — former CEO of integrated global energy company (ConocoPhillips); director of leading oil and gas company (Statoil); vice chairman of the board of visitors of leading cancer center (M.D. Anderson)
  Mr. Mulva received a BBA and an MBA in finance from the University of Texas. He served as president and chief executive officer of ConocoPhillips from 2002 to 2004; and president, chief executive officer and chairman from 2004 until his retirement in May 2012, after the split of ConocoPhillips into two independent energy companies. Previously, Mr. Mulva served in various roles at Phillips Petroleum Company, including chief financial officer, chairman and chief executive officer. He also serves as a director of General Motors Company and Statoil ASA. Mr. Mulva served as chairman of the American Petroleum Institute in 2005 and 2006 and is vice chairman of the board of visitors for the M.D. Anderson Cancer Center.

QUALIFICATIONS

GE 2014 Proxy Statement	5

GOVERNANCE	DIRECTOR NOMINEES

DIRECTOR QUALIFICATIONS

  Leadership, Risk Management and Finance experience — executive chairman and former CEO of large financial services company (PNC); former president of advisory council to governing body of U.S. central banking system (Federal Advisory Council of Board of Governors of Federal Reserve)
  Industry and Global experience — lead independent director of large natural gas company (EQT); director of multinational investment management and oil companies (BlackRock, Marathon Petroleum)
  A graduate of the University of Notre Dame, Mr. Rohr also holds an MBA from The Ohio State University. Mr. Rohr joined The PNC Financial Services Group, Inc. in 1972, and served in various marketing and management positions, including as president and vice chair and president and chief operating officer. He became chief executive officer in 2000 and chairman in 2001. He retired as chief executive officer in 2013, and is currently executive chairman of PNC, a position he will be retiring from at its annual meeting in April. Mr. Rohr is also a director at Allegheny Technologies, Inc., BlackRock, Inc. (a position he will be retiring from at its annual meeting in May), EQT Corporation and Marathon Petroleum Corporation, and is a trustee of Carnegie Mellon University and the University of Notre Dame. He is a former President of the Federal Advisory Council of the Board of Governors of the Federal Reserve System.

DIRECTOR QUALIFICATIONS

  Leadership and Government experience — former chairman of U.S. federal agencies (SEC, CFTC); former chair and CEO of U.S. financial services industry regulator (FINRA)
  Industry, Risk Management and Finance experience — vice chair of advisory board of leading strategy, risk management and regulatory compliance consulting firm (Promontory); former chairman of U.S. federal agencies with primary responsibility for enforcing the federal securities laws and regulating the securities and futures trading industries (SEC, CFTC); former leadership positions with financial services industry regulator (FINRA); former director of large multinational energy and food companies (Duke Energy, Kraft Foods)
  Ms. Schapiro is a graduate of Franklin & Marshall College and earned a law degree from George Washington University Law School. She served as the 29th chairman of the U.S. Securities and Exchange Commission (SEC) from January 2009 through December 2012. From April 2013 to January 2014, she was a managing director and chairman of the Governance and Markets Practice at Promontory Financial Group, and since January 2014 she has served as Vice Chair of the Promontory Advisory Board and as a board member of Promontory Interfinancial Network. Prior to becoming chairman of the SEC, Ms. Schapiro served as chief executive officer of FINRA from 2007 through 2008. She joined that organization in 1996, serving as president of NASD Regulation from 1996 to 2002 and as vice chairman from 2002 to 2006, when she was named chairman. Ms. Schapiro previously served as a commissioner of the SEC from December 1988 to October 1994, and left the SEC when appointed chairman of the CFTC, where she served until 1996. Ms. Schapiro also served as a director at Kraft Foods and Duke Energy during the last five years (prior to joining the SEC).

QUALIFICATIONS

GE 2014 Proxy Statement	6

GOVERNANCE	DIRECTOR NOMINEES

DIRECTOR QUALIFICATIONS

  Finance and Industry experience — professor of accounting (Cornell, Stanford, Yale); former member of accounting standards board (FASB); member of board of managers of private equity fund (Partners Group Private Equity Fund)
  Leadership experience — former dean at leading university (Cornell’s Johnson Graduate School of Management); professor teaching corporate financial reporting and corporate governance (Cornell, Stanford, Yale)
  Dr. Swieringa received a BA in economics from Augustana College, an MBA in accounting and economics from the University of Denver and a PhD in accounting and complex organizations from the University of Illinois. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board (FASB) from 1986 to 1996. He was then an accounting professor at Yale’s School of Management from 1996 to 1997 and was the ninth dean of Cornell’s Johnson Graduate School of Management from 1997 to 2007. Dr. Swieringa has been a professor of accounting at the Johnson Graduate School of Management since 1997. He is a member of the American Accounting Association (AAA), the board of managers of the Partners Group Private Equity Fund, and the board of trustees of Augustana College. Dr. Swieringa is a past president of the Financial Accounting and Reporting Section of the AAA and a past chair of the Graduate Management Admissions Council.

DIRECTOR QUALIFICATIONS

  Leadership and Global experience — current CEO of large public multinational company (Loews)
  Finance, Industry and Government experience — current CEO of diversified multinational company (Loews); former director of government-organized financial and monetary policy organization (Federal Reserve Bank of New York); director of insurance company (CNA Financial); director of leading U.S. hospital (Mount Sinai); chairman of offshore drilling and natural gas exploration company (Diamond Offshore Drilling)
  Mr. Tisch received a degree from Cornell University and an MBA from the Wharton Graduate School of the University of Pennsylvania. Since 1998, he has been the president and chief executive officer of Loews Corporation, one of the largest diversified corporations in the United States with subsidiaries involved in commercial property-casualty insurance, offshore drilling, interstate natural gas transmission, natural gas exploration and production, and luxury lodging. He also serves as a director of Loews, and Loews’s subsidiary CNA Financial. In addition, he is chairman of Loews’s subsidiary Diamond Offshore Drilling, Inc. Mr. Tisch serves as chairman of nonprofit WNET, parent of WNET Channel 13 and WLIW Channel 21. He also sits on the boards of the New York Public Library, Mount Sinai Medical Center, and the Partnership for New York City, and is a member of the Council on Foreign Relations. Mr. Tisch also was formerly a director of the Federal Reserve Bank of New York.

DIRECTOR QUALIFICATIONS

  Finance and Industry experience — former CEO of large financial services company (JPMorgan); chairman of leading cancer center (Memorial Sloan-Kettering)
  Leadership and Global experience — former CEO of large public multinational company (JPMorgan); chairman of leading university investment committee (Yale)
  Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly owned subsidiary of JPMorgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of JPMorgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is chairman of the board of managers and the board of overseers of Memorial Sloan-Kettering Cancer Center, chairman of the Yale Investment Committee and a trustee of Yale University. Mr. Warner also served as a director at Motorola Inc. and Motorola Solutions Inc. during the last five years.

QUALIFICATIONS

GE 2014 Proxy Statement	7

GOVERNANCE

Board Composition

BOARD SIZE

The GPAC assesses Board size and composition each year. Consistent with the Board’s Governance Principles (see “Helpful Resources” on page 55), the GPAC believes that our Board’s current size is appropriate, given the company’s size and our need to access a wide range of director views and backgrounds to reflect the diversity and complexity of the businesses and markets in which we operate. Over the last 40 years, the Board’s size has ranged from 14 to 20 directors with the median at 17, a range the GPAC believes has served the company and its shareowners well. The Board’s current size of 18 and its anticipated size of 17 after the annual meeting are consistent with this historical approach.

DIRECTOR RECRUITMENT

GPAC evaluation. In assessing Board composition and selecting and recruiting director candidates, the GPAC believes it is important to have a mix of experienced directors with a deep understanding of the company and others who bring a fresh perspective. In this regard, the GPAC has recruited five new directors to the Board over the last two years. In seeking to maintain an engaged, independent board with broad experience and judgment that is committed to representing the long-term interests of our shareowners, the GPAC considers a wide range of factors, including the size of the Board, the experience and expertise of existing Board members, other positions the director candidate has held or holds (including other board memberships), and the candidate’s independence. As part of this review process, the GPAC also considers regulatory requirements affecting directors, including potential competitive restrictions and financial institution management interlocks. In addition, the GPAC takes into account a candidate’s ability to contribute to the diversity of background and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Director candidate recommendations. The GPAC reviews potential candidates and recommends nominees to the Board for approval. The committee considers all shareowner recommendations for director candidates, evaluating them in the same manner as candidates suggested by other directors or third-party search firms (which the company retains from time to time, including over the past year, to help identify potential candidates). Shareowners wishing to recommend a Board candidate should write to the GPAC, c/o Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828. The information required to be included is the same as required for director nominations set forth in our by-laws, and the general qualifications and specific qualities and skills sought by the committee for directors are discussed under “Director Qualifications” on page 1.

New directors since 2013 annual meeting. Following the 2013 Annual Meeting, the GPAC sought to recruit additional Board members whose qualifications align with the company’s long-term growth strategy. After considering a number of candidates submitted by directors, members of management, third-party search firms, shareowners and others, and comprehensively reviewing these candidates’ abilities and qualifications, the GPAC recommended that Mr. Rohr (who was recommended to the GPAC as a director candidate by a member of management) be elected to the Board. As executive chairman and former CEO of PNC Financial Services Group, one of the nation’s largest financial services companies, and former president of the Federal Advisory Council of the Federal Reserve’s Board of Governors, Mr. Rohr has broad experience in the financial services industry. The GPAC believes he provides valuable expertise to GE in light of our ownership of GE Capital.

DIRECTOR INDEPENDENCE

Board independence. All of our director nominees (listed under “Election of Directors” on page 1) other than Mr. Immelt are independent, as is current director Ralph Larsen and as were retired directors Alan G. (A.G.) Lafley and Sam Nunn throughout the period they served on our Board. The Board has satisfied, and expects to continue to satisfy, its objective that at least two-thirds of directors serving on the Board be independent, and the Board’s Governance Principles require all non-management directors to be independent directors. For a director to be considered independent, the Board must determine that he or she does not have any direct or indirect material relationship with GE. The Board has established guidelines on director independence that conform to, or are more exacting than, the independence requirements in the New York Stock Exchange’s (NYSE) listing standards. In addition to applying these guidelines, which are found in the Board’s Governance Principles and available on GE’s website (see “Helpful Resources” on page 55), the Board considers all relevant facts and circumstances when making an independence determination. With respect to the independence of our current directors, the Board considered relevant transactions, relationships and arrangements as required by GE’s guidelines, including the relationships among Board members, their family members and the company, as described under “Relationships and Transactions Considered for Director Independence” on page 54.

Committee independence. All members of the Audit Committee, Management Development & Compensation Committee (MDCC), GPAC and Risk Committee must be independent directors as defined by the Board’s Governance Principles. Under a separate SEC independence requirement, Audit Committee members may not directly or indirectly accept any consulting, advisory or other fee from GE or any of its subsidiaries, except for their compensation for Board service. As a policy matter, the Board also

GE 2014 Proxy Statement	8

GOVERNANCE	BOARD COMPOSITION

applies a separate, heightened independence standard to members of the MDCC and the GPAC: no member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or a subsidiary. In addition, NYSE rules require the Board to consider MDCC members’ sources of compensation, including any consulting, advisory or other compensation paid directly or indirectly by GE or a subsidiary. The Board has determined that all members of the Audit Committee, MDCC and GPAC are independent and also satisfy the applicable committee-specific independence requirements described above.

Board Operations

BOARD LEADERSHIP STRUCTURE

Why our Board leadership structure is appropriate for GE. Our CEO also serves as the chairman of the Board. An independent director — selected by our independent directors — serves as the Board’s lead director, with broad authority and responsibility over Board governance and operations. We believe that this structure is appropriate for GE because it allows one person to speak for and lead both the company and the Board, while also providing for effective oversight by an independent board through an independent lead director. At a company as large and diverse as GE, we believe the CEO is in the best position to focus the independent directors’ attention on the issues of greatest importance to the company and its shareowners.

Lead director selection. In 2013, the GPAC enhanced its process for selecting the lead director. Under this process, after considering feedback from the current lead director, our Board members and the chairman of the Board, the GPAC makes a recommendation to the Board’s independent directors, who then elect the new lead director. The lead director also serves as chair of the MDCC and as a member of the GPAC. In addition, the GPAC formalized additional responsibilities for the lead director, as highlighted in bold below. The current lead director, Mr. Larsen, the former chairman and CEO of Johnson & Johnson, will be retiring from the Board at the annual meeting, and the independent directors will be electing a new lead director at their April meeting.

Board Leadership Structure

Lead director responsibilities. The lead director has the following responsibilities, which are described in the Board’s Governance Principles:

  leads meetings of the independent directors, which take place without any management directors or employees present and are scheduled at least three times per year;
  calls additional meetings of the independent directors as he deems appropriate;

calls additional meetings of the entire Board as he deems appropriate;
regularly meets with the chairman to discuss matters arising from the meetings of the independent directors;

  serves as liaison between the chairman and the independent directors on Board-related issues;
  provides leadership to the Board if circumstances arise in which the role of the chairman may be, or may be perceived to be, in conflict, and also chairs meetings when the chairman is not in attendance;
  works with the chairman to propose an annual schedule of major discussion items for the Board’s approval;

Reflects responsibilities formalized in 2013
approves the agenda, schedule and information sent to directors for Board meetings;
in coordination with the GPAC, guides the Board’s governance processes, including the annual Board self-evaluation, succession planning and other governance-related matters;
oversees the Board’s periodic review of the Board leadership structure to evaluate whether it remains appropriate for GE;
leads the annual evaluation of the chairman;

  advises the GPAC on the selection of committee chairs;
  makes himself available for consultation and direct communication with our major shareowners; and
  performs any other functions as the Board may direct.

GE 2014 Proxy Statement	9

GOVERNANCE	BOARD OPERATIONS

BOARD COMMITTEES

The Board has five standing committees: Audit, MDCC, GPAC, Risk, and Science & Technology.

Committee realignment. In 2013, the Board combined the Nominating & Corporate Governance Committee with the Public Responsibilities Committee to form the GPAC (Governance & Public Affairs Committee), thus transferring oversight of GE’s political spending to a solely independent Board committee. In addition, the Board established the Science & Technology Committee to align the Board’s committee structure with our increasing strategic focus on technology.

All committee members are independent. All committee members satisfy the NYSE’s and GE’s definitions of independent director, and all Audit Committee members are audit committee financial experts, as defined under SEC rules, in each case as determined by the Board.

Committee operations. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors.

Committee responsibilities. The primary responsibilities of each committee are summarized below and under “Board Committee Oversight of Specific Risks” on page 13. For more detail, see the committee charters on GE’s website (see “Helpful Resources” on page 55).

Audit

  Selects and oversees the independent auditor
  Reviews the scope/results of the independent auditor’s audit
  Approves audit and non-audit services provided by the independent auditor
  Oversees our financial reporting activities, including our annual report, and the accounting standards and principles followed
  Reviews the organization and scope of our internal audit function and our disclosure controls and internal controls
  Oversees the company’s compliance and integrity activities and programs

Management Development & Compensation

  Establishes, reviews and approves CEO compensation, and reviews and approves other senior executive compensation
  Monitors management resources, management structure, succession planning, and the development and selection process for key executives as well as their performance
  Oversees the incentive compensation program, the GE 2007 Long-Term Incentive Plan and any other equity-based compensation plans

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GOVERNANCE	BOARD OPERATIONS

Governance & Public Affairs

  Evaluates and proposes director nominees for the Board
  Develops and annually reviews the Board’s Governance Principles
  Reviews director compensation
  Oversees the annual self-evaluation of the Board/committees
  Makes recommendations to the Board concerning the structure and membership of Board committees
  Reviews any conflict of interest involving directors or executive officers
  Reviews and oversees GE positions on corporate social responsibilities and significant public issues that affect investors and other key stakeholders
  Reviews the company’s policies and practices related to political spending/lobbying

Risk

  Oversees GE’s and GE Capital’s risk management framework as well as the guidelines, policies and processes for monitoring and mitigating such risks
  Reviews and, as applicable, approves GE’s and GE Capital’s risk governance framework, risk assessment and risk management practices
  Reviews and, as applicable, approves GE’s and GE Capital’s risk appetite and key risk policies on the establishment of risk limits
  Meets separately throughout the year with the GE and GE Capital chief risk officers (CROs) and head of credit review
  Receives periodic reports from management on the metrics used to measure, monitor and manage risks, including management’s views on acceptable and appropriate levels of exposures
  Receives reports from GE’s and GE Capital’s internal audit functions on the results of risk management reviews and assessments
  Reviews the status of financial services regulatory examinations and ongoing reviews relating to GE and GE Capital
  Reviews the independence, authority and effectiveness of the risk management function, including staffing level and qualifications

Science & Technology*

  Reviews the company’s technology and innovation strategies and approaches, including the impact on the company’s performance, growth and competitive position
  Assists the Board in overseeing GE’s investments and initiatives in science, technology and software
  Reviews science and technology trends that could significantly affect the company and the industries in which it operates
  Oversees the direction and effectiveness of the company’s R&D operations

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GOVERNANCE	BOARD OPERATIONS

DIRECTOR ATTENDANCE

The Board held 14 meetings during 2013, including three meetings of the independent directors of the Board. In 2013, each of our current directors attended at least 75% of the meetings held by the Board and committees on which the member served during the period the member was on the Board or committee. Information about director attendance at the annual shareowners meeting can be found on GE’s website (see “Helpful Resources” on page 55).

DIRECTOR BUSINESS VISITS

Directors are encouraged to interface with senior managers without senior corporate management present. To facilitate such contact, directors are expected to make at least two scheduled visits to GE businesses each year without corporate management present. Management and the Board prioritize which businesses to visit based on those identified as strategically important or high growth at the company’s annual financial and strategic planning sessions (during which in-depth reviews of the company’s growth opportunities are analyzed and goals are established for the upcoming year) as well as those businesses that have been recently acquired or are a greater focus for risk oversight. Directors conducted 11 business visits in 2013, including visits to GE Capital, Healthcare, Oil & Gas, Aviation Services, GE Latin America, the Software Center of Excellence, and the Global Research Center in Schenectady, New York.

BOARD AND COMMITTEE EVALUATIONS

Each year, an independent, third-party governance expert interviews each director to obtain his or her assessment of the effectiveness of the Board and committees, as well as director performance and Board dynamics, and then, after discussion with the chair of the GPAC and the lead director, organizes and summarizes the individual assessments for discussion with the Board and committees. In 2013, we enhanced this process by adding a written committee evaluation that precedes the director interviews to focus the third-party expert on the most important matters. For more information on this evaluation process, see the Board’s Governance Principles and the GPAC’s Key Practices (see “Helpful Resources” on page 55).

BOARD RISK OVERSIGHT

Risk assessment and management. Risk is an inherent part of GE’s business activities and is critical to our innovation and success. We reward our executives for taking responsible risks in line with the company’s strategic objectives and overall risk appetite. To ensure that we are executing according to our strategic objectives and that we accept only those risks for which we are adequately compensated, we evaluate risk at the individual transaction level, and aggregated risk at the customer, industry, geographic and collateral-type levels, where appropriate. Risks identified through our risk management processes are prioritized and, depending on the probability and severity of the risk, escalated to the CRO. We have general response strategies for managing risks, which categorize risks according to whether the company will avoid, transfer, reduce or accept the risk. These response strategies are tailored to ensure that risks are within the Board’s general guidelines. Depending on the nature of the risk involved and the particular business or function affected, we use a wide variety of risk mitigation strategies, including delegation of authorities, standardized processes and strategic planning reviews, operating reviews, insurance and hedging.

Board oversight. Our Board has oversight responsibility for risk management with a focus on the most significant risks facing the company, including strategic, operational, financial, and legal and compliance risks. For GE Capital, this also includes reviewing and approving significant policies and processes that management uses to manage credit and investment, market, liquidity, operational, compliance and strategic risks. At the end of each year, management and the Board jointly develop a list of major risks that GE plans to prioritize in the next year. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Strategic, operational and reputational risks are presented and discussed at regularly scheduled Board meetings as part of the CEO’s report on operations to the Board and also at presentations to the Board and its committees by the vice chairmen, GE and GE Capital CROs, general counsel and other employees.

Committee responsibilities. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

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GOVERNANCE	BOARD OPERATIONS

BOARD COMMITTEE OVERSIGHT OF SPECIFIC RISKS

Risk
  Oversees risks related to GE Capital and jointly meets throughout the year with the GE Capital Board of Directors, which is in addition to an annual joint meeting of the GE and GE Capital Boards
  Oversees the company’s 4 to 5 most critical enterprise risks and how management mitigates these risks

Audit
  Oversees GE’s and GE Capital’s policies and processes relating to the financial statements, the financial reporting process, compliance and auditing; and jointly meets with the GE Capital Board once a year, which is in addition to an annual joint meeting of the Risk Committee and Audit Committee
  In coordination with the Risk Committee, discusses with management the company’s risk assessment and risk management practices and, when reviewing and approving the annual audit plan for the internal audit functions, prioritizes audit focus areas based on their potential risk to the company
  Monitors ongoing compliance issues and matters and also semi-annually conducts an assessment of compliance issues and programs

Management Development & Compensation
  Oversees the risk management associated with management resources, structure, succession planning, and management development and selection processes
  Incentivizes leaders to improve the company’s competitive position
  Separately reviews incentive compensation arrangements at GE and GE Capital to confirm that incentive pay does not encourage unnecessary and excessive risk taking
  Reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and senior executive compensation

Governance & Public Affairs
  Oversees risks related to the company’s governance structure and processes and risks arising from related person transactions
  Reviews and discusses with management risks related to GE’s public policy initiatives and activities
  Monitors the company’s environmental, health and safety compliance and related risks

Strengthened oversight of GE Capital. We made a number of enhancements to our independent oversight of GE Capital in 2013. The GE and GE Capital Boards of Directors now hold a joint meeting annually. The GE Risk Committee and the GE Capital Board meet jointly throughout the year, and the GE and GE Capital CROs jointly report at each of these meetings. The CROs provide quarterly written risk reports to the GE Risk Committee and full GE Board of Directors summarizing key risk items affecting GE and GE Capital, and the GE Capital CRO provides monthly written risk reports to the GE Risk Committee. The GE Risk Committee also periodically undertakes in-depth reviews of significant risks facing GE Capital. For more information, see the Risk Committee’s Key Practices, which are available on GE’s website (see “Helpful Resources” on page 55).

Management responsibilities. The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include standardized reviews of long-term strategic and operational planning; executive development and evaluation; code of conduct compliance under the company’s integrity policy, The Spirit & The Letter; regulatory compliance; health, safety and environmental compliance; financial reporting and controllership; and information technology and security. A vice chairman of GE and our CRO are responsible for overseeing and coordinating risk assessment and mitigation on an enterprise-wide basis. They lead the corporate risk function and are responsible for identifying key business risks, providing for appropriate management of these risks within GE Board guidelines, and enforcing relevant policies and procedures. In 2013, we combined our risk evaluation process with our quarterly operating reviews to simplify the company’s operating rhythm and added a vice chairman position with responsibility for both enterprise risk and operations. The Policy Compliance Review Board (PCRB) is a management-level committee that further assists in assessing and mitigating risk. The PCRB is chaired by the company’s general counsel, includes the CFO and other senior-level functional leaders, and has principal responsibility for monitoring compliance matters across GE. The PCRB met seven times in 2013 and conducted four compliance operating reviews in Latin America, China, the European Union and Southeast Asia.

GE 2014 Proxy Statement	13

GOVERNANCE

Investor Outreach

OUR ENGAGEMENT PROGRAM

We conduct extensive governance reviews and investor outreach throughout the year to ensure that management and the Board understand and consider the issues that matter most to our shareowners and enable GE to address them effectively.

CHANGES FOR 2014 IN RESPONSE TO INVESTOR FEEDBACK

For 2014, after considering feedback received from investors, the Board determined to:

  formalize additional responsibilities for, and enhance its process for selecting, the independent lead director (see “Board Leadership Structure” on page 9);
  transfer oversight of corporate political spending to a solely independent Board committee (see “Board Committees” on page 10);
  provide more disclosure about the Audit Committee’s oversight and engagement of the independent auditor (see “Management Proposal No. 2 — Ratification of KPMG as Independent Auditor for 2014” on page 42);
  provide more disclosure about its policy that directors visit at least two GE businesses a year (see “Director Business Visits” on page 12); and
  eliminate currently paid-out dividend equivalents on unvested RSUs for new grants to executive officers (see “Share Ownership and Equity Grant Policies” on page 30).

Also see “Investor Outreach and the 2013 Say-on-Pay Vote” on page 21 for a discussion of the MDCC’s response to investor feedback on our 2013 say-on-pay vote and executive compensation program.

Other Governance Policies and Practices

Each year the Board and the company review GE’s governance documents and modify them as appropriate. These documents include the Board’s Governance Principles, which include our director qualifications and our guidelines for determining director independence, as well as Board committee charters and key practices. The web links for these materials, which we will provide in print to any shareowner upon request, can be found under “Helpful Resources” on page 55.

BOARD INTEGRITY POLICIES

Code of conduct. All directors, officers and employees of GE must act ethically at all times and in accordance with the policies comprising GE’s code of conduct set forth in the company’s integrity policy, The Spirit & The Letter. Under the Board’s Governance Principles, the Board does not permit any waiver of any ethics policy for any director or executive officer. The Spirit & The Letter and amendments to the code required to be disclosed under SEC rules are published on GE’s website (see “Helpful Resources” on page 55).

Conflicts of interest. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests. If an actual or potential conflict of interest arises for a director, the director is required to promptly inform the CEO and the lead director. The GPAC is responsible for reviewing any such conflict of interest. If any significant conflict cannot be resolved, the director involved should resign.

DIRECTOR SERVICE ON OTHER PUBLIC BOARDS

The Board’s Governance Principles state that directors who hold CEO positions should serve on no more than two public company boards in addition to ours, and other directors should serve on no more than four public company boards in addition to ours. This is to ensure that our directors have sufficient time to devote to GE matters.

  Director Tisch. After discussion, the GPAC recommended, and the Board approved, that this limitation be waived for Mr. Tisch, because two of the public company boards on which he serves are within Loews’s consolidated group of companies. Loews

GE 2014 Proxy Statement	14

GOVERNANCE	OTHER GOVERNANCE POLICIES AND PRACTICES

is a diversified holding company, and its business operations are entirely conducted through its subsidiaries. Two of these subsidiaries, CNA Financial (90% owned) and Diamond Offshore Drilling (50.4% owned), accounted for more than 86% of Loews’s revenues in each of the past three fiscal years and are public companies for which Mr. Tisch serves as a board member. Mr. Tisch’s responsibilities as a board member of CNA Financial and Diamond Offshore Drilling are integrally related to and subsumed within his role as CEO of Loews, and therefore the GE Board believes that his subsidiary board service does not meaningfully increase his time commitments or fiduciary duties, as would be the case with service on the boards of unaffiliated public companies.

  Director Rohr. The GPAC also recommended, and the Board approved, that the limitation be temporarily waived for Mr. Rohr, who was elected as a director in September 2013. Mr. Rohr, executive chairman and former CEO of PNC Financial, currently serves on five public company boards (in addition to GE’s), but he has announced that he will be retiring from the boards of PNC Financial and BlackRock this April and May, respectively. At that point, his public company directorships will conform to our guidelines.

INDEPENDENT OVERSIGHT OF POLITICAL SPENDING

In 2013, we combined the Nominating & Corporate Governance Committee with the Public Responsibilities Committee to form the GPAC, a committee comprised solely of independent directors, which provides independent oversight of the company’s political spending and lobbying, including political and campaign contributions, and any contributions to trade associations and other tax-exempt and similar organizations that may engage in political activity. As part of its oversight role in public policy and corporate social responsibility, the GPAC:

  annually reviews GE’s political spending policies and practices and semiannually reviews reports on the company’s political spending; and
  issues a yearly report on the company’s political spending, which is available on our Citizenship website (see “Helpful Resources” on page 55).

COMMUNICATING CONCERNS TO DIRECTORS

The Audit Committee and the independent directors have established procedures to enable anyone who has a concern about GE’s conduct, or any employee who has a concern about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the lead director or to the Audit Committee. Information on how to submit any such communications can be found on GE’s website (see “Helpful Resources” on page 55).

Director Compensation

The current compensation and benefit program for independent directors is designed to achieve the following goals: (1) fairly pay directors for work required at a company of GE’s size and scope; (2) align directors’ interests with the long-term interests of GE shareowners; and (3) have a compensation structure that is simple, transparent and easy for shareowners to understand. The GPAC reviews director compensation annually. For 2013, the GPAC and the Board determined, in light of the Risk Committee’s workload, that members serving on that committee should receive the same additional compensation provided to Audit Committee and MDCC members. In addition, the GPAC and the Board determined that, beginning in 2014, the lead director should receive additional compensation of $50,000 annually in light of the broad responsibilities of this role, as discussed under “Board Leadership Structure” on page 9.

ANNUAL COMPENSATION

In 2013, each independent director received annual compensation of $250,000 in four installments following the end of each quarter of service, 40% (or $100,000) in cash and 60% (or $150,000) in deferred stock units (DSUs). Directors can defer some or all of their cash compensation in additional DSUs. There are no additional meeting fees.

Each DSU is equal in value to a share of GE stock and is fully vested upon grant, but does not have voting rights. To calculate the number of DSUs to be granted, we divide the target value of the DSUs by the average closing price of GE stock for the 20 days preceding and including the grant date. DSUs accumulate quarterly dividend-equivalent payments, which are reinvested into additional DSUs. The DSUs are paid out in cash beginning one year after the director leaves the Board. Directors may elect to take their DSU payments as a lump sum or in payments spread out for up to 10 years.

AUDIT, MDCC AND RISK COMPENSATION

Directors serving on the Audit Committee, the MDCC and, beginning with the third quarter of 2013, the Risk Committee, received an additional $25,000 (10% of the $250,000 annual compensation), due to the workload and broad responsibilities of these committees. If a director served on more than one of these committees, this additional compensation applied separately for each committee. This compensation, like regular annual compensation, was paid quarterly and at least 60% in the form of DSUs.

GE 2014 Proxy Statement	15

GOVERNANCE	DIRECTOR COMPENSATION

OTHER COMPENSATION

Our independent directors may also receive the following additional benefits:

  Matching Gifts Program. Independent directors may participate in the GE Foundation’s Matching Gifts Program on the same terms as GE’s named executives. Under this program, subject to limited exceptions, the GE Foundation matches up to $50,000 per year in contributions by any employee, retiree or director to approved charitable organizations.
  Charitable Award Program. GE maintains a plan that permits each director, upon leaving the Board, to designate up to five charitable organizations to share in a $1 million contribution to be made by the company, funded from corporate assets. Directors are not permitted to designate a private foundation with which they are affiliated.
  Executive Products and Lighting Program. Independent directors may participate in our Executive Products and Lighting Program on the same basis as our named executives. Under this program, directors can receive GE appliances or other products upon request, limited to $30,000 worth of products in any three-year period.
  Incidental Board Meeting Expenses. The company occasionally provides travel and sponsors activities for spouses or other guests of the directors in connection with Board meetings.

2013 DIRECTOR COMPENSATION TABLE

This table shows the compensation that each independent director received for his or her 2013 Board and committee service. Amounts reflect partial-year Board service for certain directors: Messrs. D’Souza and Rohr and Ms. Schapiro joined the Board in February, September and April 2013, respectively, and Messrs. Lafley, Nunn and Penske retired from the Board in April 2013.

NAME OF DIRECTOR	CASH FEES	[1]	STOCK AWARDS	[2]	ALL OTHER COMPENSATION	[3]	TOTAL
W. Geoffrey Beattie	$0		$287,945		$47,042		$334,987
John J. Brennan	$0		$262,921		$100,000		$362,921
James I. Cash, Jr.	$115,000		$168,859		$79,087		$362,946
Francisco D’Souza	$0		$219,364		$61,839		$281,203
Marijn E. Dekkers	$105,000		$161,450		$35,452		$301,902
Ann M. Fudge	$100,000		$150,140		$27,350		$277,490
Susan J. Hockfield	$100,000		$150,140		$10,883		$261,023
Andrea Jung	$110,000		$165,154		$50,000		$325,154
Alan G. Lafley	$62,500		$55,531		$1,002,200		$1,120,231
Robert W. Lane	$120,000		$180,168		$0		$300,168
NAME OF DIRECTOR	CASH FEES	[1]	STOCK AWARDS	[2]	ALL OTHER COMPENSATION	[3]	TOTAL
Ralph S. Larsen	$0		$275,257		$50,172		$325,429
Rochelle B. Lazarus	$0		$250,234		$50,324		$300,558
James J. Mulva	$0		$275,257		$50,000		$325,257
Sam Nunn	$0		$101,806		$1,001,888		$1,103,694
Roger Penske	$0		$92,551		$1,005,190		$1,097,741
James E. Rohr	$0		$38,675		$0		$38,675
Mary L. Schapiro	$40,000		$102,222		$17,876		$160,098
Robert J. Swieringa	$55,000		$214,629		$49,606		$319,235
James S. Tisch	$0		$262,921		$0		$262,921
Douglas A. Warner III	$120,000		$180,168		$55,857		$356,025

1	Amount of cash compensation received in 2013 for Board and committee service.
2	Aggregate grant date fair value of DSUs granted in 2013 in accordance with SEC rules, including amounts that the directors deferred into DSUs in lieu of all or a part of their cash compensation. Grant date fair value is calculated by multiplying the number of DSUs granted by the closing price of GE stock on the grant date, which was $23.12 for March 28, 2013 grants, $23.19 for June 28, 2013 grants, $23.89 for September 30, 2013 grants, and $28.03 for December 31, 2013 grants. The table below shows the cash amounts that the directors deferred into DSUs in 2013 and the number of DSUs outstanding at 2013 fiscal year-end.
Director	Cash Deferred into DSUs in 2013	# DSUs Outstanding at 2013 Fiscal Year-End
Beattie	$115,000	72,266
Brennan	$105,000	16,759
Cash	$0	104,836
D’Souza	$87,500	8,944
Dekkers	$0	10,216
Fudge	$0	119,577
Hockfield	$0	58,533
Jung	$0	109,899
Lafley	$0	120,480
Lane	$0	106,688
Director	Cash Deferred into DSUs in 2013	# DSUs Outstanding at 2013 Fiscal Year-End
Larsen	$110,000	157,998
Lazarus	$100,000	157,596
Mulva	$110,000	91,950
Nunn	$41,250	189,111
Penske	$37,500	207,515
Rohr	$0	1,380
Schapiro	$0	4,045
Swieringa	$49,500	133,908
Tisch	$105,000	42,153
Warner	$0	110,037

3	The following table provides more information on the type and amount of items included in the All Other Compensation column.

GE 2014 Proxy Statement	16

GOVERNANCE	DIRECTOR COMPENSATION

Director	Matching Gifts*	Other Benefits**	Total
Beattie	$44,500	$2,542	$47,042
Brennan	$100,000	$0	$100,000
Cash	$78,535	$552	$79,087
D’Souza	$50,000	$11,839	$61,839
Dekkers	$19,284	$16,168	$35,452
Fudge	$27,350	$0	$27,350
Hockfield	$10,185	$698	$10,883
Jung	$50,000	$0	$50,000
Lafley	$0	$1,002,200	$1,002,200
Lane	$0	$0	$0
Director	Matching Gifts*	Other Benefits**	Total
Larsen	$50,000	$172	$50,172
Lazarus	$50,000	$324	$50,324
Mulva	$50,000	$0	$50,000
Nunn	$0	$1,001,888	$1,001,888
Penske	$0	$1,005,190	$1,005,190
Rohr	$0	$0	$0
Schapiro	$17,500	$376	$17,876
Swieringa	$49,606	$0	$49,606
Tisch	$0	$0	$0
Warner	$50,000	$5,857	$55,857

*	Under the terms of the Matching Gifts Program, contributions made within a calendar year are eligible to be matched if they are reported to the company by April 15 of the following year. Amounts shown in this column reflect all contributions reported to the company in 2013, which include contributions made in 2012 that were reported to the company in 2013 and exclude contributions made in 2013 that were reported to the company in 2014.
**	This column includes (1) the fair market value of products received under the Executive Products and Lighting Program; (2) incidental Board meeting expenses; and (3) a $1,000,000 contribution under the Charitable Award Program for retiring directors Lafley, Nunn and Penske.

NO OTHER COMPENSATION

Independent directors do not receive any non-equity incentive compensation, hold deferred compensation balances or receive pension benefits. Since 2003, DSUs have been the only equity incentive compensation awarded to the independent directors; we ceased granting stock options to directors in 2002, and no independent director had stock options outstanding at 2013 fiscal year-end. Directors who are company employees do not receive any compensation for their services as directors.

SHARE OWNERSHIP REQUIREMENTS

All independent directors are required to hold at least $500,000 (5x the cash portion of their annual retainer) worth of GE stock and/or DSUs while serving as directors of GE. Directors have five years to meet this ownership threshold. All directors are in compliance with this requirement.

INSURANCE

GE has provided liability insurance for its directors and officers since 1968. Ace Bermuda Insurance Ltd., Allied World Assurance Company, Ltd. and XL Insurance are the principal underwriters of the current coverage, which extends until June 11, 2014. The annual cost of this coverage is approximately $8.7 million.

Stock Ownership Information

The following table includes all GE stock-based holdings, as of December 31, 2013, of our directors, named executives, directors and executive officers as a group, and beneficial owners of more than 5% of our common stock.

COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS TABLE

DIRECTORS AND NOMINEES	STOCK	[1]	TOTAL	[2]
W. Geoffrey Beattie[3]	43,193		115,459
John J. Brennan	25,000		41,759
James I. Cash, Jr.	11,301		116,137
Francisco D’Souza	0		8,944
Marijn E. Dekkers	1,000		11,216
Ann M. Fudge	5,941		125,518
Susan J. Hockfield	0		58,533
Andrea Jung[3]	7,519		117,418
Robert W. Lane	14,500		121,188
DIRECTORS AND NOMINEES	STOCK	[1]	TOTAL	[2]
Ralph S. Larsen[3]	165,414		323,412
Rochelle B. Lazarus[3]	39,640		197,236
James J. Mulva[3]	4,105		96,055
James E. Rohr	0		1,380
Mary L. Schapiro	100		4,145
Robert J. Swieringa	3,800		137,708
James S. Tisch[3]	440,000		482,153
Douglas A. Warner III[3,4]	117,380		227,417
Directors and Nominees Total	878,893		2,185,678

GE 2014 Proxy Statement	17

GOVERNANCE	STOCK OWNERSHIP INFORMATION

NAMED EXECUTIVES	STOCK	[1]	TOTAL	[2]
Jeffrey R. Immelt	1,906,567		5,356,804
Jeffrey S. Bornstein	1,863,337		4,138,430
Daniel C. Heintzelman[3]	1,568,868		3,728,701
John G. Rice[3]	4,280,409		6,568,886
Keith S. Sherin[3]	4,195,021		6,320,301
Brackett B. Denniston III	4,742,778		5,302,802
Named Executives Total	18,556,980		31,415,924
ALL DIRECTORS AND EXECUTIVES	STOCK	[1]	TOTAL	[2]
As a group (27)[5]	23,111,565		40,341,767

5% BENEFICIAL OWNERS	STOCK	[1]
BlackRock, Inc.[6]	590,579,444

1	This column shows beneficial ownership of our common stock as calculated under SEC rules. Except to the extent noted below, each director, named executive or entity has sole voting and investment power over the shares reported. None of the shares is pledged as security by the named person. Standard brokerage accounts may include non-negotiable provisions regarding set-offs or similar rights. This column also includes shares that may be acquired under stock options that are currently exercisable or will become exercisable within 60 days as follows: Mr. Bornstein (1,746,500), Mr. Heintzelman (1,432,500), Mr. Rice (3,775,000), Mr. Sherin (3,775,000) and Mr. Denniston (4,380,000). For Mr. Immelt, this column also includes 60,000 shares of restricted stock over which he has sole voting but no investment power. No director or named executive owns more than one-tenth of 1% of the total outstanding shares of GE common stock. BlackRock, Inc. owns 5.8% of the total outstanding shares.
2	This column shows the individual’s total GE stock-based holdings, including voting securities shown in the “Stock” column (as described in note 1), plus non-voting interests that are not convertible into shares of GE common stock within 60 days, including, as appropriate, PSUs, RSUs, DSUs, deferred compensation accounted for as units of GE stock, and stock options.
3	Both columns include the following numbers of shares over which the identified director or named executive has shared voting and investment power through family trusts or other accounts but as to which he or she disclaims beneficial ownership: Mr. Beattie (43,193), Ms. Jung (69), Mr. Larsen (55,113), Ms. Lazarus (9,300), Mr. Mulva (4,030), Mr. Tisch (440,000), Mr. Warner (1,200), Mr. Heintzelman (7), Mr. Rice (2,065) and Mr. Sherin (353,523).
4	Does not include 15 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, of the company’s subsidiary, General Electric Capital Corporation, owned by Mr. Warner and over which he has sole voting and investment power.
5	Both columns include: (1) 18,492,000 shares that may be acquired under stock options that are or will become exercisable within 60 days, (2) 959,406 shares over which there is shared voting and investment power, (3) 60,000 shares over which there is sole voting but no investment power, and (4) 5,967 shares that may be acquired under RSUs that will become vested within 60 days. The directors and executive officers as a group do not own more than 1% of the total outstanding shares.
6	Represents shares beneficially owned by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. BlackRock has sole voting power with respect to 487,625,353 shares, sole investment power with respect to 590,465,958 shares, and shared voting and investment power with respect to 113,486 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2014.

Related Person Transactions

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

We review all relationships and transactions in which the company and our directors and executive officers or their immediate family members participate if the amount involved exceeds $120,000. The purpose of this review is to determine whether such related persons have a material interest in the transaction, including an indirect interest. The company’s legal staff is primarily responsible for making these determinations based on the facts and circumstances, and for developing and implementing processes and controls for obtaining information about related person transactions from directors and executive officers. As SEC rules require, we disclose in this proxy statement all such transactions that are determined to be directly or indirectly material to a related person. In addition, the GPAC reviews and approves or ratifies any such related person transaction. As described in the GPAC’s Key Practices, which are available on GE’s website (see “Helpful Resources” on page 55), in the course of reviewing and approving or ratifying a disclosable related person transaction, the committee considers:

  the nature of the related person’s interest in the transaction;
  the material terms of the transaction, including the amount involved and the type of transaction;
  the importance of the transaction to the related person and to the company;
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
  any other matters the committee deems appropriate, including any third-party fairness opinions or other expert reviews obtained by the company in connection with the transaction.

Any member of the GPAC who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, but such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

RELATED PERSON TRANSACTIONS FOR 2013

Mr. Penske, who retired from the Board in April 2013, has a direct financial interest in and controls Penske Corporation (PC), which is privately held. Penske Truck Leasing Corporation (PTLC), an indirect subsidiary of PC, is the general partner of Penske Truck Leasing Co., L.P. (Truck Leasing, L.P.). PTLC and Penske Automotive Group, Inc., also an affiliate of PC, currently own directly or indirectly 50.1% of the partnership interests in Truck Leasing, L.P. GE Capital subsidiaries directly or indirectly own the remaining 49.9% interest in Truck Leasing, L.P.

GE 2014 Proxy Statement	18

Prior to May 2012, GE Capital and its subsidiaries extended loans and guarantees to Truck Leasing, L.P. and its subsidiaries under revolving credit and contingent liabilities agreements (PTL Facilities). As of February 1, 2013, all amounts owed by Truck Leasing, L.P. under the revolving credit agreement had been repaid, and by December 31, 2013, guarantees provided under the contingent liabilities agreement had decreased to an outstanding balance of $75.8 million. No additional loans or guarantees are available under the PTL Facilities. The largest aggregate principal amount outstanding under the PTL Facilities during 2013 was approximately $1.3 billion. The total amount of principal and interest paid under the PTL Facilities during 2013 was approximately $1.2 billion and $8.4 million, respectively. Interest rates, which were based on loan duration and currency, ranged from 1.35% to 6.28% in 2013. Funding under the PTL Facilities had been under terms and conditions that were the same as or no less favorable to Truck Leasing, L.P. than those extended to GE Capital’s wholly owned operating subsidiaries.

In addition, various GE businesses have arm’s-length commercial dealings with Penske entities, none of which is material individually or in the aggregate.

The son of Kathryn A. Cassidy, senior vice president and GE treasurer, is a manager in GE Capital’s corporate risk group and earned $147,850 in base salary and bonus in 2013. His compensation is commensurate with his peers’ compensation.

Compensation

Management Proposal No. 1 — Advisory Approval of Our Named
Executives’ Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934 (Exchange Act), we are asking shareowners to vote on an advisory basis to approve the compensation paid to our named executives, as disclosed in this proxy statement on pages 20 to 41.

The Board recommends a vote FOR this proposal because it believes that our compensation policies and practices are effective in achieving the company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning our executives’ long-term interests with those of our shareowners and motivating executives to remain with us for long and productive careers.

This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board. However, the Board and the MDCC will review and consider the voting results when evaluating our executive compensation program.

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2015 annual meeting.

Your Board recommends a vote FOR approval of the say-on-pay advisory vote.

GE 2014 Proxy Statement	19

COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Program

PRIMARY COMPENSATION ELEMENTS

See “How We Determine Incentive Compensation” on page 28 for more information on how incentive compensation is determined. See “Acronyms Used” on page 54 for a guide to the acronyms used throughout this proxy statement.

SUMMARY

GE outperforms. GE performed well in 2013 under Mr. Immelt’s leadership. Total shareowner return (TSR) was 38%, ahead of the S&P 500 (32%) and Dow 30 (30%). This return reflects strong Industrial operating results, with operating earnings per share (EPS) up 9% over 2012, operating margin expansion and record-high orders backlog of $244 billion at year-end, driven by a double-digit increase in growth market orders. Anticipating the changing competitive landscape, management continued to make critical investments in advanced manufacturing, the Industrial Internet, commercial operations and Simplification, positioning GE to be a leaner, faster and more analytics-focused company. Management continued to execute on a balanced capital allocation plan, returning $18.2 billion to investors in 2013, including $7.8 billion in dividends and $10.4 billion in stock repurchases, increasing the dividend 16% for the sixth increase in four years, and continuing to invest in organic growth and infrastructure adjacencies. GE Capital also performed very well, growing segment profits 12% despite shrinking its ending net investment (ENI) to $380 billion at year-end, increasing its Tier 1 Common Ratio (Basel 1) by 100 basis points to 11.2%, and taking important steps to focus on its core businesses.

Compensation aligns with performance. The MDCC has responsibility for oversight of GE’s executive compensation framework and, within that framework and working with senior management, aligning pay with performance and creating incentives that reward responsible risk-taking, while also considering the environment in which compensation decisions are made.

In light of Mr. Immelt’s strong performance and leadership in 2013, he received a $5 million cash bonus, an increase of 11% from 2012. In addition, the MDCC granted Mr. Immelt 400,000 performance share units (PSUs), an increase from his prior PSU grants, recognizing that Mr. Immelt did not receive a PSU grant in 2012 and considering the extraordinary complexity and scope of leading GE through a period of competitive and global economic change. The MDCC increased Mr. Immelt’s base salary 6% to $3.5 million, effective March 1, 2013, reflecting that his salary was last increased in April 2005.

Notwithstanding these increases, Mr. Immelt’s total SEC compensation for 2013 decreased 24% from 2012. This decrease was primarily due to the payout of his 2010-2012 long-term performance award (LTPA), which was reported in full for 2012 reflecting three years of performance. In contrast, 2013 compensation includes an installment for the 2013-2015 LTPAs that reflects only one year of performance. In addition, 2013 compensation reflects a substantially lower increase in pension value ($0.6 million in

GE 2014 Proxy Statement	20

COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Overview of Executive Compensation Program

2013 compared to $5.2 million in 2012) primarily as a result of an increase in the statutory discount rate assumption, which was dependent entirely on external interest rates.

Mr. Immelt’s pay reflects the MDCC’s view of his outstanding leadership and, consistent with prior years, represents a balanced approach to compensation. Over the past five years, GE’s earnings have ranked between 10th and 14th in the S&P 500, while Mr. Immelt’s compensation has ranked between 43rd and 329th among S&P 500 CEOs (43rd in 2012, the most recent year for which SEC compensation data is available). As an indication of Mr. Immelt’s alignment with shareowners, he has purchased over 1.02 million shares in the open market since he became CEO in 2001, including 104,900 shares he purchased in March 2014 using his entire cash bonus awarded for 2013.

Compensation decisions for Messrs. Bornstein, Heintzelman, Rice, Sherin and Denniston reflect their strong contributions to the company’s overall performance and that of their respective businesses or functions. Total compensation for these executives was also significantly affected by lower change in pension values and differences in LTPA payouts as well as the MDCC’s decision to set option grants at lower levels given the increased price of GE stock.

INVESTOR OUTREACH AND THE 2013 SAY-ON-PAY VOTE

We annually undertake a review of the company’s corporate governance, and, as part of this review, we meet with our largest investors and solicit their feedback on a variety of topics, including our executive compensation practices. See “Investor Outreach” on page 14 for more information regarding our investor outreach program. At our 2013 annual meeting, shareowners expressed a high level of support for the compensation of our named executives, with approximately 95% of the votes cast approving our executive compensation. Following the shareowner meeting, we met again with our investors to review compensation actions for the past year and discuss our say-on-pay vote.

The MDCC reviewed these voting results, evaluated investor feedback and considered other factors used in assessing GE’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the MDCC’s assessment of the alignment of our compensation program with the long-term interests of our shareowners and the relationship between our risk management policies and practices and the incentive compensation we provide to our named executives. After considering these factors, the MDCC reaffirmed the basic elements of our executive compensation program and policies. It also made a number of changes in the program and policies. In this respect, the MDCC determined to:

  resume granting equity awards to the CEO and vice chairmen (in 2012, no such grants were made);
  add an additional performance goal (operating margins) to the PSUs granted to Mr. Immelt in 2013;
  modify the LTPA payout structure for our named executives;
  increase the CEO’s stock ownership requirement from 6x to 10x his base salary (a threshold that he exceeds); and
  adopt a policy explicitly prohibiting our executive officers and directors from pledging GE stock.

Compensation Actions for 2013

CEO COMPENSATION

Performance results. Under Mr. Immelt’s leadership, management delivered the following results on the performance framework and goals set by Mr. Immelt and the Board:
  Execute Services 2.0. Management continued to invest in software and analytics to transform GE into an analytics company that, combined with a large installed base, leads the Industrial Internet with a high-margin services business positioned for future growth. GE’s services revenue increased 5% to $29.1 billion in 2013, up from $27.6 billion in 2012. Services orders backlog grew 15% to $180.2 billion at the end of 2013, which drove an increase in total orders backlog to a record $244 billion at year-end. The company’s deep domain expertise in infrastructure and its investment in software and analytics, including the Software Center of Excellence in San Ramon, California and our Industrial Internet software platform (Predix), helped our Industrial Internet solutions business (GE Predictivity) launch 14 new technologies in 2013, more than doubling GE’s Industrial Internet offerings.

  Drive leadership in growth markets and sell at scale. GE’s consistent and substantial investment in growth regions, including resource-rich countries, through business cycles and the strength of the Global Growth & Operations organization resulted in strong 2013 performance in growth regions. Growth market revenue exceeded $40 billion in 2013, with global revenues exceeding $1 billion in 24 different countries, and growth market orders were up 11% for the year. This included Power & Water’s record $2.7 billion power generation order with Sonelgaz in Algeria that was announced in September 2013. GE continued to execute on in-country for-country initiatives and build local capability in resource-rich countries in 2013, including the opening of an oil and gas technology and service center in Iraq, an engineering center in Vietnam and a locomotive manufacturing facility in Kazakhstan.
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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Compensation Actions for 2013

  Improve margins and cost position and enhance culture around Simplification and customer focus. Total-year operating margins at 15.7% were up 60 basis points versus the 70-basis-point target for the year. Margins expanded in all but one of the company’s Industrial segments. GE reduced Industrial structural costs by $1.6 billion (ahead of plan), reduced Industrial selling, general and administrative (SG&A) expenses as a percentage of sales by 160 basis points to 15.9% and completed more than $1 billion of restructuring. Over the past year, management made significant progress in driving cultural changes around Simplification and customer centricity. Management reduced administrative costs; launched FastWorks, an initiative focused on getting better products to market more quickly through a test-and-learn approach; intensified its focus on commercial operations to increase global market share and improve project margins; and reduced the number of enterprise resource planning systems to simplify operations while improving risk management.
  Build capability and strengthen Oil & Gas. Over the past 15 years, as part of GE’s portfolio transformation to focus on infrastructure, the company built Oil & Gas into an industry leader, growing revenues approximately 10x from 2000 to 2013. Oil & Gas revenues were up 11% to $17 billion in 2013, and segment profit increased 13% to $2.2 billion. In addition, Oil & Gas orders increased 8% to $19.7 billion, and backlog increased 27% to $18.8 billion at year-end. GE continues to strengthen its product offerings by investing in adjacencies in the oil and gas industry. In July 2013, the company completed a $3.3 billion acquisition of Lufkin Industries, Inc., a leading provider of artificial lift technologies and a manufacturer of industrial gears, and in May 2013, GE announced an agreement to acquire substantially all of the assets of Salof Companies, a designer of small-scale liquefied natural gas (LNG) technologies. In addition, in December 2013, GE announced that it would open its first Global Research Center dedicated to oil and gas technology in Oklahoma City.
  Create a more valuable GE Capital. In 2013, management continued to execute on its plan to focus GE Capital on middle-market lending and verticals connected to GE. GE Capital’s segment profits grew 12% to $8.3 billion from $7.3 billion in 2012 despite GE Capital shrinking ENI to $380 billion (excluding cash and equivalents) at year-end, down from $419 billion at the end of 2012. As a result of this strong performance, GE Capital returned $6 billion in dividends to GE in 2013 while increasing its Tier 1 Common Ratio (Basel 1) by 100 basis points to 11.2% at year-end and diversifying its funding profile. In addition, in November 2013, the company took another important step to focus on its core businesses by announcing that it planned to exit its North American Retail Finance business.
  Build world-class enterprise risk management processes. GE continued to enhance its enterprise risk management in 2013 by strengthening enterprise risk management roles across businesses and key functions, appointing a vice chairman with responsibility for both enterprise risk and operations, and refining its risk reporting mechanisms to focus management and Board reviews on the most significant risks facing the company.
  Drive technical and manufacturing excellence. Anticipating changes in the manufacturing landscape, management made early investments in advanced manufacturing technology. In Aviation, for example, this included ceramic-matrix composites (CMCs), automation, robotics and additive manufacturing, a three-dimensional printing technology, and led to $40 billion in commercial engine order commitments at the November 2013 Dubai Air Show.

The MDCC believes that Mr. Immelt performed very well in 2013, taking decisive steps to anticipate the shift in the competitive environment. He made the company more agile through, for example, FastWorks and Simplification, and executed on his performance framework, including against the following financial objectives for 2013.

SELECTED FINANCIAL OBJECTIVES FOR 2013
(in $ billions except percentage & per share amounts)	OBJECTIVE		RESULT
Operating EPS*	1.63	+	1.64
Industrial profit margin (%)	15.6	+	15.7
GE cash from operating activities (CFOA) plus proceeds from sale of NBCU	28	+	31
Industrial segment profits	17		16.2
Cash returned to investors	12	+	18.2

*	For a discussion of this and other non-GAAP financial measures presented in this Compensation Discussion and Analysis, see “Explanation of Non-GAAP Financial Measures and LTPA Performance Metrics” on page 53.

2013 pay decisions. The MDCC increased Mr. Immelt’s base salary 6% to $3.5 million, effective March 1, 2013, reflecting that his salary was last increased in April 2005. In light of the MDCC’s assessment of Mr. Immelt’s performance, he received a $5 million cash bonus, an increase of 11% from 2012. In addition, the MDCC granted Mr. Immelt 400,000 PSUs, an increase from his prior PSU grants, recognizing that Mr. Immelt did not receive a PSU grant in 2012 and considering the extraordinary complexity and scope of transforming and leading GE through a period of competitive and global economic change.

Notwithstanding these increases, Mr. Immelt’s total SEC compensation for 2013 decreased 24% from 2012. This decrease was primarily due to the payout of his 2010–2012 LTPA, which was reported in full for 2012 reflecting three years of performance. In contrast, 2013 compensation reflects an installment for the 2013–2015 LTPAs that reflects only one year of performance. In addition, 2013 compensation reflects a substantially lower increase in pension value ($0.6 million in 2013 compared to $5.2 million in 2012) primarily as a result of an increase in the statutory discount rate assumption, which was dependent entirely on external interest rates.

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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Compensation Actions for 2013

Mr. Immelt’s pay reflects the MDCC’s view of his outstanding leadership and, consistent with prior years, represents a balanced approach to compensation. Over the past five years, GE’s earnings have ranked between 10th and 14th in the S&P 500,1 while Mr. Immelt’s compensation has ranked between 43rd and 329th among S&P 500 CEOs (43rd in 2012, the most recent year for which SEC compensation data is available).2
____________________

1	Based on Bloomberg data for reported net earnings.
2	Based on Equilar data for reported SEC total compensation minus the change in pension value. See footnote 9 to the 2013 Summary Compensation Table on page 32.

CEO stock ownership. As an indication of Mr. Immelt’s alignment with shareowners, he has purchased over 1.02 million shares in the open market since he became CEO in 2001, including 104,900 shares he purchased in March 2014 using his entire cash bonus awarded for 2013. Since he became CEO, he has not sold any of the shares he has acquired upon exercising stock options or the vesting of RSUs or PSUs, net of those required to pay option exercise prices and taxes on such awards. See “Stock Ownership Information” on page 17 for more information on Mr. Immelt’s ownership of GE stock.

COMPENSATION FOR OUR OTHER NAMED EXECUTIVES

Jeff Bornstein. Mr. Bornstein has been our chief financial officer since July 1, 2013 and is also a senior vice president of the company. Previously, he was chief financial officer of GE Capital, and since joining the company in 1989, he has served as chief financial officer of GE Aircraft Engine Services and GE Plastics. As the leader of the company’s finance organization, Mr. Bornstein’s financial objectives were the same as Mr. Immelt’s and thus focused on GE’s overall performance. His strategic and operational goals included driving company culture and structure towards simplification, maintaining and executing on the company’s disciplined capital allocation strategy, further enhancing the company’s enterprise risk management, continuing to strengthen the finance organization, driving global growth initiatives, strengthening investor communications, and continuing to enhance operating processes to improve margins.

Mr. Bornstein had a very good year in 2013. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that he:

  helped lead GE’s cultural and structural transformation towards Simplification, reducing Industrial SG&A expenses as a percentage of sales by 160 basis points to 15.9%, completing more than $1 billion of restructuring, and launching FastWorks;
  further enhanced operating processes to drive margin growth, including reducing the number of profit and loss centers and lowering Industrial structural costs by $1.6 billion (ahead of plan), which drove a 60-basis-point operating margin expansion during the year;
  successfully executed on the company’s capital allocation strategy, with solid CFOA and a strong cash position of $89 billion (including cash and equivalents) at year-end. GE returned $18.2 billion to investors during the year ($7.8 billion in dividends and $10.4 billion in stock repurchases), raised the dividend 16%, supported significant investments in organic growth, including outside the United States, and helped execute key M&A transactions; and
  enhanced the company’s enterprise risk management by focusing management and Board reviews on the most significant risk facing the company and further strengthened investor communications and the finance organization.

In light of the MDCC’s assessment of Mr. Bornstein’s performance in 2013, he received a $2.1 million cash bonus (a 17% increase from 2012) and was granted 550,000 stock options. His base salary was increased by 12% to $1.2 million, effective January 1, 2013, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. In connection with his promotion to CFO of GE, his base salary was then increased by 21% to $1.45 million, effective July 1, 2013. His base salary is commensurate with his position as a senior vice president and the CFO of one of the world’s most complex and largest multinational companies, and with his experience, skills and judgment in leading the company’s finance organization.

Dan Heintzelman. Mr. Heintzelman has been a vice chairman of GE with responsibility for services and operations since October 2013. Previously, he was the president and CEO of GE Oil & Gas and before that, president and CEO of GE Energy Services. Since joining GE in 1979, he also has led services at GE Aircraft Engines. In addition to the company’s overall goals, Mr. Heintzelman’s financial goals for the Oil & Gas segment included revenue, operating profit, margin percentage, CFOA and return on total capital (ROTC). His strategic and operational goals focused on positioning Subsea for profitable long-term growth and improving Turbomachinery and the business’ position in areas such as enhanced oil recovery, driving a services strategy to broaden the business’ commercial offerings, investing in technology, and strengthening enterprise risk management.

Under Mr. Heintzelman’s leadership, Oil & Gas had a strong year in 2013. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that:

  Oil & Gas revenues increased 11% to $17 billion in 2013, and segment profit increased 13% to $2.2 billion. The business also had CFOA of $1.2 billion and solid ROTC. Margins expanded year-over-year;
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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Compensation Actions for 2013

  he made significant investments in R&D to drive technical excellence and lead in key areas such as blowout preventers and electric submersible pumps, including establishing a Global Research Center in Oklahoma City dedicated to oil and gas technology. He also drove investments in software and analytics to broaden the business’ commercial offerings, launching, among other Industrial Internet solutions, the System 1 Evolution, which monitors equipment and instrument health to quickly identify issues;
  Oil & Gas improved its position in a number of critical areas by enhancing project execution and margins in Subsea, and product vitality in Turbomachinery. It also expanded its footprint in enhanced oil recovery and artificial lift with the $3.3 billion acquisition of Lufkin Industries; and
  he strengthened enterprise risk, focusing on enhancing product safety and reliability and strengthening cybersecurity and other controls and processes.

In light of the MDCC’s assessment of Mr. Heintzelman’s performance in 2013, he received a $1.5 million cash bonus (a 14% increase from 2012) and was granted 500,000 stock options. He also was awarded a special grant of 150,000 restricted stock units (RSUs). His base salary was increased by 11% to $1.025 million, effective February 1, 2013, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. In connection with his promotion to vice chairman, his base salary was then increased by 17% to $1.2 million, effective October 1, 2013. His base salary is commensurate with his position as a vice chairman of the company and with his experience, skills and judgment in leading the company’s enterprise risk management and operations.

John Rice. Mr. Rice has been the leader of Global Growth & Operations since November 2010, and he is also a vice chairman of the company. Previously, he led our Technology Infrastructure business, and since joining GE in 1978, he has served as president and CEO of GE Infrastructure, GE Industrial, GE Energy and GE Transportation Systems. In addition to the company’s overall goals, Mr. Rice’s financial, strategic and operational goals for Global Growth & Operations focused on increasing global revenues and orders, driving global Industrial orders growth by helping customers finance infrastructure projects, reducing operating costs and increasing the use of shared services at Global Growth & Operations, strengthening the global leadership team and global talent development, improving global commercial operations and capability, accelerating growth market investment, and driving global initiatives, including Simplification.

Mr. Rice led the Global Growth & Operations organization to a very good performance in 2013. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that:

  international Industrial revenues increased 3% to $59 billion and orders increased 6% to $65 billion, led by strong performance in growth markets, with revenues and orders increasing 8% and 11%, respectively. GE revenues exceeded $1 billion in 24 different countries. GE-assisted financing for customer infrastructure projects led to $10 billion in orders in 2013;
  he led global Simplification efforts, leveraging the company’s scale and increasing the use of shared services in the Global Growth & Operations organization to effectively manage operating costs, while also driving quality and compliance;
  Global Growth & Operations continued to execute on in-country for-country initiatives in 2013, accelerating investments in growth markets and expanding local capability in Africa, Russia, Southeast Asia and other regions, and strengthened global commercial operations, enhancing GE’s reputation as a great partner with customers; and
  he strengthened the global leadership team, including adding a significant number of executives and senior executives in key growth regions such as Southeast Asia, and identified training and talent development opportunities in unique global capabilities.

In light of the MDCC’s assessment of Mr. Rice’s performance in 2013, he received a $4.1 million cash bonus (an 8% increase from 2012) and was granted 650,000 stock options. His base salary was increased by 7% to $2.45 million, effective January 1, 2014, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. His base salary is commensurate with his position as a vice chairman of the company and with his experience, skills and judgment in leading Global Growth & Operations.

Keith Sherin. Mr. Sherin has been the leader of our GE Capital business since July 1, 2013 and is also a vice chairman of the company. Previously, he was chief financial officer of GE, and since joining GE in 1981, he has assumed roles with increasing responsibilities at many of our key businesses. In addition to the company’s overall goals, Mr. Sherin’s financial objectives for GE Capital included lowering GE Capital’s ENI, maintaining a strong Tier 1 Common Ratio, reducing commercial paper and increasing earnings, return on investment and alternative funding. His strategic and operational goals included developing a new portfolio strategy in line with lower GE Capital ENI, strengthening the risk function and GE Capital leadership team, enhancing regulatory processes and capability, continuing to build a more diversified funding profile, enhancing the GE Capital brand, and driving the company’s Simplification and cost reduction initiatives at GE Capital.

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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Compensation Actions for 2013

Under Mr. Sherin’s leadership, GE Capital had a strong year in 2013. In addition to his contribution toward the company’s goals discussed above, and his leadership in the sale of the company’s 49% remaining stake in NBCUniversal in February 2013 when he was CFO of GE, the MDCC specifically recognized that:

  GE Capital achieved strong operating performance, with segment profits of $8.3 billion, up 12% from 2012, and with all segments profitable. GE Capital also improved its return on investment and lowered its SG&A expenses through Simplification and cost reduction initiatives. These accomplishments positioned GE Capital to return $6 billion in dividends to GE in 2013;
  he continued to lead GE Capital’s transformation into a valuable, specialty-finance company focused on middle-market commercial lending and infrastructure verticals in line with lower ENI of $380 billion at year-end (down 9% from 2012) and a Tier 1 Common Ratio of 11.2% (Basel 1), up 100 basis points from 2012 year-end (reflects Grey Zone buyout). He also continued to successfully enhance the GE Capital brand through GE Capital’s 2013 Roadshow for Growth;
  GE Capital further diversified its funding profile, with commercial paper down $14 billion to $29 billion in 2013 and alternative funding up $6 billion to $108 billion, representing 29% of GE Capital’s total debt at year-end; and
  he further strengthened GE Capital’s risk management, launching a comprehensive risk and regulatory plan and improving the availability of cash held outside the United States on a tax-efficient basis, and strengthened GE Capital’s leadership team in light of changing regulatory demands.

In light of the MDCC’s assessment of Mr. Sherin’s performance in 2013, he received a $3.78 million cash bonus (an 8% increase from 2012) and was granted 650,000 stock options. His base salary was increased by 11% to $2.05 million, effective January 1, 2013, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. In connection with his promotion to chairman and CEO of GE Capital, his base salary was then increased by 12% to $2.3 million, effective July 1, 2013. His base salary is commensurate with his position as a vice chairman of the company, and with his experience, skills and judgment in leading GE Capital, which earned $8.3 billion in segment profits in 2013.

Brackett Denniston. Mr. Denniston has been our general counsel since 2004 and is also a senior vice president of the company. He previously served as vice president and senior counsel for Litigation and Legal Policy and joined GE in 1996. Mr. Denniston’s financial objectives were the same as Mr. Immelt’s and thus focused on the overall performance of the company. His strategic and operational goals included resolving major regulatory and litigation matters effectively, driving company culture and structure toward Simplification in the legal and compliance organization, further enhancing the company’s enterprise risk management, continuing to support GE Capital’s regulatory transition, and driving a world-class compliance culture and governance processes.

Mr. Denniston had a very good year in 2013. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that he:

  successfully resolved key investigative matters and effectively managed major litigation and environmental, health and safety matters;
  drove cultural and structural transformations in the legal and compliance organization toward Simplification by increasing the use of shared services with the launch of new centers of excellence in the legal function and a consolidated compliance organization in Europe, and creating a Legal Commercial Council and function to drive commercial speed and excellence through simplified processes and stronger partnerships with the businesses;
  maintained a best-in-class compliance culture, with GE being named for the eighth year in a row as one of the world’s most ethical companies. He led the Simplification and redesign of the company’s integrity policy, The Spirit & The Letter, and drove global compliance awareness and training;
  worked closely with the chair of the GPAC to simplify and align Board governance processes with evolving business priorities; and
  further strengthened the company’s enterprise risk management by targeting the most significant risks facing GE, including through his leadership of the company’s intellectual property protection efforts, and led the continued transformation of the company’s regulatory/compliance infrastructure.

In light of the MDCC’s assessment of Mr. Denniston’s performance in 2013, he received a $2.875 million cash bonus (an 8% increase from 2012) and was granted 550,000 stock options. His base salary was increased by 8% to $1.775 million, effective January 1, 2014, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. His base salary is commensurate with his position as a senior vice president of the company and with his experience, skills and judgment in leading the company’s legal, governance, regulatory and compliance functions.

2013–2015 LTPA GRANTS

In March 2013, we granted contingent LTPAs to approximately 1,000 executives across the company. These LTPAs are payable if the company achieves, on an overall basis for the three-year period from 2013 through 2015, specified goals based on four equally weighted performance metrics, as shown in the table below. The awards are payable in cash (or, at the MDCC’s discretion, in stock) based on achievement of the performance metrics shown in the table below, with payment amounts prorated for performance

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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Compensation Actions for 2013

between the established levels. See “How We Determine Incentive Compensation” on page 28 for additional information on the LTPA program.

GE GOAL	PERFORMANCE METRIC*	THRESHOLD	MAXIMUM
Attractive earnings profile	Cumulative operating EPS	$5.10	$5.52
High cash flows to support balanced capital allocation	Cumulative total cash generation (Total Cash)	$55B	$73B
Valuable portfolio	2015 Industrial earnings as a percentage of	60%	65%
	total company earnings (Industrial Earnings %)**
Leading returns on capital compared to peers	2015 ROTC	12%	14%

*	For information on how these metrics are calculated, see “Explanation of Non-GAAP Financial Measures and LTPA Performance Metrics” on page 53.
**	The Industrial Earnings % performance levels were set prior to the company’s announcement that it planned to exit its North American Retail Finance business.

As was the case with the awards granted under our prior LTPA programs, the target performance levels of the 2013–2015 LTPA metrics are challenging but achievable with good performance, whereas the maximum performance levels represent stretch goals. The three most recent LTPA programs paid out, on an overall basis, at 70%, 56% and 64% of the maximum payout level, respectively.

MDCC authority to adjust LTPA metrics. Under the terms of the LTPA program, the MDCC can adjust these metrics for any extraordinary items. For a discussion of how the LTPA performance metrics are calculated, see the proxy supplemental materials on GE’s proxy website (see “Helpful Resources” on page 55).

Payout calculation. For each named executive, the award is based on a multiple of the named executive’s base salary in effect in February 2016 plus the discretionary bonus awarded to him in February 2016 for the 2015 performance period; this multiple is 0.75x at threshold, 1.50x at target and 2.00x at maximum (multiples for other participants start at significantly lower levels). There will be no payout for performance below the threshold level. A named executive’s LTPA is subject to forfeiture under our compensation recoupment policy or if his employment terminates before December 31, 2015 for any reason other than disability, death or retirement. The potential three-year amounts payable at threshold, target and maximum performance are reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns in the 2013 Grants of Plan-Based Awards Table on page 34.

Payout structure for the named executives. To enhance the transparency of the LTPA program to participants and shareowners and reinforce the impact of participants’ cumulative efforts over each of the years in the performance period, the 2013–2015 LTPAs are payable to the named executives in installments following the end of each year in the three-year performance period (except in the case of Mr. Heintzelman, who was not an executive officer until later in the year). These installments are not paid out immediately, but rather are credited to each executive’s nonqualified deferred compensation account to be paid out after the third year. The amount of each installment, including the first-year installments reported as 2013 compensation in the Non-Equity Incentive Plan Comp. column in the 2013 Summary Compensation Table on page 32, are calculated by multiplying the named executive’s total cash compensation at the time by 30% of the projected total three-year payout percentage (up to the target payout level for the first year). Following the third year, the named executives will receive any amounts credited, without interest, adjusted to reflect GE’s actual three-year performance, and the company will disclose performance results for each of the four performance metrics.

2013 STOCK OPTION GRANTS

In September 2013, the MDCC approved stock option grants to approximately 5,100 executives across the company, including the named executives (other than Mr. Immelt, who only received PSUs). For these grants, the MDCC determined to set award levels at a lower level in light of the recent growth in GE’s stock price and the associated increased value and cost of stock option awards as well as the value of recent grants. On average, in 2013 the named executives received 26% fewer options with a 14% lower grant date fair value than their most recent grant. In determining individual grant levels for the named executives, the MDCC also considered their potential to contribute to the company’s future success and that the vice chairmen (other than Mr. Heintzelman, who became a vice chairman in 2013) did not receive grants in 2012. See the 2013 Grants of Plan-Based Awards Table on page 34 for more information on the 2013 grants to the named executives.

Our Compensation Framework

OUR GOAL

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareowners. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our shareowners, and motivates executives to remain with the company for long and productive careers built on expertise.

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Key Considerations in Setting Pay

EMPHASIS ON CONSISTENT,
SUSTAINABLE AND
RELATIVE PERFORMANCE

Our compensation program provides the greatest pay opportunity for executives who demonstrate superior performance for sustained periods of time. It also rewards named executives for executing GE’s strategy through business cycles (for example, maintaining consistent levels of R&D investment through economic cycles), so that long-term strategic objectives are not compromised by short-term considerations. All of our named executives have served the company for many years, holding diverse positions and taking on increasing levels of responsibility over time. Their pay levels reflect their consistent contributions to GE’s long-term success and our expectation that these contributions will continue. In evaluating performance consistency, we also weigh the performance of each executive relative to his peers in his industry segment or function. Because we incorporate current-year, past and sustainable performance into our compensation decisions, any percentage increase or decrease in the amount of annual compensation tends to be more gradual than in a framework focused solely or largely on current-year performance.

EMPHASIS ON FUTURE PAY
OPPORTUNITY VERSUS CURRENT PAY

The MDCC strives to provide an appropriate mix of compensation elements, including finding a balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments primarily reward more recent performance, while equity awards encourage our named executives to continue to deliver results over a longer period of time and also serve as a retention tool. The MDCC believes that most of our named executives’ compensation should be at risk contingent primarily on the company’s long-term operating and stock-price performance. Named executive compensation for 2013 was, on average, 71% at risk based on GE’s performance (representing the sum of the amounts reported in the Bonus, Stock Awards, Option Awards and Non-Equity Incentive Plan Comp. columns as a percentage of the amounts reported in the SEC Total column in the 2013 Summary Compensation Table on page 32).

MDCC JUDGMENT

Our compensation programs reflect a balancing of arrangements where the payouts are tied to achieving specific quantitative performance objectives, consisting of LTPAs and the PSUs granted to our CEO, and those where the MDCC evaluates a broad range of quantitative and qualitative factors. This evaluation encompasses criteria such as reliability in delivering financial and growth targets, performance in light of risk assumed, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth, and the ability to lead others. The evaluation of a named executive’s performance against his stated objectives plays a significant role in awarding the annual cash bonus and also contributes to the determination of the overall amount and mix of compensation.

SIGNIFICANCE OF OVERALL
COMPANY RESULTS

The MDCC’s evaluation of the named executives places strong emphasis on their contributions to the company’s overall performance rather than focusing only on their individual businesses or functions. The MDCC believes that the named executives, as key members of the company’s leadership team, share the responsibility to support the goals and performance of the company. While this compensation philosophy influences all of the MDCC’s compensation decisions, it has the biggest impact on annual equity incentive grants.

CONSIDERATION OF RISK

Our compensation programs are balanced and focused on the long term so that our executives can achieve the highest compensation through consistent superior performance over sustained periods of time. In addition, large amounts of compensation are usually deferred or realizable only upon retirement, providing strong incentives to manage for the long term while avoiding excessive risk-taking in the short term. Goals and objectives, which include specific, risk-focused measures that are aligned with our overall risk framework, reflect a balanced mix of quantitative and qualitative performance measures to avoid placing excessive weight on a single performance measure. Compensation is also balanced among current cash payments, deferred cash and equity awards. With limited exceptions, the MDCC retains discretion to adjust compensation for quality of performance and adherence to company values. See “Board Committee Oversight of Specific Risks” on page 13 for information about the MDCC’s risk oversight responsibilities.

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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Our Compensation Framework

HOW WE DETERMINE INCENTIVE COMPENSATION

Annual cash bonuses. We pay cash bonuses to our named executives each February for the prior year. The MDCC evaluates their achievement of specific performance goals and puts strong emphasis on their contributions to the company’s overall performance in addition to their individual business or function. Therefore, the specific company financial goals listed above for Mr. Immelt (see “CEO Compensation” on page 21) are also the key shared financial goals for Messrs. Bornstein, Heintzelman, Rice, Sherin, and Denniston, even though they also have additional performance goals for the businesses or functions they lead. The bonus amounts are not formulaically set when the goals are established but instead are determined using MDCC judgment after the completion of the performance period based on the MDCC’s assessment of a number of quantitative and qualitative factors. This allows the MDCC to consider all aspects of an executive’s performance throughout the year, which typically cannot be accounted for under a rigid, formulaic model. Annual cash bonus amounts are determined with the prior year’s award serving as an initial basis for consideration. After an assessment of a named executive’s ongoing performance and current-year contributions to the company’s results, as well as the performance of any business or function he leads, the MDCC uses its judgment in determining the bonus amount, if any, and the resulting percentage change from the prior year.

Annual equity incentive awards. We typically grant annual equity incentive awards to our named executives in the form of stock options, RSUs or, for the CEO, PSUs. Equity awards encourage our named executives to continue to deliver results over a longer period of time and serve as a retention tool. In determining grant amounts, the MDCC follows a similar approach as described above for annual cash bonuses, except that it places greater emphasis on evaluating named executives based on company, rather than business or functional, performance and is more heavily influenced by expected future contributions to the company’s long-term success, taking into account past performance as a key indicator.

  Stock options and RSUs. We use grants of stock options and RSUs as a means to effectively focus our named executives on delivering long-term value to our shareowners. Options have value only to the extent that the price of GE stock rises between the grant date and the exercise date, and RSUs reward and retain the named executives by offering them the opportunity to receive GE stock if they are still employed by us on the date the restrictions lapse. In 2013, the MDCC continued its recent practice of providing more potential value in stock options in view of the strong alignment they build with our shareowners.
  PSUs. A significant portion of Mr. Immelt’s compensation historically has been delivered in the form of PSUs, which have formulaically determined payouts and convert into shares of GE stock only if the company achieves specified performance goals, because both the MDCC and the CEO believe that his equity awards should be fully at risk based on key performance measures that align with our shareowners’ interests. If the pre-established performance conditions are not met, these grants are forfeited. For example, in February 2014, all of the PSUs granted to Mr. Immelt in 2008 were cancelled under the terms of the grant because GE’s CFOA did not grow an average of more than 10% per year over the performance period from 2009 to 2013, and GE’s TSR did not meet or exceed that of the S&P 500 over that same performance period. The PSUs granted in 2013 convert into shares of GE stock based on Industrial CFOA, TSR and operating margin goals. The PSUs historically have been based on cash flow and TSR goals, but the MDCC added the margin goal to the 2013 PSUs to align with the company’s disclosed long-term operating goals. See notes 2 and 6 to the 2013 Grants of Plan-Based Awards Table on page 34 for more information regarding these performance goals. See the Outstanding Equity Awards Vesting Schedule Table on page 36 for information on Mr. Immelt’s outstanding performance-based equity grants.

LTPAs. Since 1994, we have granted LTPAs to our named executives and other selected leaders only once every three or four years, in contrast to many companies that grant such awards annually. These awards have formulaically determined payouts, based on four equally weighted performance metrics that the MDCC sets at the beginning of each three-year performance period. We have largely used consistent performance metrics (earnings, cash generation and return on total capital) over the last five LTPA programs. Any change in metrics from program to program has reflected the alignment of our long-term performance programs with our strategic focus (as is the case with the Industrial Earnings % metric in our 2013–2015 LTPA program). See “2013–2015 LTPA Grants” on page 25 and the 2013 Grants of Plan-Based Awards Table on page 34 for information on our 2013–2015 LTPA program.

OTHER COMPENSATION ELEMENTS

Base salary. Base salaries for our named executives depend on the scope of their responsibilities, their leadership skills and values, and their performance and length of service. Generally, they are eligible for salary increases at intervals of 18 months or longer. Any increases are affected by their current salaries and the amounts paid to their peers within and outside the company.

Deferred compensation. The company has offered both a deferred bonus program and, from time to time, a deferred salary program, with only the deferred salary program providing for payment of an “above-market” interest rate as defined by the SEC. The last deferred salary program was offered in 2010 for 2011 salary. These programs are available to approximately 3,600 eligible employees in the executive band and above, except that individuals who are named executives at the time a deferred salary program is offered are not eligible to participate. The deferral programs are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The deferred salary program is viewed as a strong retention tool because executives generally must remain with the company for at least five years from the time of deferral to receive any interest on deferred balances. In addition, because the deferral programs are unfunded and deferred salary and bonus payments are satisfied from the

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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Our Compensation Framework

company’s general assets, they provide a strong incentive for the company’s executives to minimize risks that could jeopardize the long-term financial health of the company. Under both programs, payouts commence following termination of employment.

Pension plans. The company provides retirement benefits to the named executives under the same GE Pension Plan, GE Supplementary Pension Plan and GE Excess Benefits Plan in which other eligible executives and employees participate. The GE Pension Plan is a broad-based, tax-qualified plan under which eligible employees may retire at age 60 or later. The GE Supplementary Pension Plan, which increases retirement benefits above amounts available under the GE Pension Plan, covers approximately 3,600 eligible employees in the executive band and above. Unlike the GE Pension Plan, the Supplementary Pension Plan is an unfunded, unsecured obligation of the company and is not qualified for tax purposes. Because participants generally forfeit any benefits under this plan if they leave the company before age 60, we believe it to be a strong retention tool that significantly reduces departures of high-performing executives and greatly enhances the caliber of the company’s executive workforce. In addition, because the Supplementary Pension Plan is unfunded and benefit payments are satisfied from the company’s general assets, it provides a strong incentive for the company’s executives to minimize risks that could jeopardize the long-term financial health of the company. The named executives do not have significant benefits accrued under the GE Excess Benefits Plan.

Other benefits. We provide our named executives with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. For details, see the All Other Comp. column in the 2013 Summary Compensation Table on page 32. In 2012, at GE’s request, Mr. Heintzelman and his family relocated on a non-permanent basis to Florence, Italy in connection with his assignment leading Oil & Gas, which at the time was headquartered there. His expatriate assignment ended in October 2013 when he returned to the United States to assume his current role as vice chairman with responsibility for enterprise risk management and operations. In 2011, at GE’s request, Mr. Rice and his family relocated on a non-permanent basis to Hong Kong in connection with his assignment leading Global Growth & Operations, which is headquartered there, and to be closer to major emerging markets. The company’s expatriate assignment policy provides benefits for employees working on non-permanent assignments outside their home countries. The benefits provided to Messrs. Heintzelman and Rice under this policy are the same as those benefits provided to other employees, although the cost for these benefits varies from location to location. Under our policy, the company is responsible for any additional U.S. or foreign taxes that Messrs. Heintzelman and Rice incur as a direct result of their international assignments, and they are responsible for the amount of taxes they would have incurred had they continued to live and work in the United States.

Other Compensation Practices and Policies

ROLE OF THE MDCC

The MDCC has the primary responsibility for helping the Board develop and evaluate potential candidates for executive positions and for overseeing the development of executive succession plans. As part of this responsibility, the MDCC oversees the design, development and implementation of the compensation program for the CEO and the other named executives. Our CEO and senior vice president, human resources, assist the MDCC in administering our compensation program. The senior vice president, human resources, also provides advice and information to the MDCC on matters such as past compensation, GE compensation practices and guidelines, company performance, industry compensation practices and competitive market information, and the human resources function assembles information on the total annual compensation and potential accrued retirement benefits of each named executive.

SETTING COMPENSATION AND EVALUATING PERFORMANCE

  For our CEO. At the beginning of each year, Mr. Immelt develops the objectives that he believes should be achieved for the company to be successful, which he then reviews with the MDCC for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the company’s annual financial and strategic planning sessions, during which in-depth reviews of the company’s growth opportunities are analyzed and goals are established for the upcoming year. The objectives include both quantitative financial measurements and qualitative strategic, risk and operational considerations that are evaluated subjectively, without any formal weightings, and are focused on the factors that our CEO and the Board believe create long-term shareowner value. Mr. Immelt reviews and discusses preliminary considerations as to his own compensation with the MDCC. In developing these considerations, he solicits the input of, and receives advice and data from, our senior vice president, human resources. Mr. Immelt does not participate in the final determination of his own compensation.
  For our other named executives. The other named executives are leaders of individual businesses or functions of the company. As part of the executive management team, they report directly to Mr. Immelt, who develops the objectives that they are expected to achieve and against which their performance is assessed. As with Mr. Immelt, these objectives are reviewed with the MDCC at the beginning of each year and are derived largely from the company’s annual financial and strategic planning sessions in which the other named executives participate. Like Mr. Immelt’s objectives, the named executives’ objectives include both quantitative financial measurements and qualitative strategic, risk and operational considerations affecting the company
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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Other Compensation Practices and Policies

and the businesses or functions that the named executives lead. Mr. Immelt leads the assessment of each named executive’s individual performance against his objectives, the company’s overall performance and the performance of his business or function. Mr. Immelt then makes an initial compensation recommendation to the MDCC for each named executive, again with the advice of our senior vice president, human resources. The named executives do not play a role in their compensation determinations, other than discussing with the CEO their individual performance against their predetermined objectives.

LIMITED USE OF COMPENSATION CONSULTANTS AND PEER GROUP COMPARISONS

  Compensation consultants. From time to time, the MDCC and the company’s human resources function have sought the views of Frederic W. Cook & Co., Inc. (Frederic Cook) about market intelligence on compensation trends along with its views on particular compensation programs designed by our human resources function. For 2013, the MDCC did not consult directly with Frederic Cook, although the company’s human resources function consulted with Frederic Cook on market practices relating to compensation and benefits for named executives. These services were obtained under hourly fee arrangements rather than through a standing engagement. The MDCC and the company have adopted a policy that any compensation consultant that advises the MDCC on executive compensation will not at the same time advise the company on any other human resources matter.
  Peer group comparisons. The MDCC considers executive compensation at the other Dow 30 companies as just one among several factors in setting pay. It does not target a percentile within this group and instead uses the comparative data merely as a reference point in exercising its judgment about the types and amounts of compensation the company provides.

CLAWBACKS AND OTHER POTENTIAL REMEDIES FOR EXECUTIVE MISCONDUCT

  Clawbacks. If the Board determines that an executive officer has engaged in conduct detrimental to the company and the conduct resulted in a material inaccuracy in the company’s financial statements or in performance metrics that affect the executive officer’s compensation, it may seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If the Board determines that an executive engaged in fraudulent misconduct, it will seek such reimbursement.
  Other remedies. In cases of detrimental misconduct by an executive officer, the Board may also take a range of other actions to remedy the misconduct, prevent its recurrence, and discipline the individual as appropriate, including, depending on the facts and circumstances, terminating the individual’s employment. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

SHARE OWNERSHIP AND EQUITY GRANT POLICIES

  Share ownership requirements. We require our named executives to own significant amounts of GE stock. The required amounts are set at multiples of base salary. In 2013, in response to shareowner feedback, the MDCC increased Mr. Immelt’s share ownership requirement from six to ten times his base salary. For details on these share ownership requirements, see the MDCC’s Key Practices on GE’s website (see “Helpful Resources” on page 55). All named executives are in compliance with our stock ownership requirements. The named executives’ ownership is shown in the Common Stock and Total Stock-Based Holdings Table on page 17.
  Holding period requirements. Our executive officers must also hold for at least one year any net shares of GE stock they receive through stock option exercises.
  Anti-hedging policy. We do not believe our executive officers or directors should speculate or hedge their interests in our stock. We therefore prohibit them from making short sales of GE stock or from purchasing or selling options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to GE stock.
  Anti-pledging policy. Under a new policy formalized in 2013, we prohibit executive officers and directors from pledging GE stock.
  Equity grant practices. The exercise price of each stock option awarded under the 2007 Long-Term Incentive Plan is the closing price of GE stock on the date of grant (the date of the MDCC meeting at which equity awards are determined). Board and committee meetings are generally scheduled at least a year in advance and without regard to anticipated earnings releases or other major company announcements.
  Option repricing policy. We prohibit the repricing of stock options, including amendments to outstanding options to lower their exercise price and cancellation of outstanding options and replacement with new options.
  Dividend equivalent policy. Recently, the GE Board adopted a policy under which RSUs granted to executive officers after 2013 will not pay dividend equivalents on shares that are not owned. Under the policy, RSUs granted to executive officers are credited with an amount equal to the value of any dividends paid on the underlying shares, and that amount will be paid to the executive (without interest) only if and when the award vests and the executive owns the underlying shares. Similarly, dividend equivalents on all outstanding PSUs are paid out only on shares actually received.

POLICIES ON POST-TERMINATION PAYMENTS

  No employment or severance agreements. Our named executives serve at the will of the Board and do not have individual employment, severance or change-of-control agreements. This preserves the MDCC’s flexibility to set the terms of any employment termination based on the particular facts and circumstances. We provide limited guaranteed post-termination benefits such as death and disability benefits, as described under “Potential Payments upon Termination at Fiscal Year-End” on
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COMPENSATION	COMPENSATION DISCUSSION AND ANALYSIS | Other Compensation Practices and Policies

page 40. Other than retirement benefits, which serve as a retention tool, post-employment benefits have little bearing on our annual compensation decisions.

  Shareowner approval of severance benefits. If the Board were to agree to pay severance benefits to any of the named executives, we would seek shareowner approval if the executive’s employment had been terminated before retirement for performance reasons and the value of the proposed severance benefits exceeded 2.99 times the sum of his base salary and bonus. For this purpose, we would not include the following items as severance benefits: (1) any payments based on accrued pension benefits; (2) any salary or bonus accrued before termination; (3) any RSUs if the termination was within two years prior to age 60; (4) any stock-based incentive awards that had vested before termination or were scheduled to vest within two years after the termination date; and (5) any retiree health, life or other welfare benefits.
  Shareowner approval of death benefits. In addition, the Board will seek shareowner approval of any commitment to make payments, grants or awards of unearned amounts upon the death of a named executive. This policy does not apply to payments, grants or awards of the sort that are offered to other company employees.

TAX DEDUCTIBILITY OF COMPENSATION

Under the Internal Revenue Code, a public company is limited to a $1 million deduction for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the CFO) who are employed at year-end. This limitation does not apply to compensation that meets the tax code requirements for qualifying performance-based compensation (compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2013, the payments of annual cash bonuses and LTPAs and the grants of stock options and PSUs were designed to satisfy the requirements for deductible compensation, but we may make awards that do not qualify as deductible compensation.

Compensation Committee Report

The MDCC has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for 2013 and the company’s 2014 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Ralph S. Larsen (Chairman)	Marijn E. Dekkers	Robert W. Lane
James I. Cash, Jr.	Andrea Jung	Douglas A. Warner III

Realized Compensation

The SEC’s calculation of total compensation, as shown in the 2013 Summary Compensation Table on page 32, includes several items driven by accounting and actuarial assumptions. As a result, these amounts differ substantially from the compensation actually realized by our named executives in a particular year. To supplement the SEC-required disclosure, the table below shows compensation actually realized by each named executive, as reported on his IRS W-2 form.

2013 REALIZED COMPENSATION TABLE

	REALIZED COMPENSATION[1,2]
NAME & PRINCIPAL POSITION	2011	2012	2013
Jeffrey R. Immelt	$7,822,378	$7,907,751	$20,436,857
Chairman & CEO
Jeffrey S. Bornstein			$9,079,338
SVP & CFO[3]
Daniel C. Heintzelman			$14,455,147
Vice Chairman[3]
John G. Rice	$6,884,336	$8,484,728	$16,478,702
Vice Chairman
Keith S. Sherin	$6,760,856	$6,574,575	$16,315,819
Vice Chairman
Brackett B. Denniston III		$6,736,113	$11,101,379
SVP, General Counsel & Secretary[3]

1	Realized compensation is not a substitute for total compensation. For a reconciliation of amounts reported as realized compensation and amounts reported as total compensation, see “Reconciliation of Realized Compensation Table to Summary Compensation Table” on page 53. For more information on total compensation as calculated under SEC rules, see the notes accompanying the 2013 Summary Compensation Table on page 32.
2	The year-over-year increase in realized compensation from 2012 to 2013 is due primarily to the payout in early 2013 of the LTPAs that were earned over the three-year period from 2010 to 2012. On average, these payouts comprised 51% of the named executives’ realized compensation in 2013.
3	Under applicable SEC rules, we have excluded Messrs. Bornstein’s and Heintzelman’s compensation for 2011 and 2012 and Mr. Denniston’s compensation for 2011 as they were not named executives in these years.

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COMPENSATION	EXECUTIVE COMPENSATION TABLES

Summary Compensation

2013 SUMMARY COMPENSATION TABLE

Name & Principal Position[1]	Year	Salary	[2]	Bonus	[3]	Stock Awards	[4]	Option Awards	[5]	Non-Equity Incentive Plan Comp.	[6]	Change in Pension Value & Nonqualified Deferred Comp. Earnings	[7]	All Other Comp.	[8]	SEC Total	SEC Total Without Change in Pension Value	[9]
Jeffrey R. Immelt	2013	$3,466,667		$5,000,000		$7,777,191		$0		$2,380,000		$729,075		$423,783		$19,776,716	$19,202,302
Chairman & CEO	2012	$3,300,000		$4,500,000		$0		$0		$12,080,250		$5,351,595		$574,507		$25,806,352	$20,592,769
	2011	$3,300,000		$4,000,000		$3,579,250		$0		$0		$10,254,787		$447,191		$21,581,228	$11,449,617
Jeffrey S. Bornstein	2013	$1,325,000		$2,100,000		$0		$2,486,000		$994,000		$154,341		$176,973		$7,236,314	$7,124,394
SVP & CFO[10,11]
Daniel C. Heintzelman	2013	$1,060,416		$1,500,000		$3,567,000		$2,260,000		$0		$379,115		$4,489,966		$13,256,497	$12,907,596
Vice Chairman[11]
John G. Rice	2013	$2,300,000		$4,100,000		$0		$2,938,000		$1,834,000		$306,685		$1,435,274		$12,913,959	$12,779,539
Vice Chairman	2012	$2,200,000		$3,800,000		$0		$0		$9,447,375		$7,524,925		$2,075,677		$25,047,977	$17,678,431
	2011	$2,100,000		$3,400,000		$0		$3,391,500		$0		$9,787,500		$1,900,141		$20,579,141	$10,931,830
Keith S. Sherin	2013	$2,175,000		$3,780,000		$0		$2,938,000		$1,702,400		$699,512		$233,449		$11,528,361	$10,938,754
Vice Chairman[10]	2012	$1,850,000		$3,500,000		$0		$0		$8,595,563		$5,953,692		$258,110		$20,157,365	$14,302,883
	2011	$1,765,000		$3,150,000		$0		$3,391,500		$0		$7,654,982		$249,461		$16,210,942	$8,645,537
Brackett B. Denniston III	2013	$1,650,000		$2,875,000		$0		$2,486,000		$1,302,000		$384,326		$171,158		$8,868,483	$8,500,156
SVP, General Counsel	2012	$1,575,000		$2,650,000		$0		$3,040,000		$6,659,625		$1,909,377		$461,890		$16,295,892	$14,401,341
& Secretary[11]

1	This year, we have six named executives in light of the transition from Mr. Sherin to Mr. Bornstein as CFO in July 2013, in accordance with SEC rules.
2	Each of the named executives contributed a portion of his salary to the GE Retirement Savings Plan (RSP), the company’s 401(k) savings plan (formerly the GE Savings & Security Program (S&SP)).
3	This column shows the amounts earned under our annual cash bonus program.
4	This column shows the aggregate grant date fair value of PSUs (for Mr. Immelt) and RSUs (for Mr. Heintzelman) granted in the years shown. Generally, the aggregate grant date fair value is the amount that the company expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value that the named executives will realize from the award. In particular, the actual value of PSUs received is different from the accounting expense because it depends on performance. For example, as described under “How We Determine Incentive Compensation” on page 28, Mr. Immelt earned 0% of the PSUs granted to him in December 2008 because the performance conditions were not met. Although any PSUs not earned by Mr. Immelt are cancelled, GE does not adjust the related amounts previously reported as compensation in the year of the PSU award (which was $2,044,650 in 2008). See the 2013 Grants of Plan-Based Awards Table on page 34 for additional information, including the performance conditions and valuation assumptions, as applicable, for PSUs and RSUs granted in 2013.
5	This column shows the aggregate grant date fair value of stock options granted in the years shown. These amounts reflect the company’s accounting expense and do not correspond to the actual value that the named executives will realize. For information on the assumptions used in valuing a particular year’s grant, see the note on Other Stock-Related Information in GE’s financial statements in our annual report on Form 10-K for that year. See the 2013 Grants of Plan-Based Awards Table on page 34 for additional information on stock options granted in 2013.
6	This column shows amounts earned under LTPA grants, which we generally establish only once every three or more years, and reflects achievement of pre-established performance goals over the performance period. The amounts for 2013 reflect the 2013–2015 LTPA installments for the first year in the three-year performance period. Beginning with the 2013–2015 LTPAs, the awards are payable to the named executives in installments following the end of each year in the three-year performance period and are credited to the named executive’s nonqualified deferred compensation account (to be paid out following the third year). No interest is earned on any amounts credited. The amounts credited are calculated by multiplying the named executive’s total cash compensation at the time by the projected total three-year payout percentage (up to the target payout level for the first year) by 30%. Following the third year, the named executives will receive any amounts credited, adjusted upward or downward so that the total amount received, if any, reflects the company’s actual three-year performance. See “2013–2015 LTPA Grants” on page 25 for additional information.
7	This column shows the sum of the change in pension value and above-market earnings on nonqualified deferred compensation, which break down for each named executive as shown in the table below. Year-over-year changes in pension value generally are driven in large part due to changes in actuarial pension assumptions as well as increases in service, age and compensation. For 2013, the change in pension value for the named executives was substantially lower than 2012 primarily as a result of an increase in the statutory discount rate assumption from 3.96% to 4.85%. See “Pension Benefits” on page 38 for additional information, including the present value assumptions used in this calculation. Above-market earnings represent the difference between market interest rates calculated under SEC rules and the 6% to 14% interest contingently credited by the company on salary that the named executives deferred under various executive deferred salary programs in effect between 1987 and 2013. See “Nonqualified Deferred Compensation” on page 39 for additional information.
Name of Executive	Change in Pension Value	Above-Market Earnings
Immelt	$574,414	$154,661
Bornstein	$111,920	$42,421
Heintzelman	$348,901	$30,214
Rice	$134,420	$172,265
Sherin	$589,607	$109,905
Denniston	$368,328	$15,998
8	See the 2013 All Other Compensation Table on page 33 for additional information.
9	To show how year-over-year changes in pension value impact total compensation, as determined under SEC rules, we have included this column to show total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Comp. Earnings column, as described in footnote 7 to this table, from the amounts reported in the SEC Total column. The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the SEC Total column.
10	Mr. Sherin served as CFO, GE through June 30, 2013. Effective July 1, 2013, he began serving as chairman and CEO, GE Capital, and Mr. Bornstein began serving as CFO, GE.
11	Under applicable SEC rules, we have excluded Messrs. Bornstein’s and Heintzelman’s compensation for 2011 and 2012 and Mr. Denniston’s compensation for 2011 as they were not named executives in these years.

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COMPENSATION	EXECUTIVE COMPENSATION TABLES

All Other Compensation

We provide our named executives with additional benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. The costs of these benefits, minus any amounts reimbursed by the named executives, are reflected in the table below for 2013 and included in the All Other Comp. column in the 2013 Summary Compensation Table on page 32. Expatriate tax benefits provided to Messrs. Heintzelman and Rice are consistent with those we provide for employees working on non-permanent assignments outside their home countries.

2013 ALL OTHER COMPENSATION TABLE

Name of Executive	Other Benefits	[1]	Value of Supplemental Life Insurance Premiums	[2]	Payments Relating to Employee Savings Plan	[3]	Expatriate Tax Benefits	[4]	Total
Immelt	$343,121		$71,737		$8,925		–		$423,783
Bornstein	$111,531		$56,517		$8,925		–		$176,973
Heintzelman	$318,116		$105,327		$8,925		$4,057,598		$4,489,966
Rice	$1,200,578		$225,771		$8,925		$0		$1,435,274
Sherin	$54,576		$169,948		$8,925		–		$233,449
Denniston	$70,750		$91,483		$8,925		–		$171,158

1	See the 2013 Other Benefits Table below for additional information.
2	This column reports taxable payments made to the named executives to cover premiums for universal life insurance policies they own. These policies include: (a) Executive Life, which provides universal life insurance policies for the named executives totaling $3 million in coverage at the time of enrollment, increased 4% annually thereafter; and (b) Leadership Life, which provides universal life insurance policies for the named executives with coverage of two times their annual pay (salary plus 100% of their most recent bonus payment).
3	This column reports company matching contributions to the named executives’ RSP accounts of 3.5% of pay up to the limitations imposed under IRS rules.
4	These amounts represent the expatriate tax benefits provided to Messrs. Heintzelman and Rice in connection with their non-permanent relocation, at the company’s request, to Florence, Italy and Hong Kong, respectively, consistent with the company’s policy for employees working on non-permanent assignments outside their home countries, as described under “Other benefits” on page 29. Under the company’s expatriate assignment policy, the company is responsible for additional U.S. or foreign taxes due, if any, as a direct result of an employee’s international assignment, and the employee remains responsible for the amount of taxes he would have incurred if he had continued to live and work in his home country. The amount of tax benefits for Mr. Heintzelman was driven primarily by Italy’s relatively high tax rate compared to the United States and the payout of his 2010–2012 LTPA.

Other Benefits

The following table describes other benefits and the incremental cost to the company of providing them in 2013. The total amount of these other benefits is included in the 2013 All Other Compensation Table above for each named executive.

2013 OTHER BENEFITS TABLE

Name of Executive	Use of Aircraft	[1]	Leased Cars	[2]	Financial Counseling & Tax Preparation	[3]	Other	[4]	Total
Immelt	$343,121		$0		$0		$0		$343,121
Bornstein	$66,349		$28,033		$14,900		$2,249		$111,531
Heintzelman	$0		$4,719		$6,500		$306,897		$318,116
Rice	$91,949		$0		$13,990		$1,094,639		$1,200,578
Sherin	$10,816		$28,156		$14,200		$1,404		$54,576
Denniston	$5,364		$32,052		$26,928		$6,406		$70,750

1	Amounts reflect the incremental cost to GE for personal use of company aircraft, based on the following variable costs incurred as a result of personal flight activity: a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and any travel expenses for the flight crew. It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.
2	Includes expenses associated with the leased cars program, such as leasing and management fees, administrative costs, maintenance costs, and gas allowance.
3	Includes expenses associated with the use of advisors for financial, estate and tax preparation and planning, as well as investment analysis and advice.
4	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of benefits included in the 2013 Other Benefits Table for the named executive (except as otherwise described in this footnote), such as: (1) car service fees; (2) home alarm and generator installation, maintenance and monitoring; (3) participation in the Executive Products and Lighting Program pursuant to which executives can receive GE appliances or other products with incremental cost calculated based on the fair market value of the products received; and (4) an annual physical examination and miscellaneous exercise equipment. With respect to Messrs. Heintzelman and Rice, this column also reports the following benefits provided to them in connection with their non-permanent relocation, at the company’s request, to Florence, Italy and Hong Kong, respectively, consistent with the company’s policy for employees working on non-permanent international assignments in jurisdictions other than their home country, as described under “Other benefits” on page 29.

GE 2014 Proxy Statement	33

COMPENSATION	EXECUTIVE COMPENSATION TABLES | Other Benefits

International assignment expenses	Heintzelman	*	Rice	*
Cost-of-living adjustment	$123,744		$305,905
Housing & utilities	$113,866		$687,161
Other expatriate/relocation
allowances & expenses	$60,237		$95,006

*

Any benefits paid to Mr. Heintzelman in Euros (EUR) were converted to U.S. dollars (USD) on a monthly basis using the following average monthly exchange rates for 2013: January, March, July, August – 0.76 EUR per USD; February, September – 0.75 EUR per USD; April – 0.78 EUR per USD; May, June – 0.77 EUR per USD; October, December – 0.74 EUR per USD; November – 0.72 EUR per USD. Any benefits paid to Mr. Rice in Hong Kong dollars (HKD) were converted to USD on a monthly basis using the following average monthly exchange rates for 2013: January, February, March, July, October, November, December – 7.75 HKD per USD; April, May, June, August, September – 7.76 HKD per USD.

Grants of Plan-Based Awards

The following table provides information about awards granted to the named executives in 2013. All of the awards shown were granted under the 2007 Long-Term Incentive Plan, which shareowners approved in 2007 and 2012.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards (Maximum)	[2]	All Other Stock Awards: Number of Shares of Stock or Units	[3]	All Other Option Awards: Number of Securities Underlying Options		Exercise Price of Option Awards		Grant Date Fair Value of Stock & Option Awards	[6]
Name of Executive		Threshold	Target	Maximum						[4]		[5]
Immelt	3/14/13	$6,000,000	$12,000,000	$16,000,000
	9/13/13				400,000								$7,777,191
Bornstein	3/14/13	$2,437,500	$4,875,000	$6,500,000
	9/13/13								550,000		$23.78		$2,486,000
Heintzelman	3/14/13	$1,758,750	$3,517,500	$4,690,000
	9/13/13						150,000						$3,567,000
	9/13/13								500,000		$23.78		$2,260,000
Rice	3/14/13	$4,575,000	$9,150,000	$12,200,000
	9/13/13								650,000		$23.78		$2,938,000
Sherin	3/14/13	$4,350,000	$8,700,000	$11,600,000
	9/13/13								650,000		$23.78		$2,938,000
Denniston	3/14/13	$3,225,000	$6,450,000	$8,600,000
	9/13/13								550,000		$23.78		$2,486,000
1	These columns show the potential payout for each named executive under the 2013–2015 LTPA program (calculated as a multiple of the executive’s salary and bonus at the time of grant) if the threshold, target or maximum goals are met for all four performance measures. The actual payouts, if any, will be calculated using the base salaries in effect in February 2016 and the discretionary bonuses awarded in February 2016 for the 2015 performance period. The potential LTPA payouts are performance-driven and therefore completely at risk. See “2013–2015 LTPA Grants” on page 25 for a description of the business measurements, performance goals and salary and bonus multiples for determining payouts. See the 2013 Summary Compensation Table on page 32 for the 2013 installments for these awards.
2	This column shows the number of PSUs granted to Mr. Immelt in 2013, which is the maximum number of PSUs that could convert into shares of GE stock at the end of the four-year performance period if GE achieves the following performance conditions: one-third of the PSUs convert into GE stock only if GE’s Total Cash (including GE CFOA and gains from dispositions) is at least $75 billion over the performance period (January 1, 2013 to December 31, 2016); one-third of the PSUs convert into GE stock only if GE’s TSR meets or exceeds that of the S&P 500 over the performance period (January 1, 2013 to December 31, 2016); and one-third of the PSUs convert into GE stock only if GE’s operating margins are at least 16.5% in 2016. Accordingly, Mr. Immelt may receive 0%, 33%, 66% or 100% of the PSU grant. Dividend equivalents are paid out only on shares actually received.
3	This column shows the number of RSUs granted in 2013 to Mr. Heintzelman, which will vest ratably in equal annual installments beginning one year from the effective date of his promotion to vice chairman (October 1, 2013) and each of the two years thereafter. These RSUs pay dividend equivalents prior to the lapse of restrictions equal to the quarterly dividends on GE stock. For RSUs granted to executive officers after 2013, dividend equivalents are paid out only on shares actually received.
4	This column shows the number of stock options granted. Options vest in five equal annual installments, with the first installment (20%) becoming exercisable one year from the grant date. See the Outstanding Equity Awards Vesting Schedule Table on page 36 and “Potential Payments upon Termination at Fiscal Year-End” on page 40 for information on accelerated vesting for retirement-eligible awards.
5	Stock option exercise prices reflect the closing price of GE stock on the grant date.
6	This column shows the aggregate grant date fair value of PSUs, RSUs and stock options granted to the named executives in 2013. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated using the Black-Scholes value of each option on the grant date ($4.52 for September 13, 2013 grants). For RSUs, fair value is calculated based on the closing price of the company’s stock on the grant date (resulting in a $23.78 per unit value). For PSUs, the actual value of units received will depend on the company’s performance, as described in note 2 to this table. The components of the PSU award that are based on achievement of the Total Cash and operating margins goals are valued based on the closing price of the company’s stock on the grant date (resulting in a $23.78 per unit value for these components). The component of the PSU award that is based on achievement of the relative TSR goal is valued using a modified Black-Sholes-Merton equation that includes multiple inputs such as stock price, performance period, volatility, dividend yield, and paid or accrued dividends (resulting in a $10.77 per unit value for this component). The overall per unit grant date fair value of the PSU award was $19.44, representing the sum of one-third of each component’s per unit value.

GE 2014 Proxy Statement	34

COMPENSATION	EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards

The following table provides information on the named executives’ holdings of stock and option grants as of year-end. It includes unexercised stock options (vested and unvested) and RSUs and PSUs for which vesting conditions were not yet satisfied as of December 31, 2013. The vesting schedule for each outstanding award is shown following this table. For additional information about these awards, see the description of options, RSUs and PSUs under “How We Determine Incentive Compensation” on page 28.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexer- cisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (Unearned)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested	[1]
Immelt	3/4/10			2,000,000	$16.11	3/4/20	7/3/89	60,000	$1,681,800
							12/20/91	72,000	$2,018,160
							6/23/95	75,000	$2,102,250
							6/26/98	112,500	$3,153,375
							11/24/00	150,000	$4,204,500
							12/11/08				150,000	$4,204,500	[2]
							12/31/09				150,000	$4,204,500
							6/10/11				250,000	$7,007,500
							9/13/13				400,000	$11,212,000
Total				2,000,000				469,500	$13,160,085		950,000	$26,628,500
Bornstein	9/17/04	75,000			$34.22	9/17/14	7/29/04	6,250	$175,188
	9/16/05	84,000			$34.47	9/16/15	7/28/05	7,500	$210,225
	9/8/06	82,500			$34.01	9/8/16	7/27/06	6,250	$175,188
	9/7/07	112,500			$38.75	9/7/17	9/3/10	20,000	$560,600
	9/9/08	137,500			$28.12	9/9/18	7/27/12	200,000	$5,606,000
	3/12/09	110,000	110,000		$9.57	3/12/19
	7/23/09	330,000	110,000		$11.95	7/23/19
	6/10/10	390,000	260,000		$15.68	6/10/20
	6/9/11	280,000	420,000		$18.58	6/9/21
	9/7/12	145,000	580,000		$21.59	9/7/22
	9/13/13		550,000		$23.78	9/13/23
Total		1,746,500	2,030,000					240,000	$6,727,201
Heintzelman	9/17/04	42,000			$34.22	9/17/14	7/28/05	5,000	$140,150
	9/16/05	48,000			$34.47	9/16/15	7/27/06	6,250	$175,188
	9/8/06	55,000			$34.01	9/8/16	9/3/10	40,000	$1,121,200
	9/7/07	62,500			$38.75	9/7/17	9/2/11	45,000	$1,261,350
	9/9/08	75,000			$28.12	9/9/18	7/27/12	40,000	$1,121,200
	3/12/09	80,000	60,000		$9.57	3/12/19	9/13/13	150,000	$4,204,500
	7/23/09	320,000	80,000		$11.95	7/23/19
	6/10/10	330,000	220,000		$15.68	6/10/20
	6/9/11	280,000	420,000		$18.58	6/9/21
	9/7/12	140,000	560,000		$21.59	9/7/22
	9/13/13		500,000		$23.78	9/13/23
Total		1,432,500	1,840,000					286,250	$8,023,588
Rice	9/17/04	270,000			$34.22	9/17/14	6/23/95	45,000	$1,261,350
	9/16/05	300,000			$34.47	9/16/15	6/26/98	60,000	$1,681,800
	9/8/06	250,000			$34.01	9/8/16	7/29/99	30,000	$840,900
	9/7/07	275,000			$38.75	9/7/17	7/27/00	30,000	$840,900
	9/9/08	300,000			$28.12	9/9/18	9/10/01	25,000	$700,750
	3/12/09	800,000	200,000		$9.57	3/12/19	9/12/03	31,250	$875,938
	7/23/09	640,000	160,000		$11.95	7/23/19	7/1/05	100,000	$2,803,000
	6/10/10	600,000	400,000		$15.68	6/10/20
	6/9/11	340,000	510,000		$18.58	6/9/21
	9/13/13		650,000		$23.78	9/13/23
Total		3,775,000	1,920,000					321,250	$9,004,638
Sherin	9/17/04	270,000			$34.22	9/17/14	12/20/96	30,000	$840,900
	9/16/05	300,000			$34.47	9/16/15	6/26/98	45,000	$1,261,350
	9/8/06	250,000			$34.01	9/8/16	7/29/99	30,000	$840,900
	9/7/07	275,000			$38.75	9/7/17	6/2/00	30,000	$840,900
	9/9/08	300,000			$28.12	9/9/18	9/10/01	25,000	$700,750
	3/12/09	800,000	200,000		$9.57	3/12/19	9/12/03	31,250	$875,938
	7/23/09	640,000	160,000		$11.95	7/23/19
	6/10/10	600,000	400,000		$15.68	6/10/20
	6/9/11	340,000	510,000		$18.58	6/9/21
	9/13/13		650,000		$23.78	9/13/23
Total		3,775,000	1,920,000					191,250	$5,360,738

GE 2014 Proxy Statement	35

COMPENSATION	EXECUTIVE COMPENSATION TABLES | Outstanding Equity Awards

	Option Awards						Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexer- cisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (Unearned)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested	[1]
Denniston	9/17/04	75,000			$34.22	9/17/14
	9/16/05	105,000			$34.47	9/16/15
	9/8/06	125,000			$34.01	9/8/16
	9/7/07	150,000			$38.75	9/7/17
	9/9/08	175,000			$28.12	9/9/18
	3/12/09	700,000			$9.57	3/12/19
	7/23/09	700,000			$11.95	7/23/19
	6/10/10	750,000			$15.68	6/10/20
	6/9/11	800,000			$18.58	6/9/21
	9/7/12	800,000			$21.59	9/7/22
	9/13/13		550,000		$23.78	9/13/23
Total		4,380,000	550,000

1	The market value of the stock awards (RSUs) and the equity incentive plan awards (PSUs) represents the product of the closing price of GE stock as of December 31, 2013, which was $28.03, and the number of shares underlying each such award and, with respect to the PSUs, assumes satisfaction of the applicable performance conditions.
2	Additional information on the actual value realized by Mr. Immelt on this award ($0) is provided under “How We Determine Incentive Compensation” on page 28.

OUTSTANDING EQUITY AWARDS VESTING SCHEDULE TABLE

Name of Executive	Grant Date	Option Awards Vesting Schedule	[1]	Grant Date	Stock Awards Vesting Schedule	[2]
Immelt	3/4/10	100% vests in 2015, subject to achievement of
performance conditions
				7/3/89	100% vests on 2/19/21
				12/20/91	100% vests on 2/19/21
				6/23/95	100% vests on 2/19/21
				6/26/98	100% vests on 2/19/21
				11/24/00	100% vests on 2/19/21
				12/11/08	100% vests in 2014, subject to achievement of performance conditions
				12/31/09	100% vests in 2015, subject to achievement of performance conditions
				6/10/11	100% vests in 2016, subject to achievement of performance conditions
				9/13/13	100% vests in 2017, subject to achievement of performance conditions
Bornstein	3/12/09	100% vests in 2014		7/29/04	100% vests on 7/29/14
	7/23/09	100% vests in 2014		7/28/05	100% vests on 7/28/15
	6/10/10	50% vests in 2014 and 2015		7/27/06	100% vests on 7/27/16
	6/9/11	33% vests in 2014, 2015 and 2016		9/3/10	50% vests in 2014 and 2015
	9/7/12	25% vests in 2014, 2015, 2016 and 2017		7/27/12	100% vests on 7/27/17
	9/13/13	20% vests in 2014, 2015, 2016, 2017 and 2018
Heintzelman	3/12/09	100% vests in 2014		7/28/05	100% vests on 7/28/15
	7/23/09	100% vests in 2014		7/27/06	100% vests on 7/27/16
	6/10/10	50% vests in 2014 and 2015		9/3/10	50% vests in 2014 and 2015
	6/9/11	33% vests in 2014, 2015 and 2016		9/2/11	33% vests in 2014, 2015 and 2016
	9/7/12	25% vests in 2014, 2015, 2016 and 2017		7/27/12	25% vests in 2014, 2015, 2016, 2017
	9/13/13	20% vests in 2014, 2015, 2016, 40% vests in 2017		9/13/13	33% vests on 10/1/14, 10/1/15 and 10/1/16
Rice	3/12/09	100% vests in 2014		6/23/95	100% vests on 11/15/21
	7/23/09	100% vests in 2014		6/26/98	100% vests on 11/15/21
	6/10/10	50% vests in 2014 and 2015		7/29/99	100% vests on 11/15/21
	6/9/11	33% vests in 2014, 2015 and 2016		7/27/00	100% vests on 11/15/21
	9/13/13	20% vests in 2014 and 2015, 60% vests in 2016		9/10/01	100% vests on 11/15/21
				9/12/03	100% vests on 11/15/21
				7/1/05	50% vests on 7/1/15 and on 11/15/16
Sherin	3/12/09	100% vests in 2014		12/20/96	100% vests on 11/15/23
	7/23/09	100% vests in 2014		6/26/98	100% vests on 11/15/23
	6/10/10	50% vests in 2014 and 2015		7/29/99	100% vests on 11/15/23
	6/9/11	33% vests in 2014, 2015 and 2016		6/2/00	100% vests on 11/15/23
	9/13/13	20% vests in 2014, 2015, 2016, 2017 and 2018		9/10/01	100% vests on 11/15/23
				9/12/03	100% vests on 11/15/23
Denniston	9/13/13	100% vests in 2014

GE 2014 Proxy Statement	36

COMPENSATION	EXECUTIVE COMPENSATION TABLES | Outstanding Equity Awards

1	This column shows the vesting schedule for unexercisable or unearned options reported in the “Number of Securities Underlying Unexercised Options (Unexercisable)” and “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (Unearned)” columns of the 2013 Outstanding Equity Awards at Fiscal Year-End Table on page 35. Stock options vest on the anniversary of the grant date in the years shown in the table, except for certain options that vest subject to the achievement of performance conditions (as noted in the table), which vest on the date the MDCC certifies the achievement of the performance conditions (see the Outstanding CEO Performance-Based Equity Awards Table below for more information on these awards). The table above shows an accelerated vesting schedule for Messrs. Denniston’s, Rice’s and Heintzelman’s options due to the awards qualifying for retirement-eligible vesting in 2014, 2016 and 2017, respectively. See “Potential Payments upon Termination at Fiscal Year-End” on page 40 for the requirements for an award to qualify for “retirement-eligible accelerated vesting.”
2	This column shows the vesting schedule for unvested or unearned stock awards reported in the “Number of Shares or Units of Stock That Have Not Vested” and “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” columns of the 2013 Outstanding Equity Awards at Fiscal Year-End Table on page 35. Stock awards vest on the anniversary of the grant date in the years shown in the table, except for certain awards that vest on the date of the named executive’s 65th birthday or upon retirement at or after age 60 (as noted in the table) and certain awards that vest subject to the achievement of performance conditions (as noted in the table), which vest on the date the MDCC certifies the achievement of the performance conditions (see the Outstanding CEO Performance-Based Equity Awards Table below for more information on these awards).

OUTSTANDING CEO PERFORMANCE-BASED EQUITY AWARDS (AS OF DECEMBER 31, 2013)

Grant Date	Type	Amount (#)	Performance Goals		Performance Period
12/11/08	PSUs	150,000	50% … meet or exceed S&P 500 TSR		2009–2013
			50% … 10% average annual growth in CFOA
12/31/09	PSUs	150,000	50% … meet or exceed S&P 500 TSR		2010–2014
			50% … achieve at least $70 billion in cumulative Industrial CFOA
3/4/10	Options	2,000,000	50% … meet or exceed S&P 500 TSR		2011–2014
			50% … achieve at least $55 billion in cumulative Industrial CFOA
6/10/11	PSUs	250,000	50% … meet or exceed S&P 500 TSR		2011–2015
			50% … achieve at least $71 billion in cumulative Industrial CFOA
9/13/13	PSUs	400,000	33.3% … meet or exceed S&P 500 TSR		2013–2016
			33.3% … achieve at least $75 billion in Total Cash	*
			33.3% … achieve at least 16.5% operating margins in 2016

*	Total Cash includes GE CFOA (including from the Industrial continuing operations of the company and dividends from GE Capital) and gains from dispositions.

Option Exercises and Stock Vested

The following table provides information on the number of shares acquired by the named executives upon the vesting of RSUs and the value realized at that time before payment of any applicable withholding taxes and brokerage commission. None of the named executives exercised options during 2013. Mr. Immelt has not sold any of the shares he acquired or received upon exercising stock options or the vesting of RSUs or PSUs, net of those required to pay option exercise prices and taxes on such awards, since he became CEO.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting	Value Realized on Vesting
Immelt	0	$0
Bornstein	42,917	$1,015,837
Heintzelman	72,750	$1,721,998
Rice	51,250	$1,215,619
Sherin	71,250	$1,683,419
Denniston	0	$0

GE 2014 Proxy Statement	37

COMPENSATION	EXECUTIVE COMPENSATION TABLES

Pension Benefits

The table below provides information on the named executives’ pension benefits under each of the following pension plans:

  GE Pension Plan. The GE Pension Plan is a funded and tax-qualified retirement program that covers eligible employees. Salaried employees who commence service on or after January 1, 2011 and any employee who commences service on or after January 1, 2012 will not be eligible to participate in the GE Pension Plan (or GE Excess Benefits Plan), but will participate in a defined contribution retirement program. Employees vest in the plan after five years of qualifying service. For the named executives, the plan provides benefits based primarily on a formula that takes into account their earnings for each fiscal year. Since 1989, the formula has provided an annual benefit accrual equal to 1.45% of a named executive’s earnings for the year up to covered compensation and 1.9% of his earnings for the year in excess of covered compensation. “Covered compensation” was $45,000 for 2013 and has varied over the years based in part on changes in the Social Security taxable wage bases. For purposes of the formula, the named executive’s annual earnings taken into account include base salary and up to one-half of his bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($255,000 for 2013). As a result, the maximum incremental annual benefit a named executive could have earned for service in 2013 was $4,642.50 ($386.88 per month). Over the years, we have made special one-time adjustments to this plan that increased eligible participants’ pensions, but we made no such adjustment in 2013.

  The accumulated benefit an employee earns over his or her career with the company is payable starting after retirement on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age as defined in this plan is 65; however, employees who commenced service prior to 2005, including the named executives, may retire at age 60 without any reduction in benefits. In addition, the plan provides for Social Security supplements and spousal joint and survivor annuity options, and requires employee contributions.
  Section 415 of the Internal Revenue Code limits the benefits payable under the GE Pension Plan. For 2013, the maximum single life annuity a named executive could have received under these limits was $205,000 per year. This ceiling is actuarially adjusted in accordance with IRS rules to reflect employee contributions, actual forms of distribution and actual retirement dates.
  GE Supplementary Pension Plan. The company offers the GE Supplementary Pension Plan to approximately 3,600 eligible employees in the executive band and above, including the named executives, to provide for retirement benefits above amounts available under our other pension programs. The Supplementary Pension Plan is unfunded and not qualified for tax purposes. A named executive’s annual supplementary pension, when combined with certain amounts payable under the company’s other pension programs and Social Security, will equal 1.75% of his “earnings credited for retirement benefits” multiplied by the number of his years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the named executive’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Employees are generally not eligible for benefits under the Supplementary Pension Plan if they leave the company before age 60. The normal retirement age under this plan is 65; however, employees who commenced service prior to 2005, including the named executives, may retire at age 60 without any reduction in benefits. The Supplementary Pension Plan provides for spousal joint and survivor annuities for the named executives. Benefits under this plan would be available to the named executives only as monthly payments and could not be received in a lump sum.
  GE Excess Benefits Plan. The company offers the GE Excess Benefits Plan to employees whose benefits under the GE Pension Plan are limited by Section 415 of the Internal Revenue Code. The GE Excess Benefits Plan is unfunded and not qualified for tax purposes. Benefits payable under this program are equal to the excess of (1) the amount that would be payable in accordance with the terms of the GE Pension Plan disregarding the limitations imposed pursuant to Section 415 of the Internal Revenue Code over (2) the pension actually payable under the GE Pension Plan taking such Section 415 limitations into account. Benefits for the named executives are generally payable at the same time and in the same manner as their GE Pension Plan benefits. There were no accruals for named executives under this plan in 2013, and the company expects only insignificant accruals, if any, under this plan in future years.

The amounts reported below show the present value of the accumulated benefit at December 31, 2013 for the named executives under each plan. Values are calculated based upon assumptions described in note 1 to the table. Although SEC rules require us to show the present value of accumulated benefits, the named executives are not entitled to receive these amounts in a lump sum.

GE 2014 Proxy Statement	38

COMPENSATION	EXECUTIVE COMPENSATION TABLES | Pension Benefits

2013 PENSION BENEFITS TABLE

		Present Value of Accumulated Benefit[1]
Name of Executive	Number of Years Credited Service	GE Pension Plan	GE Supplementary Pension Plan	GE Excess Benefits Plan
Immelt	31.532	$1,469,212	$52,288,513	$1,479
Bornstein	24.476	$669,619	$9,231,422	$0
Heintzelman	34.592	$1,444,380	$14,387,065	$0
Rice	35.390	$1,526,638	$41,175,506	$0
Sherin	32.425	$1,334,775	$32,090,850	$0
Denniston	17.333	$890,230	$14,330,889	$0
1	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2013. It includes the value of contributions made by the named executives throughout their careers. For purposes of calculating the present value, we assume that the named executives (other than Mr. Denniston who is 66) will remain in service until age 60, the age at which their retirement may occur without any reduction in benefits. We also assume that benefits are payable under the available forms of annuity consistent with the assumptions described in the note on Postretirement Benefit Plans in GE’s financial statements in our annual report on Form 10-K for the year ended December 31, 2013, including the statutory discount rate assumption of 4.85%. The postretirement mortality assumption used for present value calculations is the RP-2000 mortality table projected to 2024.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executives in 2013, including:

  Bonus deferrals. Employees in our executive band and above, including the named executives, can elect to defer all or a portion of their bonus payments in either: (1) GE stock (GE Stock Units); (2) an index based on the S&P 500 (S&P 500 Index Units); or (3) cash units (Deferred Cash Units). Participants may change their election among these options four times per year. If a participant elects either GE Stock Units or S&P 500 Index Units, the company calculates the number of units based on the average price of GE stock or of the S&P 500 Index for the 20 trading days preceding the date the Board approves the company’s total bonus allotment.
  Participants earn interest income on the daily outstanding balance of Deferred Cash Units held in their accounts based on the prior calendar month’s average yield for U.S. Treasury Notes and Bonds issued with maturities of 10 years and 20 years. This interest income, which does not constitute “above-market interest” as defined by the SEC, is credited to the participant’s account monthly. Participants earn dividend-equivalent income on Deferred GE Stock Units and S&P 500 Index Units held in their accounts as of the start of trading on the NYSE ex-dividend date equal to: (1) for GE Stock Units, the quarterly dividend declared by the Board; or (2) for S&P 500 Index Units, the quarterly dividend as declared by Standard & Poor’s for the S&P 500 Index for the preceding calendar quarter. Participants can elect to receive their deferred compensation balance upon termination of employment either in a lump sum or in annual installments over 10 to 20 years.
  Salary deferrals. We periodically offer approximately 3,600 eligible employees in our executive band and above the opportunity to defer their salary payments under deferred salary programs (the last such plan was offered in 2010). Individuals who are named executives at the time a deferred salary program is initiated are not eligible to participate. These programs provide accrued interest on deferred amounts (including an above-market interest rate as defined by the SEC) ranging from 6% to 14% compounded annually. A participant who terminates employment before the end of the five-year vesting period will receive a payout of the deferred amount but will forfeit the interest accrued (with exceptions for events such as retirement, death and disability). Our deferred salary programs have required participants to elect, before the salary was deferred, to receive deferred amounts either in a lump sum or in 10 to 20 annual installments.

The company makes all decisions with respect to the measures for calculating interest or other earnings on the nonqualified deferred compensation programs. The named executives cannot withdraw any amounts from their deferred compensation balances until they either leave or retire from the company. For 2013, the company did not make any matching contributions into these plans. In addition, no withdrawals or distributions were made in 2013.

GE 2014 Proxy Statement	39

COMPENSATION	EXECUTIVE COMPENSATION TABLES | Nonqualified Deferred Compensation

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

			Aggregate Earnings in Last Fiscal Year[2]		Aggregate Balance at Last Fiscal Year-End[3]
Name of Executive	Executive Contributions in Last Fiscal Year	[1]	Deferred Bonus Program	Deferred Salary Program	Deferred Bonus Program	Deferred Salary Program
Immelt	$0		$741,681	$485,188	$2,840,602	$4,491,209
Bornstein	$0		$39,232	$124,082	$142,764	$1,272,939
Heintzelman	$0		$258,684	$100,788	$941,333	$1,000,864
Rice	$0		$3,337,084	$533,920	$16,459,213	$5,504,476
Sherin	$0		$114,334	$324,758	$635,998	$3,386,771
Denniston	$0		$80,357	$46,568	$402,926	$659,611

1	Amounts represent compensation deferred during 2013. They do not include any amounts reported as part of 2013 compensation in the 2013 Summary Compensation Table on page 32, which were credited to the named executive’s deferred account, if any, in 2014, and are described in the notes to that table.
2	Reflects earnings on each type of deferred compensation listed in this section. The earnings on deferred bonus payments are calculated based on: (1) the total number of deferred units in the account multiplied by the GE stock or S&P 500 Index price as of December 31, 2013; minus (2) the total number of deferred units in the account multiplied by the GE stock or S&P 500 Index price as of December 31, 2012; minus (3) any named executive contributions during the year. The earnings on the executive deferred salary programs are calculated based on the total amount of interest earned. See the 2013 Summary Compensation Table on page 32 for the above-market portion of those interest earnings in 2013.
3	The fiscal year-end balance reported for the deferred bonus programs includes the following amounts that were previously reported in the 2013 Summary Compensation Table as 2011 and 2012 compensation: Immelt ($0), Bornstein ($0), Heintzelman ($0), Rice ($1,587,500), Sherin ($0) and Denniston ($0). The fiscal year-end balance reported for the deferred salary programs includes the following amounts that were previously reported in the 2013 Summary Compensation Table as compensation for 2011 and 2012: Immelt ($261,188), Bornstein ($0), Heintzelman ($0), Rice ($295,568), Sherin ($188,787) and Denniston ($14,826).

Potential Payments Upon Termination at Fiscal Year-End

As discussed under “Policies on Post-Termination Payments” on page 30, our named executives do not have individual employment, severance or change-of-control agreements with the company. The information below describes and quantifies certain compensation that would have become payable under existing plans and arrangements if a named executive’s employment had terminated on December 31, 2013, given his compensation and service levels as of that date (and based, where applicable, on GE’s closing stock price on that date). The amounts shown are in addition to benefits generally available to salaried employees who joined the company before 2005, such as distributions under the RSP, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Due to the number of factors that affect the nature and amount of benefits potentially payable upon the events discussed below, any amounts actually paid or distributed may be different from those shown in the table. Factors that could affect these amounts include the time during the year when the event occurs, the price of GE stock and the executive’s age.

EQUITY AWARDS

The following table shows the intrinsic value (that is, the value based upon the company’s stock price, and, in the case of stock options, minus the exercise price) of equity awards, assuming the achievement of performance objectives, as applicable, that would become exercisable or vested if the named executive had died, become disabled or retired as of December 31, 2013.

POTENTIAL EQUITY BENEFITS UPON TERMINATION AT FISCAL YEAR-END TABLE

	Upon Death				Upon Disability				Upon Retirement
Name of Executive	Stock Options	[1]	RSUs/PSUs	[2]	Stock Options	[1]	RSUs/PSUs	[2]	Stock Options	[3]	RSUs/PSUs	[3]
Immelt	$23,840,000		$13,160,085		$23,840,000		$1,681,800		$0		$0
Bornstein	$17,052,100		$6,727,200		$14,714,600		$0		$0		$0
Heintzelman	$14,811,400		$8,023,588		$12,686,400		$0		$0		$0
Rice	$18,786,800		$9,004,638		$16,024,300		$0		$0		$0
Sherin	$18,786,800		$5,360,738		$16,024,300		$0		$0		$0
Denniston	$2,337,500		$0		$0		$0		$0		$0

1	Upon death or disability, unexercisable stock options would vest and remain exercisable until their expiration date. In the case of disability, this applies only to options that have been held for at least one year. Mr. Immelt’s performance-based options granted in 2010 would become exercisable, subject to achievement of the performance objectives. For these purposes, “disability” generally means disability resulting in the named executive being unable to perform his job.

GE 2014 Proxy Statement	40

COMPENSATION	EXECUTIVE COMPENSATION TABLES | Potential Payments Upon Termination at Fiscal Year-End

2	Upon death or disability, remaining restrictions on RSUs would lapse immediately in some cases, depending on the terms of the particular award. Mr. Immelt’s PSUs would be earned, subject to the achievement of the performance objectives.
3	Unvested options or RSUs held for at least one year would become fully vested and, with respect to options, remain exercisable until their expiration date, upon either the named executives’ becoming retirement-eligible (reaching the applicable retirement age) or retiring at age 60 or thereafter, depending on the terms of the particular award, and provided the award holder has at least five years of service with the company. Mr. Immelt’s performance-based options granted in 2010 would become exercisable, subject to achievement of the performance objectives. Each of the named executives other than Mr. Denniston was below the applicable retirement age as of December 31, 2013.

DEFERRED COMPENSATION

The named executives are entitled to receive the amount in their deferred compensation accounts if their employment terminates. Between the termination event and the date that distributions are made, these accounts would continue to be credited with increases or decreases reflecting changes in the value of the GE Stock Units or S&P 500 Index Units and to accrue interest income or dividend payments, as applicable. Therefore, amounts received by the named executives will differ from those shown in the 2013 Nonqualified Deferred Compensation Table on page 40. See the narrative accompanying that table for information on the available types of distribution under each deferral plan.

PENSION BENEFITS

“Pension Benefits” on page 38 describes the general terms of each pension plan in which the named executives participate, the years of credited service and the present value of each named executive’s accumulated pension benefit, assuming payment begins at age 60 or, for Mr. Denniston, age 66. The table below shows the pension benefits that would have become payable if the named executives had died, become disabled or voluntarily terminated as of December 31, 2013.

  In the event of death before retirement, the named executive’s surviving spouse may receive a benefit based upon the accrued pension benefits under the GE Pension Plan and GE Excess Benefits Plan either: (1) in the form of an annuity as if the named executive had retired and elected the spousal 50% joint and survivor annuity option prior to death, or (2) as an immediate lump-sum payment based on five years of pension distributions. The surviving spouse may also receive a lump-sum payment under the GE Supplementary Pension Plan based on the greater of the value of: (1) the 50% survivor annuity that the spouse would have received under that plan if the named executive had retired and elected the spousal 50% joint and survivor annuity option prior to death, or (2) five years of pension distributions under that plan. The amounts payable depend on several factors, including employee contributions and the ages of the named executive and the surviving spouse. The survivors of each of the named executives who are at least age 50 as of December 31, 2013 would have been entitled to receive any annuity distributions promptly following death. Any annuity payable to the surviving spouse of Mr. Bornstein would be payable when he would have turned 60.
  In the event a disability occurs before retirement, the named executive may receive an annuity payment of accrued pension benefits, payable immediately.

POTENTIAL PENSION BENEFITS UPON TERMINATION AT FISCAL YEAR-END TABLE

Name of Executive	Lump Sum upon Death	[1]	Annual Annuity upon Death	[2]	Annual Annuity upon Disability	[3]	Annual Annuity Payable at Age 60 after Voluntary Termination	[4]
Immelt	$32,397,164		$59,846		$4,063,237		$109,075
Bornstein	$6,961,879		$39,959		$1,182,190		$78,220
Heintzelman	$10,627,408		$57,911		$1,275,596		$112,482
Rice	$31,337,812		$60,812		$3,310,619		$117,192
Sherin	$26,066,143		$58,563		$2,872,503		$112,560
Denniston[5]	$8,101,837		$38,833		N/A		N/A

1	Amounts represent the lump sum payable to the surviving spouse in the case of each named executive’s death.
2	Amounts represent the annuity payable for the life of the surviving spouse in the case of the named executive’s death.
3	Amounts represent the 50% joint and survivor annuity payable to the named executive in the case of his disability.
4	Amounts represent the 50% joint and survivor annuity payable to the named executive after age 60 upon voluntary termination; this does not include any payments under the GE Supplementary Pension Plan because they are forfeited upon voluntary termination before age 60.
5	As he was retirement-eligible as of December 31, 2013, Mr. Denniston would have been eligible to receive retirement benefits instead of disability or voluntary termination benefits. If he had retired on December 31, 2013, his annual pension payment, payable as a 50% joint and survivor annuity, would have been $1,184,697.

LIFE INSURANCE BENEFITS

For a description of the supplemental life insurance plans that provide coverage to the named executives, see the 2013 All Other Compensation Table on page 33. If the named executives had died on December 31, 2013, the survivors of Messrs. Immelt, Bornstein, Heintzelman, Rice, Sherin and Denniston would have received $20,744,826, $10,034,346, $8,630,740, $17,003,188, $16,164,478, and $3,345,300, respectively, under these arrangements. The company would continue to pay the premiums in the event of a disability until the policy is fully funded.

GE 2014 Proxy Statement	41

Audit

Management Proposal No. 2 — Ratification of KPMG as Independent Auditor For 2014

We are asking our shareowners to ratify the selection of KPMG LLP (KPMG) as our independent auditor. Although ratification is not required by our by-laws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of GE and our shareowners.

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The committee has selected KPMG as our independent auditor for 2014. KPMG has served as our independent auditor since 1909.

The Audit Committee annually reviews KPMG’s independence and performance in deciding whether to retain KPMG or engage another firm as our independent auditor. In the course of these reviews, the committee considers, among other things:

  KPMG’s historical and recent performance on the GE audit, including the results of an internal, worldwide survey of KPMG’s service and quality;
  KPMG’s capability and expertise in handling the breadth and complexity of our worldwide operations;
  an analysis of KPMG’s known legal risks and any significant legal or regulatory proceedings in which it is involved (including an interview with KPMG’s chairman and CEO and a review of the number of audit clients reporting restatements as compared to other major accounting firms);
  external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on KPMG and its peer firms;
  the appropriateness of KPMG’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;
  KPMG’s independence; and
  KPMG’s tenure as our independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure KPMG’s independence:
LONG-TENURE BENEFITS	INDEPENDENCE CONTROLS

Higher audit quality. Through more than 100 years of experience with GE and over 1,300 statutory GE audits in more than 85 countries, KPMG has gained institutional knowledge of and deep expertise regarding GE’s global operations and businesses, accounting policies and practices, and internal control over financial reporting.

Thorough Audit Committee oversight. The committee’s oversight includes private meetings with KPMG (at least four times per year with the committee and eight times per year with the chair of the committee), a comprehensive annual evaluation by the committee in determining whether to engage KPMG, and a committee-directed process for selecting the lead partner.

Efficient fee structure. KPMG’s aggregate fees are competitive with peer companies because of KPMG’s familiarity with our business.

Rigorous limits on non-audit services. GE requires Audit Committee preapproval of non-audit services, prohibits certain types of non-audit services that otherwise would be permissible under SEC rules, and requires that KPMG is engaged only when it is best-suited for the job.

No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management’s focus on financial reporting and internal controls.

Strong internal KPMG independence process. KPMG conducts periodic internal quality reviews of its audit work, staffs a large number of partners on GE’s global audit (approximately 350) with separate lead and concurring partners for GE and GE Capital, and rotates the lead partners every five years.

Strong regulatory framework. KPMG as an independent registered public accounting firm is subject to PCAOB inspections, “Big 4” peer reviews, and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee believes that KPMG is independent and that it is in the best interests of GE and our shareowners to retain it as our independent auditor for 2014. KPMG representatives are expected to attend the 2014 Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate shareowner questions.

GE 2014 Proxy Statement	42

AUDIT

Your Board recommends a vote FOR ratification of the Audit Committee’s selection of KPMG as our independent auditor for 2014

Independent Auditor Information

RESTRICTION ON NON-AUDIT SERVICES

The Audit Committee retained KPMG to audit our consolidated financial statements and our internal control over financial reporting for 2014. In addition, the committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2014. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, the committee has restricted the non-audit services that KPMG may provide to us.

PRE-APPROVAL PROCESSES

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work that KPMG performs for us. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services related to: tax compliance, planning and consultations; acquisition/disposition services, including due diligence; employee benefit plan audits and reviews; attestation and agreed upon procedures; consultations regarding accounting and reporting matters; and reviews and consultations on internal control and other related services. The committee has set a specific annual limit on the amount of non-audit services that the company can obtain from KPMG. It has also required management to obtain specific pre-approval from the committee for any single engagement over $1 million or any services not within the scope of the pre-approved services. The committee oversees the fees paid to KPMG for audit and non-audit services and receives periodic reports on the amount of fees paid. The chair of the committee is authorized to pre-approve any audit or non-audit service on behalf of the committee, provided such decisions are presented to the full committee at its next regularly scheduled meeting.

KPMG FEES FOR 2012 AND 2013

The aggregate fees billed by KPMG in 2012 and 2013 for its services were:

TYPES OF FEES (in millions)	AUDIT	[1]	AUDIT-RELATED	[2]	TAX	[3]	ALL OTHER	TOTAL
2013	$84.3		$11.7		$4.1		$0.0	$100.1
2012	$84.8		$7.7		$6.8		$0.0	$99.3

1	Fees for the audit of GE’s annual financial statements included in our annual report on Form 10-K; the review of financial statements included in our quarterly reports on Form 10-Q; the audit of our internal control over financial reporting, with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and services routinely provided by the auditor in connection with statutory and regulatory filings or engagements. Greater than 68% of these fees related to KPMG’s conduct of over 1,300 statutory GE audits in more than 85 countries.
2	Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; M&A due diligence and audit services; and employee benefit plan audits.
3	Fees for tax compliance, tax advice and tax planning.

HIRING RESTRICTIONS

The Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff member, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons responsible for providing audit assurance on any aspect of KPMG’s audit and review of our financial statements. These restrictions are contained in our Audit Committee Key Practices, which are published on GE’s website (see “Helpful Resources” on page 55).

ROTATION OF KEY AUDIT PARTNERS AND FIRMS

The Audit Committee requires key KPMG partners assigned to our audit to be rotated at least every five years. In connection with this process, the committee and its chair are directly involved in selecting the new lead engagement partner. This policy is contained in our Audit Committee Key Practices, which are published on GE’s website (see “Helpful Resources” on page 55). To help ensure continuing auditor independence, the committee also periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

GE 2014 Proxy Statement	43

Audit Committee Report

The Audit Committee reviews GE’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG, our company’s independent auditor for 2013, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on the company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2013 and KPMG’s evaluation of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed under PCAOB standards. KPMG has provided to the committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee has discussed with KPMG that firm’s independence. The committee has concluded that KPMG’s provision of audit and non-audit services to GE and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to the Board that the audited financial statements for the year ended December 31, 2013 be included in our annual report on Form 10-K for 2013 for filing with the SEC. This report is provided by the following independent directors, who comprise the committee:

Douglas A. Warner III (Chairman)	James J. Mulva
W. Geoffrey Beattie	Robert J. Swieringa
Robert W. Lane

Shareowner Proposals

The following shareowner proposals will be voted on at the annual meeting only if properly presented by or on behalf of the shareowner proponent. Some of these proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all of the inaccuracies. However, the Board recommends a vote against these proposals for the reasons given following each proposal.

Historically, some of our shareowner proposals have related to matters of corporate citizenship. Our Citizenship report, which is available on GE’s website (see “Helpful Resources” on page 55), explains what GE is doing on particular issues and demonstrates how helping to solve global challenges is core to our sustainable growth strategy. For our specific objections to the shareowner proposals included in this proxy statement, see the explanation of our Board’s recommendation following each shareowner proposal below.

Share holdings and addresses of the various shareowner proponents will be supplied promptly upon oral or written request.

Shareowner Proposal No. 1 — Cumulative Voting

Martin Harangozo has informed us that he intends to submit the following proposal at this year’s meeting:

RESOLVED: “That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors , which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks”.

“In addition, many corporations have adopted cumulative voting.”

“For 2012, the owners of shares representing approximately 26.3% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

GE 2014 Proxy Statement	44

SHAREOWNER PROPOSALS

Your Board recommends a vote AGAINST this proposal.

Each share of GE common stock is entitled to one vote for each director nominee. In uncontested director elections, like the one covered by this proxy statement, GE directors are elected by an affirmative majority of the votes cast, and in contested elections, where there is more than one nominee competing for a director seat, directors are elected by an affirmative plurality of the votes cast. The Board believes that this voting system is fair and most likely to produce an effective board of directors that will represent the interests of all the company’s shareowners by providing for the election of director nominees who have received broad support from shareowners.

We believe that this shareowner proposal is contrary to the goals of broader shareowner representation reflected in our existing director election standard. Implementation of this shareowner proposal could allow shareowners with a small percentage of GE common stock to have a disproportionate effect on the election of directors, possibly leading to the election of directors who are beholden to special interests of the shareowners responsible for their election, even if shareowners holding a majority of GE’s common stock opposed their election. The Board believes that directors should be elected by and accountable to all shareowners, not special interests holding a small percentage of GE’s stock who elect directors by cumulating their votes, and that GE’s current election process protects the best interests of all shareowners. Therefore, the Board recommends a vote AGAINST this proposal.

Shareowner Proposal No. 2 — Senior Executives Hold Option Shares for Life

Timothy C. Roberts has informed us that he intends to submit the following proposal at this year’s meeting:

Performance For Life

Whereas from 1892 to 2007, General Electric has appreciated on average nearly 7 percent. The last two decades however, General Electric experienced temporary unsustainable performance surge followed by drastic performance decline or free fall. General Electric valuation followed, enabling key executives to earn huge profits from performance swings, repositioning themselves favorably following General Electric performance free fall. The unsustainable performance surge included nineteen percent per share net earnings growth 2000 or twenty seven percent improvement over fifteen percent per share earnings 1999. Dividend increases were seventeen percent 1999, 2000. Some shareholders believed General Electric could consistently double share net earnings approximately every four years. Hundreds of executives earned hundreds of millions, justified by General Electric’s valuation. Chief Executive Officer compensation was compared to company valuation increases. Mister Welch earned hundred twenty five million one year in part to company valuation. Mister Immelt sold 85,000 General Electric shares, many with prices over 57 near all time high price of around 60.

Following 2000 General Electric realizes thirty billion in losses. The fantastic performance from the temporary unsustainable earnings surge is criticized by Wall Street journalist Kathryn Kranhold. General Electric per share net earnings growth becomes negative and declines by 37 percent in 2009.

A comparison of long term investor returns to Immelt highlight tremendous alignment opportunities. The investor purchasing shares Immelt sold on Oct 17, 2000, for 57.75 would in twelve years Oct 16, 2012 at share price of 23 experience decline of 60 percent. Immelt however can take comfort. When Immelt sold 40000 shares at 57.75, he could buy them at 6.67 earning handsomely 766 percent. Following company’s performance free fall, Immelt buys at 9. Rising from 9 to 23 on Oct 16, 2012, earns Immelt additional hundred fifty percent yielding a total handsome gain over 2250 percent. The book “The Warren Buffet Way” Warren is quite content to hold securities infinitely so long as the prospective return in equity capital of the underlying business is satisfactory, management is competent and honest, and the market does not overvalue the business”. By removing current opportunity to profit enormously from extreme performance swings driving accompanying valuation swings, management can be aligned to the long term investor, as the company has committed to return one half net earnings to shareholders in dividends.

This proposal recommends that General Electric improve its stock ownership and holding requirements so that senior executives hold any shares they receive in connection with the exercise of stock options for the life of the executive. This applies only to stock issuable upon exercise of currently unexercised options. The executive can earn the dividends and bequeath the shares.

GE 2014 Proxy Statement	45

SHAREOWNER PROPOSALS

Your Board recommends a vote AGAINST this proposal.

As discussed elsewhere in this proxy statement, our compensation program is designed to create long-term and sustainable value for our shareowners by emphasizing multi-year performance awards, stock options and other equity awards with long vesting periods, requiring senior executives to own significant amounts of GE stock, and offering executive pension benefits that are generally earned and become payable annually only after an executive’s retirement from the company. Under the MDCC Key Practices, each senior executive (1) is required to hold a significant amount of GE stock, which is set at a multiple of the executive’s base salary (our CEO’s multiple is 10x); (2) is required to hold for at least one year any net shares of GE stock that he or she receives through the exercise of stock options; and (3) is prohibited from using hedging techniques on any shares of GE stock he or she owns. GE executives have met and exceeded these requirements.

Since he became CEO, Mr. Immelt has purchased over 1.02 million shares of GE stock on the open market. Mr. Immelt has not sold any of the shares he acquired or received upon the exercise of stock options or upon vesting of restricted stock units or performance share units, net of those required to pay option exercise prices and taxes on such awards, since he became CEO. Similarly, GE’s other senior executives typically hold the shares that they receive under stock options and restricted stock units, net of those shares required to pay taxes or option exercise prices. In addition, as shown in the 2013 Outstanding Equity Awards at Fiscal Year-End Table on page 35, each of our named executives holds a significant number of shares that do not vest until the executive reaches age 65. Thus, GE’s existing programs already link shareowner value with direct stock ownership by our executives, discourage excessive risk-taking and promote long-term value creation. In addition, no other company in the Dow 30 or S&P 500 requires their executives to hold stock option shares for life. Accordingly, we do not believe adoption of the policy requested in this shareowner proposal is necessary or appropriate, and the Board recommends a vote AGAINST this proposal.

Shareowner Proposal No. 3 — Multiple Candidate Elections

James Jensen has informed us that he intends to submit the following proposal at this year’s meeting:

Shareholder Elected Candidates

Given the company’s underperformance since 2001, as compared with the market average, and, the current dividend as compared to 2008, some shareholders believe improved oversight is needed to align the company with the interest of the shareholders.

Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position.

Supporting Statement: Although our company’s board declares its appreciation for the importance of qualified people overseeing management, I believe That the process for electing directors can be improved.

In the typical board election, shareholders have one choice: the candidate nominated by company.

Indeed, it is management that essentially selects the board candidates, a dangerous conflict given that directors serve as shareholders’ agents to oversee management. As policy makers work to address the problem of corporate accountability highlighted by the Enron, WorldCom and other disgraces, improved board elections may be the best single reform.

The proposal before you may not be the optimal solution. Some critics note this resolution still allows the board instead of shareholders to nominate the two candidates. However, SEC staff interpretations say resolutions that call for the ability of shareholders to nominate candidates whose names would appear on the ballot alongside board nominated candidates cannot even appear on the proxy ballot under 14a-8 rules.

I believe this resolution calling for the board to nominate two candidates still represents progress. The point is to remove the ‘final’ decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

“Corporations have argued that this resolution would discourage some candidates from running in the first place. But I believe our board should not be made of those intolerant of competition.

“Our board may argue that it recruits the best candidates, and that to recruit a ‘second best’ would violate a fiduciary duty to such excellence. While such a claim may be debated, the board could avoid this by placing into nomination a shareholder-nominated candidate for the second slot.

“Finally, any company that adopted such an open election could truly boast that its directors were accountable to shareholders, and not beholden to management.”

GE 2014 Proxy Statement	46

SHAREOWNER PROPOSALS

Your Board recommends a vote AGAINST this proposal.

The GPAC currently employs a robust and thorough process for selecting the candidates that it nominates to serve on the Board, as described in this proxy statement under “Director Recruitment” on page 8 and has resulted in the election of capable and qualified directors to GE’s Board. The GPAC carefully evaluates all individuals recommended as candidates to the Board, including individuals suggested by shareowners, in light of multiple factors including each such individual’s leadership experience, technology experience, global business perspective, expertise in finance and financial reporting processes, risk management experience, marketing expertise, experience in government and experience in the industries in which we participate. The GPAC and Board endeavor to have a Board representing a range of experiences at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities. The GPAC selects candidates that it believes will complement each other, with each candidate bringing his or her own strengths, background and areas of expertise to the Board.

In contrast, the unique approach suggested in this proposal of requiring that our company present two candidates for each open seat, an approach that is not utilized by any company in the Dow 30 or S&P 500, may result in individual nominees being considered in isolation and thus may produce a Board that fails to represent a diversity of experiences and viewpoints. In our view, the proposed process would undermine the Board’s effectiveness and is not in GE’s best interests. For these reasons, the Board recommended that shareowners vote against a similar proposal in 2013, and less than 5% of the votes cast were in favor of that proposal. Therefore, the Board recommends a vote AGAINST this proposal.

Shareowner Proposal No. 4 — Right to Act by Written Consent

William Steiner has informed us that he intends to submit the following proposal at this year’s meeting:

Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings. If shareholders had the power to replace directors through written consent, it is more likely that our board would be more responsive to director qualifications.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm gave our company a D for its board, executive pay and environmental performance. There was $25 million for Jeffrey Immelt plus excessive perks and a lavish pension. Unvested equity pay would not lapse upon CEO termination. GE had not incorporated links to environmental or social performance in its incentive pay policies.

Eight directors had 11 to 21 years long-tenure each which reflects poorly on evaluating their independence. Long-tenured directors included Ralph Larsen, our Lead Director, a job which demands a higher level of independence. Long-tenured directors also included 80% of our executive pay committee. Three directors were overboarded with service on 4 or more boards: James Rohr, James Tisch (who received our highest negative votes) and Robert Lane (GE audit committee member). Not one member of our audit committee had substantial industry knowledge. Our board had 18 members which could make it unwieldy and subject to CEO dominance.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent — Proposal 4

GE 2014 Proxy Statement	47

SHAREOWNER PROPOSALS

Your Board recommends a vote AGAINST this proposal.

The Board believes that implementation of this proposal is unnecessary given the ability of shareowners to call special meetings, and that implementation of the proposal would not serve the best interests of shareowners. Currently, any matter that either GE or its shareowners wish to present for a vote must be presented at an annual or special meeting of shareowners. Shareowners may propose any proper matter for a vote at our annual meeting, and, in addition, shareowners holding 10% of GE’s outstanding voting stock may call a special meeting of shareowners. In the Board’s view, action at an annual or special meeting supports shareowners’ interests more than action by written consent. In the context of an annual or special meeting of shareowners, all GE shareowners have the opportunity to express views on proposed actions and to participate in the meeting and shareowner vote. Such meetings occur at a time and date announced publicly in advance of the meeting. These provisions ensure that shareowners can raise matters for consideration while protecting shareowners’ interests in receiving notice of and an opportunity to voice concerns about proposed actions affecting the company. The proposal, however, would allow shareowners to use the written consent procedure to act on significant matters without a meeting, potentially without prior notice to all shareowners, and without an opportunity for fair discussion among all shareowners on the merits of the proposed action. In light of the foregoing, the Board recommends a vote AGAINST this proposal.

Shareowner Proposal No. 5 — Cessation of All Stock Options and Bonuses

Donald Gilson has informed us that he intends to submit the following proposal at this year’s meeting:

I have invested $39,804.25 of my “hard earned” money in your Company. My statement on September 30, 2013, says I am now worth $23,890.00. I read in a newspaper article that Mr. Immelt got a $20 million bonus, about a year ago, plus other executives got some bonuses. I do not think this is “good business” giving bonuses, when the stock holders are not being rewarded.

“The proposal: The Board of Directors are requested to consider voting a cessation of all executive stock option programs, and bonus programs, rewards via a bona fide salary program are a necessity. Salary increases to deserving executives will reward only those who productively enhance the Company’s business. Only if and when profit increases are published and compiled annually, and verified by a certified accounting firm a realistic salary increase commensurate with the increase in the Company’s business can be considered.

Should there be no increase in the Company’s business, or a decline in corporate business is published and compiled annually, and verified by a certified accounting firm, no salary increases will be forthcoming. Rewards via the above measurements will suffice, and remove the bonus and executive stock option programs permanently.

Your Board recommends a vote AGAINST this proposal.

This proposal is nearly identical to a proposal that received a 4% vote at GE’s 2013 annual meeting. The Board believes that GE’s executive compensation program is well-designed to achieve the objectives of rewarding sustained financial and operating performance and leadership excellence, aligning executives’ long-term interests with those of our shareowners and motivating executives to remain with the company for long and productive careers built on expertise. The MDCC exercises careful judgment in making all compensation decisions, after reviewing GE’s performance and evaluating each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with GE, current compensation arrangements, and long-term potential to enhance shareowner value. Equity incentive awards are an integral component of our compensation program because they have strong retention characteristics (for example, stock options and PSUs generally vest over a five-year period) and provide strong performance incentives that are closely aligned with shareowner interests (for example, PSUs are earned based on achievement of specified performance measures). Annual bonuses are important because they give the MDCC the flexibility to consider not only the recent overall performance of GE, but also the performance of a particular business the executive leads or a particular role the executive serves, factoring in accomplishments during the year that contribute to long-term performance regardless of whether they have immediately impacted our financial results. LTPAs, which are earned based on achievement of pre-established performance goals over a three-year period, are an essential component of our compensation program because they help drive the company’s long-term performance and align executives’ long-term interests with those of our shareowners. We believe that imposing arbitrary limitations on the MDCC’s judgment in structuring GE’s executive compensation program, as the proposal would do, has the effect of undermining the Board’s ability to achieve appropriate compensation objectives. Therefore, the Board recommends a vote AGAINST this proposal.

GE 2014 Proxy Statement	48

SHAREOWNER PROPOSALS

Shareowner Proposal No. 6 — Sell the Company

Robert Fredrich has informed us that he intends to submit the following proposal at this year’s meeting:

The shareholders recommend General Electric hire an investment bank to explore the sale of the company.

Reasons

I believe the sale of General Electric would release significantly more value to the shareholders than is reflected in the share price.

General Electrics conglomerate structure is a collection of businesses strung together like a basket of companies in a mutual fund. Former Plastics Chief John Krenicki correctly commented Were not going to be successful with the mutual fund management approach. The company operates several large unrelated lines of business. In my shared opinion the boards capacity to effectively oversee General Electric is severely compromised because outside directors have high profile demanding career obligations elsewhere.

There are routine compromises in the “spirit and letter commitment”

August 2012 General Electric recalled million appliances posing fire hazards. Coincidently months earlier a court ordered General Electric to pay an employee making the employee whole as if the employee was never separated from the company. The separation from the company occurred shortly after reporting that an appliance failed the fire and explosion test.

General Electric used child photography in its unsuccessful four year legal battle against the employee raising fire and explosion appliance concerns. (Case 3:08-CV-00082-JHM-DW Page ID# 1325)

August 2009 the Securities and Exchange Commission filed a civil fraud and other charges against General Electric Company alleging it misled investors.

“General Electric bent the accounting rules beyond the breaking point” said Robert Khuzami Director of the Securities and Exchange Commission’s Division of Enforcement. General Electric agreed to a fifty million penalty.

November 2010 a shareholder raised concerns regarding accounting income for 2010 on parts when in fact those parts were not yet sold and some of the parts were not projected to be sold until the second half of 2011. Company Parts Sourcing Boss Matthew Johnson stated “We do not necessarily want to do it we need to tee it up as a possibility where you can recognize income vs. cash. Depends on which is more important to the business at the time”.

http://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2013/martinharangozorecon030413-14a8.pdf

False accounting resulted in the 2009 fines to the Securities and Exchange Commission.

This accounting perhaps explains how in 2009 share holders were promised that the dividend would be protected yet for the most part disappeared. General Electric underperformed the market 2001 to 2012.

The only solution is the sale of the company

Your Board recommends a vote AGAINST this proposal.

GE is one of the most valuable and respected companies in the world. Our businesses are bound together by common operating systems, technologies and initiatives and a common culture with strong values. Throughout the company, we focus on infrastructure markets, because they utilize GE capabilities in technology, globalization, financing and customer relationships. GE is the only company listed in the Dow Jones Industrial Index today that was also included in the original index in 1896, and since 1899, GE has paid a quarterly dividend without interruption. In addition, contrary to the assertions in the proposal’s supporting statement, GE is committed to product safety and consumer protection, takes a number of precautions to ensure the safety of our products, and has made the Ethisphere Institute’s list of the world’s most ethical companies for the last eight years. Our management approach emphasizes stable growth through diversification across several business segments. To maximize long-term shareowner value, we continually reevaluate our businesses and make adjustments when warranted. This review process led to recent significant decisions like the sale of GE’s remaining stake in NBCUniversal and certain of our machining and fabrication businesses. GE’s strong management allowed the company to weather the recent economic downturn and has led to a rebound in stock price, an increase in dividends paid per share and a market capitalization of over $280 billion. GE’s new resurgence over the past few years has placed it back on Fortune’s most admired companies list. We believe it is in the best long-term interests of our shareowners to continue this course. Therefore, the Board recommends a vote AGAINST this proposal.

GE 2014 Proxy Statement	49

Additional Information

Voting Information

VOTING BEFORE THE MEETING

We encourage shareowners to submit votes in advance of the meeting. You can ensure that your shares are voted at the meeting by submitting your votes by telephone, mobile device or the Internet (following the instructions on your proxy or voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable). If you received your materials by mail, you can also complete, sign, date and return the proxy or voting instruction form in the envelope provided. If you vote in advance using one of these methods, you may still attend and vote at the meeting.

VOTING IN PERSON AT THE MEETING

Shareowners who hold shares directly with the company may also vote in person at the annual meeting, or may execute a proxy designating a representative to vote for them at the meeting. If your GE shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

REVOKING A PROXY (VOTE)

You may revoke your proxy at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing. If your GE shares are held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy. The address for the inspectors of election is IVS Associates, Inc., 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801.

VOTING STANDARDS AND BOARD RECOMMENDATIONS

VOTING ITEM	VOTING STANDARD	TREATMENT OF ABSTENTIONS & BROKER NON-VOTES	BOARD RECOMMENDATION
Election of directors	Majority of votes cast	Not counted as votes cast and therefore no effect	For
Say on pay	Majority of votes cast	Not counted as votes cast and therefore no effect	For
Auditor ratification	Majority of votes cast	Not counted as votes cast and therefore no effect	For
Shareowner proposals	Majority of votes cast	Not counted as votes cast and therefore no effect	Against

MAJORITY VOTING STANDARD FOR DIRECTOR ELECTIONS

Each of the 17 nominees for director who receive a majority of the votes cast at the meeting in person or by proxy will be elected (meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes, which is described in the Board’s Governance Principles (see “Helpful Resources” on page 55).

HOW PROXIES ARE VOTED

The shares represented by all valid proxies that are received on time by telephone, mobile device, the Internet or mail will be voted as specified. When a valid proxy form is received and it does not indicate specific choices, the shares represented by that proxy will be voted in accordance with the Board’s recommendations. If any matter not described above is properly presented for a vote at the meeting, the persons named on the proxy form will vote in accordance with their judgment.

We do not know of any reason why any director nominee would be unable to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the size of the Board. If it nominates a different individual, the shares represented by all valid proxies will be voted for that nominee.

CONFIDENTIAL VOTING POLICY

Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this confidentiality policy.

GE 2014 Proxy Statement	50

ADDITIONAL INFORMATION	VOTING INFORMATION

VOTING SECURITIES

Shareowners of record at the close of business on February 24, 2014 are eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, and there were approximately 10,025,000,902 shares outstanding on the record date. Each share outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

IMPORTANT VOTING INFORMATION FOR BENEFICIAL OWNERS

If your GE shares are held for you in a brokerage, bank or other institutional account, you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except on the proposal to ratify KPMG as auditor for 2014. For your vote on any other matters to be counted, you will need to communicate your voting decisions to your broker, bank or other institution before the date of the annual meeting using the voting instruction form or the telephone, mobile device or Internet voting instructions that the institution provides to you. If you would like to vote your shares at the meeting, you must obtain a proxy from your financial institution and bring it with you to hand in with your ballot.

IMPORTANT VOTING INFORMATION FOR GE RETIREMENT SAVINGS PLAN PARTICIPANTS

In accordance with the terms of the RSP, the trustee of the RSP trust will vote shares allocable to a participant’s RSP account on the record date in accordance with the participant’s instructions transmitted via telephone, mobile device or the Internet or indicated on the proxy form. If a valid proxy form is received on or before April 21, 2014 and it does not specify a choice, the trustee will vote the shares as the Board recommends. If the proxy form is not received on or before April 21, 2014, and no vote was submitted via telephone, mobile device or the Internet by that date, shares allocable to the participant’s RSP account will not be voted. RSP participants may revoke a previously delivered proxy by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation on or before April 21, 2014. The address for the inspectors of election is IVS Associates, Inc., 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801.

MORE INFORMATION IS AVAILABLE

If you have any questions about the proxy voting process, please contact the broker, bank or other institution where you hold your shares. The SEC also has a website (see “Helpful Resources” on page 55) with more information about your rights as a shareowner. Additionally, you may contact our Investor Relations team by following the instructions on our Investor Relations website (see “Helpful Resources” on page 55).

Proxy Solicitation and Document Request Information

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and the 2013 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co., LLC has been retained to assist in soliciting proxies for a fee of $42,500, plus distribution costs and other costs and expenses.

E-PROXY PROCESS

This year we have distributed proxy materials to some of our shareowners over the Internet by sending them a Notice of Internet Availability of Proxy Materials that explains how to access our proxy statement and annual report, and how to vote online. This “e-proxy” process, which was approved by the SEC in 2007, expedites our shareowners’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting. Many other large companies have transitioned to this more contemporary way of distributing annual meeting materials. If you received a notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your notice or visit the applicable online voting website (see “Helpful Resources” on page 55).

SHAREOWNERS OF RECORD AND RSP PARTICIPANTS REQUESTING COPIES OF 2013 ANNUAL REPORT

If you hold your shares directly with us and previously elected not to receive an annual report for a specific account, you may request a copy by writing to GE Shareowner Services, c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170, or calling (800) 786-2543 (800-STOCK-GE) or, if you are outside the U.S., (201) 680-6848. In addition, participants in the RSP may request copies of our 2013 Annual Report by calling the RSP Service Center at (877) 554-3777.

GE 2014 Proxy Statement	51

ADDITIONAL INFORMATION	PROXY SOLICITATION AND DOCUMENT REQUEST INFORMATION

DELIVERY OF DOCUMENTS TO BENEFICIAL OWNERS SHARING AN ADDRESS

If you are the beneficial owner, but not the record holder, of shares of GE stock, and you share an address with other beneficial owners, your broker, bank or other institution is permitted to deliver a single copy of this proxy statement and our 2013 Annual Report for all shareowners at your address, unless a shareowner has asked the nominee for separate copies. If you would like to receive a separate copy of this proxy statement and our 2013 Annual Report, or the materials for future meetings, you should submit this request by writing to GE Shareowner Services, c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170, or calling (800) 786-2543 (800-STOCK-GE) or, if you are outside the U.S., (201) 680-6848, and we will promptly deliver them to you. If you are currently receiving multiple copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and our 2013 Annual Report may be viewed online at GE’s proxy and annual report websites (see “Helpful Resources” on page 55). If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by visiting our annual report website and the personal investing page of our Investor Relations website (see “Helpful Resources” on page 55) and following the instructions provided there. If you choose this option, you will receive an e-mail with links to access the materials and vote your shares, and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect this option. You can also visit the personal investing page of our Investor Relations website for more information (see “Helpful Resources” on page 55).

Attending the Meeting

Date:	April 23, 2014
Location:	Sheraton Chicago Hotel & Towers 301 E. North Water St. Chicago, IL 60611
Time	10:00 a.m., Central Time

ADMISSION TO THE MEETING

For security reasons, you will need both an admission card and a current government-issued picture identification (such as a driver’s license or a passport) to enter GE’s annual meeting. Please follow the instructions below and an admission card will be mailed to you. The company may implement additional security procedures to ensure the safety of the meeting attendees.

Attendance at the annual meeting is limited to GE shareowners as of the record date (or their named representatives) and members of their immediate family. We reserve the right to limit the number of representatives who may attend the meeting.

OBTAINING AN ADMISSION CARD

If you plan to attend the meeting, please follow the instructions below corresponding to how you hold your GE shares.

  If you hold your GE shares directly with the company and you received a proxy form, or you hold your GE shares through the GE Retirement Savings Plan, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.
  If you hold your GE shares directly with the company, and you received a Notice of Internet Availability of Proxy Materials or you received your proxy materials by email, please follow the advance registration instructions provided when you vote by mobile device or the Internet or, if you are voting by telephone, please follow the steps below for submitting an advance registration request and include a copy of your Notice of Internet Availability of Proxy Materials or email, as applicable, as your proof of ownership.
  If you hold your GE shares through a brokerage, bank or other institutional account, please send an advance registration request containing the information listed below to:
  GE Shareowner Services
  1 River Road, Building 5 7W
  Schenectady, NY 12345

Please include the following information:

  Your name and complete mailing address;
  The names of any family members who will accompany you;
  If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual; and
  Proof that you own GE shares as of the record date (such as a letter from your bank or broker or a photocopy of your voting instruction form or Notice of Internet Availability of Proxy Materials).
GE 2014 Proxy Statement	52

ADDITIONAL INFORMATION	ATTENDING THE MEETING

QUESTIONS REGARDING ADMISSION TO THE ANNUAL MEETING?

Visit our Investor Relations website (see “Helpful Resources” on page 55)	Within the U.S., call GE Shareowner Services at (800) 786-2543 (800-STOCK-GE)	Outside the U.S., call GE Shareowner Services at (201) 680-6848

Other Information

EXPLANATION OF NON-GAAP FINANCIAL MEASURES AND LTPA PERFORMANCE METRICS

Information on how GE calculates operating EPS and GE Capital ENI, as presented on pages iii, 20, 22, 25 and 26, is disclosed in the proxy supplemental materials on GE’s proxy website (see “Helpful Resources” on page 55) and on pages 80 to 85 of GE’s annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. Information on how GE calculates the performance metrics for the 2013–2015 LTPA program also is disclosed in the proxy supplemental materials on GE’s proxy website.

RECONCILIATION OF REALIZED COMPENSATION TABLE TO SUMMARY COMPENSATION TABLE

The amounts reported in the 2013 Realized Compensation Table on page 31 reflect income for the years shown as reported on the named executives’ W-2 Forms. These amounts differ substantially from the amounts reported as total compensation in the 2013 Summary Compensation Table on page 32 required under SEC rules and are not a substitute for the amounts reported in that table. Information on how realized compensation is calculated is disclosed in the proxy supplemental materials on GE’s proxy website (see “Helpful Resources” on page 55).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires GE’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports with the SEC regarding initial ownership and changes in ownership of our common stock. As a practical matter, GE assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal 2013 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that one Form 4 to report an open market purchase of GE stock by Marijn Dekkers was inadvertently filed late due to an administrative error.

2015 Shareowner Proposals

SHAREOWNER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

To be considered for inclusion in next year’s proxy statement, any shareowner proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 10, 2014. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828.

OTHER SHAREOWNER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING

Our by-laws require that any shareowner proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2015 annual meeting, must be received at our principal executive offices no earlier than the 150th day and no later than the close of business on the 120th day prior to the first anniversary of the date the company commenced mailing of these proxy materials. As a result, shareowner proposals submitted under these by-law provisions, including director nominations, must be received no earlier than October 11, 2014 and no later than the close of business on November 10, 2014. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828, and include the information required by our by-laws, which are available on GE’s website (see “Helpful Resources” on page 55). SEC rules permit management to vote proxies in its discretion in certain cases if the shareowner does not comply with this deadline or, if this deadline does not apply, a deadline of the close of business on January 24, 2015, and in certain other cases notwithstanding the shareowner’s compliance with these deadlines.

GE 2014 Proxy Statement	53

ADDITIONAL INFORMATION

Relationships and Transactions Considered for Director Independence

DIRECTOR	ORGANIZATION	RELATIONSHIP	GE TRANSACTION	2013 SIZE
Beattie	Elizabeth Arden	Brother is executive	Sales to GE	<1% of other company’s revenues
			Indebtedness to GE	<1% of GE’s assets
D’Souza	Cognizant	CEO	Purchases from GE	<1% of other company’s revenues
			Sales to GE	<1% of other company’s revenues
Dekkers	Bayer	Chair of Management Board	Purchases from GE	<1% of other company’s revenues
			Sales to GE	<1% of other company’s revenues
			Indebtedness to GE	<1% of GE’s assets
Hockfield	Univar	Brother-in-law is executive	Sales to GE	<1% of other company’s revenues
Larsen	United Silicon Carbide	Son-in-law is executive	Indebtedness to GE	<1% of GE’s assets
Mulva	Exxon Mobil	Brother is executive	Purchases from GE	<1% of other company’s revenues
			Sales to GE	<1% of other company’s revenues
			Indebtedness to GE	<1% of GE’s assets
Rohr	PNC Financial	Executive Chair & former CEO	Purchases from GE	<1% of other company’s revenues
			Sales to GE	<1% of other company’s revenues
			Indebtedness to GE	<1% of GE’s assets
Tisch	Loews	President & CEO	Purchases from GE	<1% of other company’s revenues
			Sales to GE	<1% of other company’s revenues
			Indebtedness to GE	<1% of GE’s assets
	Four Partners	Brother is executive	Indebtedness to GE	<1% of GE’s assets
All directors	Various charitable organizations	Executive, director or trustee	Charitable contributions from GE	<1% of the organization’s revenues

Acronyms Used

AC	Audit Committee	IRS	Internal Revenue Service	R&D	Research & Development
AAA	American Accounting Association	LTPAs	Long-Term Performance Awards	RC	Risk Committee
CFOA	Cash From Operating Activities	M&A	Mergers & Acquisitions	ROTC	Return On Total Capital
CFTC	Commodities Futures Trading Commission	MDCC	Management Development	RSP	GE Retirement Savings Plan
CRO	Chief Risk Officer	& Compensation Committee		RSUs	Restricted Stock Units
DSUs	Deferred Stock Units	NBCU	NBCUniversal	S&P	Standard & Poor’s
ENI	Ending Net Investment	NYSE	New York Stock Exchange	SEC	Securities and Exchange Commission
EPS	Earnings Per Share	PCAOB	Public Company Accounting Oversight Board	SG&A	Selling, General and Administrative
FINRA	Financial Industry Regulatory Authority	PCRB	Policy Compliance Review Board	STC	Science & Technology Committee
GAAP	Generally Accepted Accounting Principles	PSUs	Performance Share Units	TSR	Total Shareowner Return
GPAC	Governance & Public Affairs Committee

Index of Frequently Requested Information

Auditor fees	43	Director qualifications	1	Political spending oversight	15
Auditor tenure	42	Dividend equivalents policy	30	Realized compensation	31
Board leadership	9	Hedging policy	30	Related person transactions	18
Board meeting attendance	12	Investor outreach	14	Risk oversight	12
CEO performance evaluation	21	Long-term performance award program	25	Severance benefits	31
Clawback policy	30	Overboarding	14	Share ownership for executives and directors	17
Compensation consultants	30	Pay for performance	21	Share ownership requirements	30
Death benefits	31	Peer group comparisons	30	Shareowner proposal deadlines for 2015	53
Director biographies	2	Perquisites	33	annual meeting
Director independence	8	Pledging policy	30	Succession planning	29

GE 2014 Proxy Statement	54

ADDITIONAL INFORMATION

Helpful Resources

ANNUAL MEETING
Proxy statement	www.ge.com/proxy.html
Proxy supplemental materials	www.ge.com/proxy.html
Voting online
Registered holders & RSP participants	www.investorvote.com/GE
Beneficial owners	www.proxyvote.com/
Questions regarding admission	www.ge.com/investor_relations
Webcast	www.ge.com/investor_relations
SEC website on proxy matters	www.sec.gov/spotlight/proxymatters.shtml
Electronic delivery of future proxy materials	www.ge.com/investor-relations/personal-investing OR www.ge.com/ar2013/
Information for GE RSP Participants	www.benefits.ge.com
BOARD OF DIRECTORS
GE Board	www.ge.com/investor-relations/governance/board-of-directors
Board committees	www.ge.com/investor-relations/governance/board-of-directors
Audit Committee Charter	www.ge.com/sites/default/files/AC_charter.pdf
Audit Key Practices	www.ge.com/sites/default/files/AC_key_practices.pdf
MDCC Charter	www.ge.com/sites/default/files/MDCC_charter.pdf
MDCC Key Practices	www.ge.com/sites/default/files/MDCC_key_practices.pdf
GPAC Charter	www.ge.com/sites/default/files/GPAC_charter.pdf
GPAC Key Practices	www.ge.com/sites/default/files/GPAC_key_practices.pdf
Risk Committee Charter	www.ge.com/sites/default/files/RC_charter.pdf
Risk Committee Key Practices	www.ge.com/sites/default/files/RC_key_practices.pdf
Science & Technology Committee Charter	www.ge.com/sites/default/files/STC_charter.pdf
Communicating concerns to directors	www.ge.com/company/governance/board/contact_board.html
Director independence	www.ge.com/company/governance/board/director_independence.html
Policy on director attendance at annual meetings	www.ge.com/investor-relations/governance/board-of-directors
FINANCIAL REPORTING
Annual report	www.ge.com/annualreport
Earnings reports	www.ge.com/investors/financial_reporting/earnings_reports/index.html
Financial reports	www.ge.com/investors/financial_reporting/index.html
GE
Corporate website	www.ge.com
Leaders	www.ge.com/company/leadership/executives.html
Citizenship Report	www.ge.com/citizenship/index.html
Investor Relations	www.ge.com/investor-relations
Personal investing page	www.ge.com/investor-relations/personal-investing
Ombudsperson process	www.ge.com/company/governance/ombudsperson_process/index.html
GOVERNANCE DOCUMENTS
By-laws	www.ge.com/sites/default/files/GE_by_laws.pdf
Certificate of Incorporation	www.ge.com/company/governance/certification/index.html
Code of conduct set forth in The Spirit & The Letter	www.ge.com/files/usa/citizenship/pdf/english.pdf
Governance Principles	www.ge.com/sites/default/files/GE_governance_principles.pdf

Web links and QR codes throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement. GE, the GE logo, Predix and GE Predictivity are trademarks and service marks of the General Electric Company. Other marks used throughout are trademarks and service marks of their respective owners.

GE 2014 Proxy Statement	55

Sustainability at GE

As a 130+ year-old technology company, GE works every day to solve some of the world's biggest challenges. Safety and sustainability are embedded in GE's culture and define the products we make, the services we offer and the difference we make in communities around the world.

www.gecitizenship.com

IN 2013,

- GE businesses, employees, retirees and the GE Foundation contributed more than $215 million and an estimated 1.3 million hours to community organizations in 55 countries.
- Through our ecomagination commitment GE reduced its environmental footprint, with a 47% reduction in fresh water use since 2006, and reduced greenhouse gas emissions by 34% since 2004.
- We continued our 10-year improvement in protecting worker safety with a 37% reduction in recordable injuries since 2003.

Scan these QR codes to access these sites with your mobile device

Citizenship

Investor Relations

Annual Meeting Voting (shares held directly with GE or through RSP)

Proxy Statement

Annual Report

GE Website

Annual Meeting Voting (shares held by broker/bank)

Governance

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy form, you may choose one of the voting methods below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 22, 2014.
Vote by Internet Go to www.investorvote.com/GE or scan the QR code with your mobile device Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, U.S. territories & Canada on a touch-tone telephone Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Election of Directors — Your Board of Directors recommends a vote “FOR” all the nominees listed.

			For	Against	Abstain			For	Against	Abstain

	1.	W. Geoffrey Beattie	☐	☐	☐	10.	Robert W. Lane	☐	☐	☐

	2.	John J. Brennan	☐	☐	☐	11.	Rochelle B. Lazarus	☐	☐	☐

	3.	James I. Cash, Jr.	☐	☐	☐	12.	James J. Mulva	☐	☐	☐

	4.	Francisco D’ Souza	☐	☐	☐	13.	James E. Rohr	☐	☐	☐

	5.	Marijn E. Dekkers	☐	☐	☐	14.	Mary L. Schapiro	☐	☐	☐

	6.	Ann M. Fudge	☐	☐	☐	15.	Robert J. Swieringa	☐	☐	☐

	7.	Susan J. Hockfield	☐	☐	☐	16.	James S. Tisch	☐	☐	☐

	8.	Jeffrey R. Immelt	☐	☐	☐	17.	Douglas A. Warner III	☐	☐	☐

	9.	Andrea Jung	☐	☐	☐
B	Management Proposals — Your Board of Directors recommends a vote “FOR” management proposals 1 and 2.

		For	Against	Abstain

1.	Advisory Approval of Our Named Executives’ Compensation	☐	☐	☐

2.	Ratification of Selection of Independent Auditor for 2014	☐	☐	☐

C	Shareowner Proposals — Your Board of Directors recommends a vote “AGAINST” shareowner proposals 1 through 6.

		For	Against	Abstain			For	Against	Abstain

1.	Cumulative Voting	☐	☐	☐	4.	Right to Act by Written Consent	☐	☐	☐

2.	Senior Executives Hold Option Shares for Life	☐	☐	☐	5.	Cessation of All Stock Options and Bonuses	☐	☐	☐

3.	Multiple Candidate Elections	☐	☐	☐	6.	Sell the Company	☐	☐	☐

IF VOTING BY MAIL, YOU MUST SIGN AND DATE THIS FORM IN SECTION E ON THE OTHER SIDE.

Dear Shareowner:

You are invited to attend GE’s 2014 Annual Meeting to be held on Wednesday, April 23, 2014, at 10:00 a.m. Central Time, at the Sheraton Chicago Hotel & Towers, 301 E. North Water St., Chicago, IL 60611.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by Internet, telephone or mail as described on the other side of this form.

All persons attending the meeting must present an admission card and a current government-issued picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.

ADVANCE REGISTRATION INSTRUCTIONS

• If you are voting by Internet, you will be able to pre-register at the same time you record your vote. There is no need to return your proxy form.

• If you are voting by telephone, please complete the information to the right and tear off the top of this Advance Registration Form and mail it separately to: GE Shareowner Services, 1 River Road, Building 5 7W, Schenectady, NY 12345. There is no need to return the proxy form.

• If you are voting by mail, please mark the box below and complete the information to the right and include this portion when mailing your marked, signed and dated proxy form in the envelope provided.

GE Annual Meeting –– Advance Registration Form

Attendance at GE’s Annual Meeting is limited to GE shareowners as of the record date, members of their immediate families or their named representative. We reserve the right to limit the number of guests or representatives who may attend.

ADVANCE REGISTRATION INFORMATION

Name
Address

Zip

Name(s) of family member(s) who will also attend:

I am a GE shareowner. Name, address and telephone number of my representative at the Annual Meeting:

(Admission card will be returned c/o the shareowner)

GE’s Proxy Statement is available at www.ge.com/proxy and the Annual Report is available at www.ge.com/annualreport

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

Proxy Form — General Electric Company

Proxy solicited on behalf of the General Electric Company Board of Directors for the 2014 Annual Meeting of Shareowners, April 23, 2014.

The shareowner(s) whose signature(s) appear(s) below hereby appoint(s) Jeffrey R. Immelt and Brackett B. Denniston III, or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2014 Annual Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this form, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

SPECIAL INSTRUCTIONS FOR PARTICIPANTS IN THE GE RETIREMENT SAVINGS PLAN

In accordance with the terms of the GE Retirement Savings Plan (RSP), any shares allocable to the participant’s RSP account on the record date will be voted by the trustee of the RSP trust in accordance with the instructions of the participant received via telephone or the Internet or indicated on the reverse. IF THIS FORM IS RECEIVED ON OR BEFORE APRIL 21, 2014, BUT A CHOICE IS NOT SPECIFIED, THE TRUSTEE WILL VOTE SHARES ALLOCABLE TO THE PARTICIPANT’S RSP ACCOUNT AS THE BOARD OF DIRECTORS RECOMMENDS. IF THIS FORM IS NOT RECEIVED ON OR BEFORE APRIL 21, 2014, AND NO VOTE WAS SUBMITTED VIA TELEPHONE OR THE INTERNET BY THAT DATE, SHARES ALLOCABLE TO THE PARTICIPANT’S RSP ACCOUNT WILL NOT BE VOTED. Participants in the RSP may revoke a previously delivered proxy by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation on or before April 21, 2014.

(Continued on the other side)

D	Non-Voting Items Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

E

Authorized Signatures — This section must be completed for your vote to be counted — date and sign below.
(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date (mm/dd/yyyy) — Please print date below.
/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST SIGN AND DATE THIS FORM IN SECTION E.